   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1998

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            V.I. TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                     2836              11-3238476
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL
       JURISDICTION                                  (I.R.S. EMPLOYER
                          CLASSIFICATION CODE NUMBER)
                                                  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                                155 DURYEA ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 752-7314
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  JOHN R. BARR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            V.I. TECHNOLOGIES, INC.
                                155 DURYEA ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 752-7314
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

        WILLIAM T. WHELAN, ESQ.               ALAN L. JAKIMO, ESQ.
       MARC A. RUBENSTEIN, ESQ.                 BROWN & WOOD LLP
          PALMER & DODGE LLP                 ONE WORLD TRADE CENTER
           ONE BEACON STREET              NEW YORK, NEW YORK 10048-0557
      BOSTON, MASSACHUSETTS 02108                (212) 839-5300
            (617) 573-0100

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                --------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)  PRICE(1)(2)     FEE
------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......    3,450,000       $15.00     $51,750,000   $15,267

--------------------------------------------------------------------------------

(1) Includes 450,000 shares which the Underwriters may purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (SUBJECT TO COMPLETION)
DATED FEBRUARY 26, 1998

                                3,000,000 SHARES

                            [V.I. TECHNOLOGIES LOGO]

                                  COMMON STOCK

                                 ------------

  All of the shares of common stock, $0.01 par value per share (the "Common Stock"), offered are being sold by V.I. Technologies, Inc. ("VITEX" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "VITX."

  Contemporaneously with this offering, subject to certain conditions, Pall Corporation ("Pall") has agreed to purchase 384,024 shares of Common Stock directly from the Company in a private placement at an assumed initial public offering price of $14.00 per share, net of underwriting discounts and commissions, for an aggregate purchase price of $5,000,000 (the "Pall Private Placement"). See "Business--Strategic Collaborations."

                                 ------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Underwriting
                                     Price to Discounts and  Proceeds to
                                      Public  Commissions(1) Company(2)
------------------------------------------------------------------------
Per Share..........................    $           $             $
Total(3)...........................   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $850,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 450,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

                                 ------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York on or about      , 1998.

                                 ------------

COWEN & COMPANY                                     SBC WARBURG DILLON READ INC.

     , 1998

                 VITEX PRODUCTS AND PRODUCTS UNDER DEVELOPMENT


                                          VIRAL
                        VITEX         INACTIVATION                     DEVELOPMENT
     MARKET            PRODUCT         TECHNOLOGY    COLLABORATOR         STATUS
---------------------------------------------------------------------------------------
  Plasma Deriv-  VITEX Plasma        S/D(1)          Bayer         Commercialization
   atives        Fractions                                         commenced
                                                                   November 1995

---------------------------------------------------------------------------------------

  Transfusion    VIPLAS/SD           S/D             Red Cross(2)  PLA recommended
   Plasma                                                          for approval by
                                                                   FDA advisory panel;
                                                                   approval anticipated
                                                                   first half 1998
                 Universal VIPLAS/SD S/D             Red Cross(3)  Research and
                                                                   development;
                                                                   IND filing
                                                                   anticipated
                                                                   first half 1999
                 Universal VIPLAS/SD S/D; UVC;       Red Cross(3)  Research and
                 UVC                 Quenchers                     development

---------------------------------------------------------------------------------------

  Wound Care     VIGuard             S/D; UVC;       U.S. Surgical Phase III clinical
                 Fibrin Sealant      Quenchers                     trials; BLA filing
                                                                   anticipated
                                                                   first half 1999
                 VIGuard             UVC; Quenchers; Unpartnered   Pre-clinical studies
                 Albumin Solder      Pasteurization

---------------------------------------------------------------------------------------

  Red Blood      VIGuard RBCC        LAC; Quenchers  Pall          Pre-clinical studies
   Cell
   Concentrates/
   Platelet
   Concentrates
                 VIGuard PC          LAC; Quenchers  Pall          Research and
                                                                   development

(1) S/D technology is used by the Company's customers under non-exclusive licenses from the NYBC to virally inactivate certain plasma derivatives manufactured from fractions supplied to them by the Company.
(2) Subject to FDA approval, the Red Cross intends to distribute this product under the name PLAS+(R)SD.
(3) The Red Cross has a right of first refusal to distribute these products.

  VIPLAS/SD, VIGUARD FIBRIN SEALANT, VIGUARD ALBUMIN SOLDER, VIGUARD RBCC AND VIGUARD PC ARE UNDER DEVELOPMENT AND HAVE NOT BEEN APPROVED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION (THE "FDA") FOR MARKETING IN THE UNITED STATES OR BY REGULATORY AUTHORITIES IN OTHER COUNTRIES. THERE CAN BE NO ASSURANCE THAT ANY OF THESE PRODUCTS WILL BE APPROVED FOR MARKETING BY THE FDA OR NON-U.S. REGULATORY AUTHORITIES.

  The Company's logo, VITEX, VIPLAS/SD and VIGuard are trademarks of the Company. Trade names and trademarks of other companies appearing in the Prospectus are the property of their respective holders.

                               ----------------

  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements and notes thereto appearing elsewhere in this Prospectus. Except as set forth in the Financial Statements or as otherwise indicated herein, information in this
Prospectus: (i) reflects a 1-for-2.795 reverse split of the Company's outstanding Common Stock effected in February 1998; (ii) reflects the purchase of 384,024 shares of Common Stock by Pall in the Pall Private Placement at an assumed initial public offering price of $14.00 per share net of underwriting discounts and commissions; and (iii) assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

  VITEX is a leading developer of a broad portfolio of blood products and systems using its proprietary viral inactivation technologies. The Company's technologies are intended to address the risks of viral contamination in blood products, including plasma, plasma derivatives, red blood cells and platelets. Viral inactivation processes have the potential to eliminate viruses that are enveloped by lipid membranes such as hepatitis B virus ("HBV"), hepatitis C virus ("HCV") and HIV and non-enveloped viruses such as hepatitis A virus and parvovirus and other known and unknown pathogens. The first of the Company's virally inactivated products, VIPLAS/SD, has been recommended for marketing approval by the Blood Products Advisory Committee to the FDA. VIPLAS/SD uses the Company's proprietary solvent/detergent ("S/D") viral inactivation technology to inactivate enveloped viruses. If approved for marketing by the FDA, VIPLAS/SD, a transfusion plasma, would be the first virally inactivated blood component introduced in the United States. The Company's other virally inactivated blood products under development include: (i) Universal VIPLAS/SD, a product intended to provide the same benefits as VIPLAS/SD without the need for matching donor and recipient blood types; (ii) Universal VIPLAS/SD UVC, a product intended to inactivate enveloped and non-enveloped viruses; (iii) VIGuard Fibrin Sealant, a wound care product that is currently in Phase III clinical trials for two indications; (iv) VIGuard Albumin Solder, a wound care product with superior bonding strength for certain applications as compared to fibrin sealants; and (v) VIGuard RBCC and PC systems designed to broadly inactivate viruses and other pathogens in red blood cell and platelet concentrates. Plasma fractions, which the Company has produced since 1995, are sold principally to Bayer Corporation under a multi-year agreement.

  VITEX's predecessor was formed more than 15 years ago by New York Blood Center, Inc. (the "NYBC"), a world leader in hematology and transfusion medicine. The S/D viral inactivation process was developed by a scientific team led by the Company's Executive Vice President and Chief Scientific Officer while they were at the NYBC. The first plasma derivative product using the patented S/D process was commercialized in 1985, and, since then, the S/D process has been adopted by most plasma fractionators worldwide. The Company has an exclusive license to use the S/D process for producing its VIPLAS/SD line of products in North America. A Swiss blood products manufacturer, which had exclusive rights from the NYBC to the S/D process for transfusion plasma in Europe, has sold virally inactivated transfusion plasma since 1991 without a single reported incidence of viral transmission. In addition to the S/D process, VITEX is developing other proprietary viral inactivation technologies, including ultraviolet light and light-activated compounds and quenchers, which are intended to inactivate both enveloped and non-enveloped viruses while maintaining the viability of blood components.

  VITEX's mission is to enable the global availability of safe blood products using the Company's proprietary viral inactivation systems. To achieve this objective, the Company intends to: (i) expand its technological leadership;
(ii) build a broad product portfolio; (iii) leverage existing manufacturing capabilities and regulatory expertise; and (iv) establish strategic collaborations for sales, marketing, distribution and development.

  VITEX believes that establishing sales, marketing and distribution collaborations can accelerate the commercialization of the Company's products. The Company's strategic collaborations include agreements with: (i) Bayer Corporation to supply blood plasma fractions, which Bayer further processes into virally inactivated plasma derivatives; (ii) the American National Red Cross to distribute VIPLAS/SD, intended to be marketed under the brand name PLAS+(R)SD; (iii) United States Surgical Corporation to develop and distribute VIGuard Fibrin Sealant; and (iv) Pall Corporation to develop and distribute systems for viral inactivation of red blood cell and platelet concentrates.

                                  THE OFFERING

 Common Stock offered hereby........................ 3,000,000 shares
 Common Stock to be outstanding after the offering.. 11,874,614 shares(1)
 Use of proceeds.................................... For costs associated with the expected
                                                     commercialization of
                                                     VIPLAS/SD, clinical
                                                     trials, research and
                                                     development, capital
                                                     investments and other
                                                     general corporate
                                                     purposes.
 Proposed Nasdaq National Market symbol............. VITX

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
STATEMENT OF OPERATIONS DATA:
  Revenues:
   Processing and products.......................  $   438   $14,899   $15,843
   Licensing fee.................................      --      3,000       --
   Research and development funding..............      --        954     1,224
                                                  --------  --------  --------
    Total revenues...............................      438    18,853    17,067
                                                  --------  --------  --------
  Costs and expenses:
   Costs related to processing and products......      284     8,139    10,346
   Facility costs................................    6,740     1,449     5,980
   Research and development......................    2,777     5,321     7,136
   Marketing and sales...........................      --        --      1,075
   General and administrative....................    1,330     2,478     3,278
   Non-recurring charge..........................      --      5,100       --
                                                  --------  --------  --------
    Total operating costs and expenses...........   11,131    22,487    27,815
                                                  --------  --------  --------
  Loss from operations...........................  (10,693)   (3,634)  (10,748)
  Interest expense, net..........................     (146)     (491)     (952)
                                                  --------  --------  --------
  Net loss....................................... ($10,839) ($ 4,125) ($11,700)
                                                  ========  ========  ========
  Basic and diluted net loss per share(2)........   ($3.64)   ($0.84)  ($ 1.62)
  Weighted average common shares used in
   computing
   basic and diluted net loss per share(2).......    2,982     4,897     7,241

                                                         DECEMBER 31, 1997
                                                     ---------------------------
                                                     ACTUAL   AS ADJUSTED(3)
                                                     -------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents......................... $ 5,250     $52,460
  Working capital (deficit).........................  (2,775)     44,435
  Total assets......................................  38,167      85,377
  Long-term obligations, less current portion.......  15,318      15,318
  Accumulated deficit............................... (26,664)    (26,664)
  Total stockholders' equity........................  11,678      59,188

--------
(1) Includes 384,024 shares of Common Stock purchased by Pall in the Pall Private Placement. Excludes 1,373,300 shares of Common Stock issuable upon exercise of outstanding options as of December 31, 1997 at a weighted average exercise price of $5.05 per share and 35,939 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.30 per share. See "Capitalization," "Dilution" and "Description of Capital Stock."
(2)  See note 2 to the Company's Financial Statements.
(3) As adjusted to give effect to the issuance of 35,778 shares of Common Stock to the NYBC in satisfaction of royalty payment obligations, the sale of 477,042 shares of Common Stock to Pall pursuant to a private placement in February 1998, the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share, the sale of 384,024 shares of Common Stock pursuant to the Pall Private Placement and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus.

DEPENDENCE ON NEW PRODUCTS AND SYSTEMS IN DEVELOPMENT STAGE

  The success of the Company's business will depend on the development and commercialization of its virally inactivated products and viral inactivation systems, all of which are at various stages of development. There can be no assurance that these products and systems will be successfully developed and, if developed, that they will generate revenues and profits. Successful commercialization of the Company's products and systems under development depends, in significant part, on the Company's ability to: (i) complete their development in a timely fashion; (ii) obtain and maintain patents or other proprietary protections; (iii) obtain required regulatory approvals; (iv) implement efficient, commercial-scale manufacturing processes; (v) gain early entry into relevant markets; (vi) establish sales, marketing, distribution and development collaborations; and (vii) demonstrate the competitiveness of the Company's products and systems.

DEPENDENCE ON MARKET ACCEPTANCE

  Market acceptance of the Company's products and systems will largely depend on the Company's ability to demonstrate their safety, efficacy and cost-effectiveness. In the event that the Company succeeds in developing and obtaining regulatory approval for any virally inactivated plasma, red blood cell, platelet or wound care product, the Company will need to convince patients, doctors, health care providers, blood centers and other participants in the blood products market to pay for the incremental cost of these products, as compared to widely used corresponding blood products that have not been virally inactivated. There are few blood product distribution channels in the United States; the American National Red Cross (the "Red Cross") collects and distributes approximately 45% of donated blood, another 45% is collected and distributed by various blood centers and the remaining 10% is collected by hospitals. The exclusive Distribution Agreement between the Company and the Red Cross provides that the Red Cross will use its best efforts to ensure availability of the Company's virally inactivated plasma products to all potential customers, including Red Cross blood centers and non-Red Cross blood centers. During discussions with the Company following the execution by the Company of a letter of intent with the Red Cross relating to the proposed Distribution Agreement, a blood center trade organization threatened to assert claims against the Company, relating to the exclusive nature of the proposed agreement. The Company had signed a letter of intent with this trade organization relating to a potential agreement covering the Company's virally inactivated plasma products. This letter of intent expired prior to the execution of the Distribution Agreement with the Red Cross. The Company has reviewed the merits of the threatened claims and, upon the advice of its legal counsel, believes that these claims are without merit. Notwithstanding the foregoing, there can be no assurance that this trade organization or other third parties would not commence litigation based on such claims or prevail on the merits of such claims in any litigation. The successful assertion of such claims or the failure of the Red Cross for any reason to successfully market the Company's virally inactivated plasma to hospitals and blood centers could delay the commercialization of the Company's virally inactivated plasma, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has also entered into mutually exclusive distribution agreements with U.S. Surgical for its VIGuard Fibrin Sealant and with Pall for systems incorporating the Company's viral inactivation technology for red blood cells and platelets. Any failure of these collaborators to successfully market and sell the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Collaborations--American National Red Cross" and "-- Sales, Marketing and Distribution."

LIMITED PRODUCT REVENUES; UNCERTAINTY OF FUTURE PROFITABILITY

  Since its inception, all of the Company's processing and product revenues have been attributable to sales of plasma fractions, substantially all of which are virally inactivated by the Company's customers. In 1997, approximately 85% of the Company's processing and product revenues were realized under the Company's Processing Agreement with Bayer. There can be no assurance that the Company will be able to complete the development of its virally inactivated products and related systems, market these products and systems, fund operating expenses, including increasing research and development expenses, with future product revenues or achieve profitability. Moreover, the Company's results may fluctuate from quarter to quarter due to manufacturing constraints, market demand, timing of research and development expenses, regulatory approvals, upfront fees and milestone payments from strategic collaborators, and new products introduced by the Company. As of December 31, 1997, the Company had an accumulated deficit of $26.7 million. See "--Reliance on Strategic Collaborators" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FUNDS

  Since its inception, the Company's sources of funds have included private placements of equity and debt securities, capital lease financings, payments from collaborators and revenues from its plasma fractionation business. The Company's cash requirements may vary materially from those now anticipated as a result of additional research and development expenditures, results of pre-clinical studies and clinical trials, regulatory requirements, competitive pressures and technological advances. In addition, the Company may require substantial funds for its long-term product development, manufacturing and operating expenses. Currently, the Company receives a substantial amount of revenue from its strategic collaborators to fund research and development and other expenses related to building its product portfolio. There can be no assurance that the Company will be able to maintain these strategic collaborators or secure new collaborators to help fund research and development and to commercialize the Company's products. Under existing agreements with various lenders, the Company has granted mortgages on its manufacturing facility and security interests in substantially all of its machinery, equipment and other tangible assets. The existence of these encumbrances could impair the Company's ability to obtain debt financing in the future. The Company may seek to raise funds in the public or private equity or debt capital markets. In the event that the Company is unable to generate sufficient income from operations or obtain additional financing as required, its operations and research and development efforts will need to be curtailed or discontinued. Such an event would limit the Company's ability to develop its products and systems and achieve regulatory milestones with its collaborators and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

GOVERNMENT REGULATION

  All of the Company's products are subject to extensive regulations by the federal government, principally the FDA, and state, local and non-U.S. governments. Such regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of such products. The process of obtaining regulatory approvals is generally lengthy, expensive and uncertain. Satisfaction of pre-market approval or other regulatory requirements of the FDA, or similar requirements of non-U.S. regulatory agencies, typically takes several years, depending upon the type, complexity, novelty and intended purpose of the product. Moreover, although the FDA's Blood Products Advisory Committee ("BPAC") unanimously recommended to the FDA that the Company's VIPLAS/SD product receive regulatory approval, the FDA is not bound by such recommendation. Such plasma product has not yet received FDA approval, and while the Company has had discussions with the FDA regarding such approval, it is uncertain if or when the Company will gain approval for the commercialization of this product. There can be no assurance that the FDA or any other regulatory agency will grant approval for any of the Company's products on a timely basis, if at all.

  The regulatory process includes pre-clinical studies and clinical trials of each product to establish its safety and efficacy, and may include post-marketing studies requiring expenditure of substantial resources. The results from pre-clinical studies and early clinical trials conducted by the Company may not be predictive of results obtained in later clinical trials, and there can be no assurance that clinical trials conducted by the Company will demonstrate sufficient safety and efficacy to obtain the requisite marketing approvals. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment or adverse events occurring during the clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development. The Company's clinical development plan for its transfusion plasma and cellular products assumes that only data from in vitro studies, not from clinical trials, will be required to demonstrate efficacy in inactivating viruses and that clinical trials for these products will instead focus on demonstrating therapeutic efficacy, safety and tolerability of blood components treated with the system. Although the Company has had discussions with the FDA concerning the Company's proposed clinical plan for these products, there can be no assurance that this plan of demonstrating safety and efficacy will ultimately be acceptable to the FDA or that the FDA will continue to believe that this clinical plan is appropriate. No assurance can be given that any of the Company's development programs will be successfully completed or that any further investigational new drug ("IND") applications will become effective, that clinical trials will commence as planned, that required United States or non-U.S. regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. As a result of FDA reviews or complications that may arise in any phase of the clinical trial program, there can be no assurance that the proposed schedules for IND and clinical protocol submissions to the FDA, initiations of studies and completions of clinical trials can be maintained. Any delays in the Company's clinical trials or failures to obtain required regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Product Development" and "--Government Regulation."

  If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which the product may be marketed. Although the Company believes that the S/D process can inactivate unknown, as well as known, enveloped viruses, the Company would be unable to make any label claims for inactivating an unknown virus in the absence of specific data for that virus. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. The policies of the FDA and non-U.S. regulatory authorities may change, and additional regulations may be promulgated, which could prevent or delay regulatory approval of the Company's products and systems under development or result in restrictions on the marketing of such products and systems. If the Company fails to comply with FDA requirements following marketing approval, the FDA can mandate product recalls, impose fines, suspend or withdraw regulatory approvals or pursue criminal prosecution. The occurrence of any of these FDA actions could have a material adverse effect on the Company's business, financial condition and results of operations. "See "Business--Manufacturing and Supply."

  Among the conditions for FDA approval of a pharmaceutical, biologic or device is the requirement that the manufacturer's quality control and manufacturing procedures conform to current Good Manufacturing Practices ("cGMP"), which must be followed at all times. The FDA enforces cGMP requirements through periodic inspections. There can be no assurance that the FDA will determine that the facilities and manufacturing procedures of the Company or any third-party manufacturer of the Company's existing or future products will conform to cGMP requirements.

  Interstate commerce of blood and blood products may require FDA approval of license supplements by the Company's customers. To the extent license supplements are required, FDA delays in approving such supplements may deter some blood centers from using the Company's products. The regulatory impact on potential customers could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF RELIANCE ON MANUFACTURING FACILITY AND EQUIPMENT

  The Company has a single manufacturing facility. Any catastrophic event that interrupts production at this facility would have a material adverse effect on the Company's business, financial condition and results of operations. To achieve the level of production of VIPLAS/SD required under the Company's agreement with the Red Cross, the Company will have to operate its single, highly customized filling machine at full capacity for an extended period without interruption. Any significant damage to, or malfunction of, this filling machine that cannot be repaired would require the Company to replace the machine. The construction of a replacement machine could take as long as 18 months. While the Company has casualty insurance which it believes to be consistent with industry standards, any extended interruption in the production of plasma fractions or VIPLAS/SD, when and if approved for marketing by the FDA, would have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON STRATEGIC COLLABORATORS

  The Company is dependent on strategic collaborators for sales, marketing and distribution support and for the development of certain products and product candidates. The Company has entered into: (i) an agreement with Bayer to process plasma fractions from plasma supplied by Bayer; (ii) an agreement with the Red Cross for the distribution of the Company's virally inactivated plasma, if and when such product is approved for marketing; (iii) an agreement with U.S. Surgical for the sale, marketing and distribution of the Company's virally inactivated fibrin sealant, if and when approved for marketing; and
(iv) an agreement with Pall for the development, sale, marketing and distribution of any system incorporating the Company's viral inactivation technology for red blood cell and platelet concentrates. Among its various obligations under these agreements, the Company has granted Bayer a second mortgage on its manufacturing facility and a security interest in fractionation machinery and equipment as a means of securing the performance of the Company's obligations under the agreement. The Company does not plan on building its own sales force and, therefore, the success of the Company depends upon its ability to develop and deliver products to Bayer, the Red Cross, U.S. Surgical, Pall and, potentially other strategic collaborators. The Company's collaborators may be unable to satisfy minimum purchase requirements or achieve projected sales levels under the Company's collaborative agreements which could result in the termination of such agreements, causing a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may need to seek new collaborators or alliances to sell and distribute future products or to establish its own direct commercialization capabilities. Securing new corporate collaborators is a time-consuming process, and there is no guarantee that the negotiations with new collaborators will yield positive results. There can be no assurance that if the Company finds additional corporate collaborators to assist in the commercialization of existing or new product candidates, the terms of the arrangements will be favorable to the Company. In addition, there can be no assurance that the Company's strategic collaborators will not decide to distribute other products that compete directly with the Company's products or new products developed by competitors that may prove to be more effective, cost-efficient alternatives to the Company's products. Each of the Company's collaborative agreements require the Company to meet certain research and development and commercialization milestones. In the case of each of these agreements, failure of the Company to achieve one or more of these milestones on a timely basis, could have a material adverse effect on the Company's receipt of funding and revenues under the agreement and the continuation of the agreement. The failure to maintain existing strategic alliances for whatever reason and to secure new alliances would delay the commercialization of existing and future products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Collaborations."

COMPETING TECHNOLOGIES AND RAPID TECHNOLOGICAL CHANGE

  The fields of transfusion medicine and therapeutic use of blood products is characterized by rapid technological change. Accordingly, the Company's success will depend, in part, on its ability to respond quickly to such change through the development and introduction of new products and systems. Product and system development involves a high degree of risk, and there can be no assurance that the Company's product and system development efforts will result in any commercial successes. Technological developments by others may result in the Company's products becoming obsolete or non-competitive before the Company is able to generate any significant revenue. Any such occurrence would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company expects that all of its products and systems will encounter significant competition. Any such product or system, once approved for marketing, would compete with current approaches to blood safety, including screening and autologous (i.e., self) donations, as well as with future products and systems developed by medical technology, biopharmaceutical and hospital supply companies, national and regional blood centers, or certain governmental organizations and agencies. Many companies and organizations that may be competitors or potential competitors have substantially greater financial and other resources than the Company and may have more experience in conducting pre-clinical studies and clinical trials and other regulatory approval procedures. The Company's failure to achieve competitiveness of any of its products may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

DEPENDENCE ON KEY EMPLOYEES

  The Company's success is dependent upon its ability to retain its scientific staff and, in particular, Dr. Bernard Horowitz, Executive Vice President and Chief Scientific Officer of the Company. Dr. Horowitz, a leader in the field of viral inactivation, leads the group of scientists who were inventors of most of the Company's core technologies. Although the Company maintains key man insurance on Dr. Horowitz, the loss of Dr. Horowitz could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's competitive position in the blood products industry depends on its continued ability to recruit and retain qualified scientific, managerial and technical employees. Such employees are not easy to recruit and retain. Failure to recruit and retain qualified employees could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management."

SOLE SOURCE SUPPLIERS

  The Company currently obtains from a single supplier the customized bags for the packaging of its VIPLAS/SD product. Further, the Company has identified only one source for a key component of one of its proposed wound care products. While the Company believes that there are alternative sources of supply for these materials and components, establishing additional or replacement suppliers for any of the components in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. In addition, because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay the Company's development and marketing efforts. Any failure by the Company to obtain any of the components used to manufacture the Company's products and systems from alternative suppliers, if required, or any delay in qualifying a new supplier, could limit the Company's ability to manufacture its products and systems and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Supply" and "--Government Regulation."

PRODUCT LIABILITY EXPOSURE

  The Company's operations will expose it to the risk of product liability claims. There can be no assurance that the Company will not experience losses due to any such claims. The Company maintains product liability insurance coverage, but there can be no assurance that the Company's product liability insurance will continue to be available to the Company on a cost-effective basis and that such insurance will be adequate to cover any or all potential claims. In the event that a claim is brought against the Company, liability for damages beyond the extent of coverage under the insurance policy combined with the expense of litigating such claim could have a material adverse effect upon the Company's business, financial condition and results of operations.

UNCERTAINTY OF PROPRIETARY TECHNOLOGIES AND PATENTS

  The Company's success depends, in part, on its ability to obtain and maintain patents, to protect its trade secrets, to operate without infringing upon the proprietary rights of others and to prevent others from infringing on the proprietary rights of the Company. The Company has exclusive licenses to patents and patent applications covering critical components of its viral inactivation technologies. There can be no assurance that any patents owned by or licensed to the Company will afford protection against competitors or that any pending patent applications now or hereafter filed by or licensed to the Company will result in patents being issued. In addition, the laws of certain non-U.S. countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Medical technology patents involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with certainty. There can be no assurance that any of the Company's patents or patent applications, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's ability to use its technology or commercialize products that may be developed. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of the Company's products can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, thus reducing any value of the patent, and, consequently, adversely affecting the Company's business, financial condition and results of operations. Because patent applications in the United States are maintained in secrecy until patents issue and because publication of discoveries in the scientific or patent literature lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its issued or pending patent applications. There can be no assurance that the Company's planned or potential products will not be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of such products would require a license under such patents or other intellectual property rights. There can be no assurance that such required licenses will be available to the Company on acceptable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could be completely blocked from developing, manufacturing or selling products requiring such licenses. Litigation may be necessary to defend against or assert such claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to patent applications of the Company. Litigation or interference proceedings could result in substantial costs to and diversion of management focus, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Licenses and Proprietary Rights."

  The Company may rely, in certain circumstances, on trade secrets to protect its technology. However, trade secrets are difficult to protect. The Company seeks to protect its proprietary technology, in part, by confidentiality agreements with its employees and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Failure of the Company to protect trade secrets could have a material adverse effect on the Company's business, financial condition or results of operations. To the extent that the Company's employees or its consultants or contractors use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. Litigation proceedings regarding such disputes could result in substantial costs and diversion of the Company's resources.

ENVIRONMENTAL REGULATION; USE OF HAZARDOUS SUBSTANCES

  The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company will be required to obtain an amendment to a permit from regulatory authorities to increase the volume of permitted discharge from the manufacture of VIPLAS/SD. Although the Company has submitted an application to obtain this amendment and is actively pursuing it, there can be no assurance that such amendment will be obtained in a timely manner, if at all. The Company's research and development involves the controlled use of hazardous materials, including certain hazardous chemicals and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT; COST CONTAINMENT

  Successful commercialization of the Company's products is, in part, dependent on the reimbursement policies of third-party payors for the costs of the Company's products. Failure by doctors, hospitals and other users of the Company's products or systems to obtain reimbursement from managed care organizations ("MCOs"), private health insurers, government authorities and other medical cost reimbursement channels could adversely affect the Company's ability to sell its products and systems. There are widespread public and private efforts to control health care costs, and it is unlikely that these efforts will be abandoned in the near future. The inevitable continuation to limit or reduce health care costs could lead third-party payors to refuse or limit reimbursement for the Company's products, which the Company expects will be priced at a premium to corresponding widely used blood products that have not been virally inactivated. Inadequate reimbursement for the Company's products and systems could have a material adverse effect on the demand for the Company's products and systems, which in turn could cause the Company to reduce the prices of such products and systems below levels at which they would generate profitability. These potential reimbursement trends would have a material adverse effect on the Company's business, financial condition and results of operations of the Company.

CONTROL BY EXISTING STOCKHOLDERS

  Upon the closing of this offering and the Pall Private Placement, the Company's current Directors and executive officers and their respective affiliates will beneficially own approximately 70.0% of the outstanding Common Stock of the Company. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect on delaying, preventing or deterring a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock--Anti-Takeover Measures."

ANTI-TAKEOVER MEASURES

  The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Restated Certificate and the Amended and Restated By-laws (the "By-laws"), among other things, provide for a classified Board of Directors, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the election of Directors and require advance notice of stockholder proposals and Director nominations. These provisions contained in the Company's Restated Certificate and By-laws and certain applicable provisions of Delaware law could serve to depress the Company's stock price. In addition, these and other provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management. See "Management" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon the closing of this offering and the Pall Private Placement, the Company will have outstanding an aggregate of 11,874,614 shares of Common Stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"), in which case they will be subject to the volume, manner of sale and other conditions of Rule 144. The remaining 8,490,590 shares of Common Stock held by existing stockholders and the shares sold pursuant to the Pall Private Placement (the "Restricted Shares") are "restricted securities" as that term is defined in Rule 144. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 90,607 Restricted Shares and 276,833 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 90 days after the completion of the offering; (iii) an additional 7,887,159 Restricted Shares and 144,901 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale upon expiration of certain lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares and 35,938 shares of Common Stock issuable upon exercise of currently outstanding warrants will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods. Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 7,860,040 shares of Common Stock (plus 384,024 shares sold pursuant to the Pall Private Placement), these holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE SHARE PRICE VOLATILITY

  Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock to be sold in this offering will be determined by agreement between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the closing of this offering. The market price of the shares of Common Stock, like that of the common stock of many other companies in similar industries, is likely to be highly volatile. Factors such as the announcements of research and development milestones or introduction of new products by the Company or its competitors, governmental regulation, health care legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and market conditions for health care stocks in general could have a significant impact on the future price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which may be unrelated to the operating performance of particular companies. In the past, securities class action litigation has often been instituted following periods of volatility in the market price for a company's securities. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Underwriting."

DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in net tangible book value per share. Such purchasers will experience additional dilution upon the exercise of outstanding stock options and warrants. Future capital funding transactions may also result in dilution to purchasers in this offering. The Company has never paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future. Under the Credit Agreement covering the Company's bank term loan, the Company is restricted from paying dividends without the prior written consent of the creditor. See "Dividend Policy" and "Dilution."

                                  THE COMPANY

  V.I. Technologies, Inc. ("VITEX" or the "Company"), formerly Melville Biologics, Inc., was incorporated in Delaware in December 1992. Effective January 1, 1995, pursuant to a transfer agreement dated December 9, 1994 and amended February 7, 1995 (the "Transfer Agreement"), the Company received substantially all of the assets of the NYBC relating to its plasma fractionation business, including title to the real property, building and fixtures of the NYBC and certain other specified tangible and intangible assets, as well as various contracts and the assumption of certain obligations of the NYBC related to such assets and contracts. In exchange for these assets, the NYBC received all of the issued and outstanding Common Stock of the Company. The Company's principal executive offices are located at 155 Duryea Road, Melville, New York 11747 and its telephone number is (516) 752-7314.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be $38,210,000 ($44,069,000 if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $14.00 per share and after deducting the Underwriters' discounts and commissions and estimated offering expenses payable by the Company.

  The Company intends to use the net proceeds to fund costs associated with the commercialization of VIPLAS/SD, clinical trials and research and development and for capital investments and other general corporate purposes. The Company anticipates that the net proceeds of this offering will be sufficient to finance its operations until the Company achieves positive cash flow from operations, assuming the timely and successful commercialization of VIPLAS/SD. This estimate is based on certain assumptions discussed in "Risk Factors--Need for Additional Funds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Although the Company may use a portion of the net proceeds to acquire complementary businesses, technologies or products, no material transactions of this nature are currently planned or being negotiated.

  The cost, timing and amount of funds required for such uses by the Company cannot be precisely determined and will be based on, among other things, the receipt of regulatory approvals, the progress of the Company's research and development and product and system commercialization programs, determinations as to the commercial potential and the terms of any collaborative arrangements entered into by the Company for the development, licensing and manufacture of its products and other factors, many of which are beyond the control of the Company. Pending the application to such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities. The Company intends to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940, as amended.

                                DIVIDEND POLICY

  The Company intends to retain earnings, if any, for use in its business and therefore does not anticipate paying any cash dividends. The payment of any future cash dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board of Directors. Under the credit agreement covering the Company's bank term loan, the Company is restricted from paying certain dividends without the prior written consent of the creditor.

                                CAPITALIZATION

  The following table sets forth as of December 31, 1997, the actual capitalization of the Company and the capitalization as adjusted to reflect:
(i) the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds as set forth in "Use of Proceeds"; (ii) the sale of 477,042 shares of Common Stock to Pall at a price of $8.39 per share in February 1998; (iii) the sale of 384,024 shares of Common Stock in the Pall Private Placement at an assumed initial public offering price of $14.00 per share, net of underwriting discounts and commissions (together with the transaction described in clause (ii), the "Pall Investments"); (iv) the issuance of 35,778 shares of Common Stock to the NYBC in satisfaction of certain royalty payment obligations (the "NYBC Issuance"); and (v) an increase in the number of shares of authorized but undesignated Preferred Stock to 1,000,000 shares. This table should be read in conjunction with the Company's Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                          DECEMBER 31, 1997
                                                         ---------------------
                                                          ACTUAL   AS ADJUSTED
                                                         --------  -----------
   Cash and cash equivalents............................ $  5,250   $ 52,460
                                                         ========   ========
   Long-term debt, less current portion(1).............. $  8,063   $  8,063
   Capital lease obligations, less current portion(2)...    4,593      4,593
   Advances from customer, less current portion(3)......    2,663      2,663
   Stockholders' equity(4):
     Preferred stock, par value $.01 per share; 500
      shares authorized; no shares issued and
      outstanding, actual; 1,000,000 shares authorized,
      as adjusted.......................................      --         --
     Common stock, par value $.01 per share; 30,000,000
      shares authorized; 7,852,723 shares issued and
      outstanding, actual; 11,749,567 shares issued and
      outstanding, as adjusted..........................       79        118
   Additional paid-in capital...........................   38,298     85,769
   Note receivable from stockholder.....................      (35)       (35)
   Accumulated deficit..................................  (26,664)   (26,664)
                                                         --------   --------
       Total stockholders' equity.......................   11,678     59,188
                                                         --------   --------
         Total capitalization........................... $ 26,997   $ 74,507
                                                         ========   ========

--------
(1) See note 7 to the Company's Financial Statements.

(2) See note 15 to the Company's Financial Statements.

(3) See note 11 to the Company's Financial Statements.

(4) Includes 384,024 shares of Common Stock purchased by Pall in the Pall Private Placement. Excludes 1,373,300 shares of Common Stock issuable upon exercise of outstanding options as of December 31, 1997 at a weighted average exercise price of $5.05 per share and 35,939 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.30 per share. See "Dilution" and "Description of Capital Stock."

                                   DILUTION

  The net tangible book value of the Company as of December 31, 1997 was $11,678,000 or $1.49 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 7,852,723, the number of shares of Common Stock outstanding as of December 31, 1997.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to: (i) the Pall Investments; (ii) the NYBC Issuance; and (iii) the sale of 3,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $59,188,000, or $5.04 per share. This represents an immediate increase in net tangible book value of $3.55 per share to existing stockholders and an immediate dilution in net tangible book value of $8.96 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share................        $14.00
     Net tangible book value per share of Common Stock at December
      31, 1997....................................................  $1.49
     Increase per share of Common Stock attributable to new
      investors...................................................   3.55
                                                                    -----
   Pro forma net tangible book value per share of Common Stock
    after the offering............................................          5.04
                                                                          ------
   Pro forma dilution per share to new investors..................        $ 8.96
                                                                          ======

  Utilizing the foregoing assumptions, the following table summarizes the total consideration paid to the Company and the average price per share paid by the existing stockholders and by purchasers of shares of Common Stock in this offering:

                                SHARES                 TOTAL
                               PURCHASED           CONSIDERATION
                         --------------------- ---------------------- AVERAGE PRICE
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE   PER SHARE
                         ---------- ---------- ----------- ---------- -------------
Existing Stockholders...  8,749,567    74.5%   $48,145,000    53.4%      $ 5.50
New Investors...........  3,000,000    25.5%    42,000,000    46.6%       14.00
                         ----------    ----    -----------    ----
  Total................. 11,749,567     100%   $90,145,000     100%
                         ==========    ====    ===========    ====

  The above information excludes 1,373,300 shares of Common Stock issuable upon exercise of outstanding options as of December 31, 1997 at a weighted average exercise price of $5.05 per share and 35,939 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.30 per share. To the extent that other options and warrants are exercised, there may be further dilution to new investors. See "Management-- Stock Plans" and "Description of Capital Stock--Stock Purchase Warrants."

                            SELECTED FINANCIAL DATA

  The following selected financial data as of December 31, 1995, 1996 and 1997 and for the years then ended are derived from the Company's Financial Statements which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Financial Statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in the Prospectus. The data set forth below should be read in conjunction with the Company's Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995     1996      1997
                                                   --------  -------  --------
                                                   (IN THOUSANDS, EXCEPT PER
                                                          SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
   Processing and products........................ $    438  $14,899  $ 15,843
   Licensing fee..................................      --     3,000       --
   Research and development funding...............      --       954     1,224
                                                   --------  -------  --------
    Total revenues................................      438   18,853    17,067
                                                   --------  -------  --------
  Expenses:
   Costs relating to processing and products......      284    8,139    10,346
   Facility costs.................................    6,740    1,449     5,980
   Research and development.......................    2,777    5,321     7,136
   Marketing and sales............................      --       --      1,075
   General and administrative.....................    1,330    2,478     3,278
   Non-recurring charge(1)........................      --     5,100       --
                                                   --------  -------  --------
    Total expenses................................   11,131   22,487    27,815
                                                   --------  -------  --------
  Loss from operations............................  (10,693)  (3,634)  (10,748)
  Interest expense, net...........................     (146)    (491)     (952)
                                                   --------  -------  --------
  Net loss........................................ ($10,839) ($4,125) ($11,700)
                                                   ========  =======  ========
  Basic and diluted net loss per share(2).........   ($3.64)  ($0.84)   ($1.62)
  Weighted average common shares used in computing
   basic
   and diluted net loss per share(2)..............    2,982    4,897     7,241

                                                          DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents....................... $  3,310  $  4,752  $  5,250
  Working capital (deficit).......................    1,594    (4,314)   (2,775)
  Total assets....................................   23,242    37,626    38,167
  Long-term obligations, less current portion.....    8,488    12,681    15,319
  Accumulated deficit.............................  (10,834)  (14,964)  (26,664)
  Stockholders' equity............................    8,632     8,905    11,678

--------
(1) See note 6 to the Company's Financial Statement for explanation of non-recurring charge.
(2) See note 2 to the Company's Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Recently issued accounting standards may affect the disclosures in the Company's Financial Statements in the future. See note 2 to the Company's Financial Statements.

OVERVIEW

  VITEX's predecessor, Melville Biologics, Inc., was formed more than 15 years ago by the NYBC, a world leader in hematology and transfusion medicine research, to process plasma fractions and derivatives, and to facilitate its research efforts. Effective January 1, 1995, pursuant to the Transfer Agreement, the NYBC transferred to the Company substantially all of the assets of the predecessor Company, including a cGMP manufacturing facility used primarily to produce plasma fractions and related operating and product licenses. The Company also received certain rights to a portfolio of patents and patent applications covering viral inactivation technologies relating to blood components and other blood products. In addition, several NYBC scientists who were inventors of most of VITEX's core technologies, including Dr. Bernard Horowitz, the Company's Executive Vice President and Chief Scientific Officer, became employees of the Company and are continuing their research efforts at VITEX. Since its inception in 1995, VITEX has devoted significant resources to constructing, expanding and validating its production facility in anticipation of the Company receiving FDA marketing approval of its first virally inactivated product, VIPLAS/SD. In addition, the Company continues to operate its plasma fractionation business.

  The Company believes that it can accelerate the commercialization and development of selected products and systems through strategic collaborations. The Company has established commercial and development relationships with Bayer, the Red Cross, U.S. Surgical and Pall, each of which has made an upfront financial commitment to the Company. See "Business--Strategic Collaborations".

  To date, the Company has derived substantially all of its revenues under its Processing Agreement with Bayer totalling $14.9 million in 1996 and $13.4 million in 1997. Although the Company anticipates FDA marketing approval of VIPLAS/SD during the first half of 1998, there can be no assurance that regulatory approval or market acceptance will be achieved in a timely manner, or at all. The Company anticipates that its principal sources of revenue over the next several years will be Bayer and the Red Cross. VITEX's financial performance may vary based on the achievement of research and development milestones, the timing of new product introductions and the market acceptance of its virally inactivated products and viral inactivation systems.

  To date, the majority of the Company's expenditures has been for capital investments and facility costs related to the production of plasma fractions and VIPLAS/SD production facilities. In addition, the Company invests substantial resources in research and development. The Company expects that its research and development expenses will continue to increase significantly. Further, the Company anticipates an increase in marketing costs related to the Company's obligations under the Red Cross agreement and the anticipated commercialization of VIPLAS/SD. The Company has incurred losses since its inception and had an accumulated deficit of $26.7 million at December 31, 1997.

RESULTS OF OPERATIONS

 Years Ended December 31, 1996 and 1997

  Total revenues decreased from $18.9 million in 1996 to $17.1 million in 1997, a decrease of $1.8 million. This decrease was due principally to the receipt by the Company in 1996 of a one-time licensing fee of $3.0 million which was partially offset by increases in processing and product revenues of $0.9 million and research and development funding of $0.3 million in 1997. The increase in processing and product revenues reflects an increase in processing volume offset partially by a decrease in unit pricing under the Processing Agreement with Bayer. This Processing Agreement provides for further increases in processing volume during the next several years which will be partially offset by decreases in unit pricing.

  Costs related to processing and products increased from $8.1 million in 1996 to $10.3 million in 1997, an increase of $2.2 million. The gross margin decrease from 45.4% in 1996 to 34.7% in 1997, was due to a decrease in unit pricing under the Processing Agreement with Bayer, increased maintenance costs related to scheduled servicing of the Company's plasma fractionation assets and increased materials costs in 1997. The Company anticipates that its gross margin may decrease in 1998 as compared to 1997 due to decreased unit pricing under the Processing Agreement with Bayer and costs associated with the anticipated commercial introduction of VIPLAS/SD. Total costs and expenses in 1996 include a non-recurring charge of $5.1 million relating to a fractionation equipment malfunction and reflecting the replacement cost of Bayer's plasma of $4.1 million, and the Company's unrecovered processing costs of $1.0 million. The Company agreed to reimburse Bayer for the cost of this plasma in monthly installments of $170,834 over a two-year period that commenced July 1, 1997. Amounts due to Bayer are payable under a Settlement Agreement and were $3.1 million at December 31, 1997.

  Facility costs increased from $1.4 million in 1996 to $6.0 million in 1997, an increase of $4.5 million. The increase represents costs associated with VIPLAS/SD production in anticipation of FDA marketing approval. The Company anticipates recognizing additional facility costs in the future related to the production of VIGuard Fibrin Sealant and additional products and systems.

  Research and development costs increased from $5.3 million in 1996 to $7.1 million in 1997, an increase of $1.8 million. The increase is due principally to the expanded activities in the Company's VIGuard RBCC and VIGuard PC programs, expanded clinical trials for VIGuard Fibrin Sealant and additional development activities. The Company expects that its research and development expenses will continue to increase significantly.

  Marketing and sales costs increased from zero to $1.0 million in 1997, an increase of $1.0 million. The increase represents costs associated with the initiation of market research activities, education and other pre-marketing activities in connection with the anticipated commercial introduction of VIPLAS/SD. The Company and the Red Cross have each committed to spend at least certain minimum amounts for marketing VIPLAS/SD in 1998 and 1999 if the Company receives FDA marketing approval for this product. The Company is obligated to spend $2.0 million during the two-year period ending December 31, 1999. The Company expects that its marketing and sales expenses will increase significantly if and when marketing approval is obtained for VIPLAS/SD.

  General and administrative costs increased from $2.5 million in 1996 to $3.3 million in 1997, an increase of $0.8 million. The increase is principally due to expenses recorded of $0.7 million in connection with a severance arrangement with the Company's former President and Chief Executive Officer. In addition, costs of $0.2 million were expensed in connection with the refinancing of the Company's debt. The Company anticipates that general and administrative expenses will continue to increase as additional personnel are hired to support the expansion of the Company's operations.

  Interest expense increased from $0.6 million in 1996 to $1.3 million in 1997, an increase of $0.7 million. The increase in interest expense in 1997 is related to additional debt financings.

  Interest income increased from $0.1 million in 1996 to $0.4 million in 1997, an increase of $0.2 million. The increase in interest income related to a higher average cash balance related to the proceeds received from the Company's equity and debt financings.

  The Company's net loss increased from $4.1 million in 1996 to $11.7 million in 1997, an increase of $7.6 million. The increase in net loss resulted from the increase in expenses associated with the expansion of the Company's operations, principally research and development, and activities associated with the launch of VIPLAS/SD.

 Years Ended December 31, 1995 and 1996

  Total revenues increased from $0.4 million in 1995 to $18.9 million in 1996, an increase of $18.4 million, of which $14.5 million related to plasma processing for Bayer, which commenced in November 1995. Of this increase, $3.0 million related to a one-time licensing fee received from U.S. Surgical.

  Costs of processing and products increased from $0.3 million in 1995 to $8.1 million in 1996, an increase of $7.9 million which related to a full year of processing plasma for Bayer. Total costs and expenses in 1996 included a non-recurring charge of $5.1 million relating to a fractionation equipment malfunction and reflecting the replacement cost of Bayer's plasma of $4.1 million, and the Company's unrecovered processing costs of $1.0 million. The Company agreed to reimburse Bayer for the cost of this plasma in monthly installments of $170,834 over a two-year period that commenced July 1, 1997.

  Facility costs decreased from $6.7 million in 1995 to $1.4 million in 1996, a decrease of $5.3 million. The facility costs in 1995 represent costs associated with the start-up of the production of plasma fractions. The facility costs in 1996 represent costs associated with the start-up of VIPLAS/SD production in anticipation of FDA marketing approval.

  Research and development costs increased from $2.8 million in 1995 to $5.3 million in 1996, an increase of $2.5 million. The increase is due principally to the initiation of clinical trials for VIGuard Fibrin Sealant, the transfer of certain research and development personnel from the NYBC to the Company and the hiring of additional research and development personnel associated with expansion of the Company's operations.

  General and administrative costs increased from $1.3 million in 1995 to $2.5 million in 1996, an increase of $1.1 million. The increase is due principally to additional personnel associated with the expansion of the Company's operations.

  Interest expense increased from $0.2 million in 1995 to $0.6 million in 1996, an increase of $0.4 million. The increase in interest expense of $0.6 million in 1996 is related to additional debt financings.

  The Company's net loss decreased from $10.8 million in 1995 to $4.1 million in 1996, a decrease of $6.7 million. The decrease in net loss resulted from the increase in processing and products revenues of $14.5 million related to plasma processing for Bayer, which commenced in November 1995, and a one-time licensing fee of $3.0 million received from U.S. Surgical. The increase in revenues was offset by the increase in expenses associated with the expansion of the Company's operations of $1.6 million and a non-recurring charge of $5.1 million related to processing of Bayer's plasma.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations since inception primarily through $23.1 million of private placements of common equity securities, $21.5 million of debt and lease financings, $28.3 million of revenues derived under its Processing Agreement with Bayer and $3.8 million of upfront and development fees from U.S. Surgical. Over the term of the Processing Agreement with Bayer, which expires in December 2001, aggregate revenues to the Company will be approximately $100 million, subject to compliance by the Company of its performance obligations under the agreement. In addition, the Company receives research and development funding, under a collaboration agreement from U.S. Surgical, related to the direct costs associated with clinical and regulatory activities for the development of VIGuard Fibrin Sealant. At December 31, 1997, the Company had cash and cash equivalents of $5.3 million.

  The Company anticipates that under its strategic collaborations, it will, subject to the fulfillment of its obligations, receive substantial funds in the form of processing and product revenues, royalties, milestone payments and equity investments. No assurance can be given that the Company will be able to perform its obligations under these arrangements or that the Company's strategic collaborators will make any such payments. The failure of the Company to receive any such funds would have a material adverse effect on its business, financial condition and results of operations.

  The Red Cross is required to purchase stated minimum quantities of VIPLAS/SD, if approved for marketing, to maintain its exclusive rights. Under the initial Red Cross purchase order, revenues totaling $27.0 million are anticipated within the nine-month period following FDA marketing approval, and based on minimum purchase requirements by the Red Cross to maintain exclusive rights to VIPLAS/SD. The Company is obligated, under certain supply agreements, to purchase minimum quantities of certain raw materials totaling $0.8 million. The Company is required to spend $2.0 million for marketing VIPLAS/SD through December 31, 1999.

  U.S. Surgical has agreed to fund all future direct clinical and regulatory costs associated with the development and regulatory approval of VIGuard Fibrin Sealant. Total fundings by U.S. Surgical of $2.0 million are anticipated over the next two years. In addition, for improvements and enhancements to VIGuard Fibrin Sealant, U.S. Surgical has agreed to pay a portion of agreed upon research and development costs. Under its collaboration with Pall, the parties have agreed to share research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations, after each party is reimbursed for its cost of goods. The agreements provide that Pall will purchase up to an aggregate of $26.0 million of VITEX Common Stock in installments, with $17.0 million of such obligations tied to the achievement of specified development milestones. Upon execution of the Pall agreements, Pall made a $4.0 million equity investment and will make a $5.0 million equity investment contemporaneously with the closing of the public offering contemplated by this Prospectus, net of underwriting discounts and commissions. Thereafter, all milestone payments by Pall will be in the form of Common Stock equity investments at the prevailing market price per share.

  Net cash provided by (used in) operating activities was ($8.2) million, $1.0 million and ($9.7) million, for 1995, 1996 and 1997, respectively. The use of cash resulted primarily from net losses of the Company's operations; in 1996, the Company generated positive cash flows from operations.

  Net cash used in investing activities from inception through December 31, 1997 totaled $17.8 million related principally to manufacturing facility renovations. The Company anticipates that capital expenditures and improvements will be required in future periods for the expansion of the Company's manufacturing capabilities and development of future products.

  Net cash provided by financing activities from inception through December 31, 1997 totaled $39.6 million related principally to private placements of equity securities, debt and lease financings.

  In December 1997, the Company entered into a credit agreement with a bank providing for a term loan in the principal amount of $10.8 million. The proceeds under this term loan were used to repay the outstanding balance of existing term loans aggregating $10.5 million. This loan bears interest at the Company's option at LIBOR plus 2.75% to 1.75%, or the base rate of the bank, as defined, plus margins of up to 0.5% as determined based on defined earnings ratios. The Company is currently using one-month LIBOR plus 2.75%. One month LIBOR at December 31, 1997 was 6.0%. Under this loan, interest is payable monthly and the principal balance is payable in 16 equal consecutive quarterly installments of $0.7 million commencing March 31, 1998 and continuing until maturity on December 31, 2001. The credit agreement contains default provisions, including financial covenants which provide restrictions on capital investments, the payment of cash dividends and, among other things, requires the Company to maintain minimum cash balances of $2.0 million and leverage and coverage ratios, as defined. The Company is currently in compliance with such covenants.

  The Red Cross made a $3.0 million non-interest bearing, unsecured loan to the Company to be used to fund improvements to the Company's manufacturing facility. The loan amortizes over a five-year period following FDA marketing approval of VIPLAS/SD, with a balloon payment due in year five.

  The outstanding loan balance payable to Bayer under the Settlement Agreement, which amounted to $3.1 million at December 31, 1997, is subject to interest at the prime rate, as defined, plus 2.0% over the first 12 months of the agreement and increasing to 3.0% over the second twelve month period. The prime rate was 8.5% at December 31, 1997. See note 6 to the Company's Financial Statements.

  Under the Company's capital leases, annual minimum rental payments and related interest expense over the next four years is $7.1 million. The Company will receive $0.5 million from the lessor of the Company's capital lease, upon FDA marketing approval of VIPLAS/SD.

  At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $15.8 million and has available research and development credit carryforwards for federal income tax reporting purposes of approximately $0.4 million, which are available to offset future taxable income, if any. These carryforwards expire beginning in 2010. The Company's ability to use such net operating loss and research and development credit carryforwards is limited by change in control provisions under Section 382 of the Internal Revenue Code. See note 12 to the Company's Financial Statements.

  The Company expects to incur substantial additional costs, including costs related to increased marketing activities, increased research and development, seeking regulatory approvals and conducting additional clinical trials, capital equipment and other costs associated with the Company's manufacturing capabilities. The Company believes that the proceeds from this offering, together with existing funds and funds expected to be generated from operations will be sufficient to meet its projected working capital and other cash requirements until the Company achieves positive cash flows from operations.

  There can be no assurance that the Company will be able to generate sufficient income through operations or that additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to generate sufficient income from operations and/or obtain additional financing as required, its operations and research and development efforts will need to be curtailed or discontinued. Such an event would limit the Company's ability to develop its technology and achieve regulatory milestones with its corporate partners.

YEAR 2000

  VITEX is aware of challenges associated with the inability of certain computer systems to properly format information after December 31, 1999 (the "Year 2000 Challenge"). The Company is modifying its computer systems to address the Year 2000 Challenge and does not expect that the cost of modifying such systems will be material. The Company believes it will fully remediate any of its Year 2000 Challenges in advance of the year 2000 and does not anticipate any material disruption in its operations as the result of any failure by the Company to fully remediate such challenges. The Company does not have any information concerning the status of Year 2000 Challenges of its suppliers and customers.

                                   BUSINESS

OVERVIEW

                                  THE COMPANY

  VITEX is a leading developer of a broad portfolio of blood products and systems using its proprietary viral inactivation technologies. The Company's technologies are intended to address the risks of viral contamination in blood products, including plasma, plasma derivatives, red blood cells and platelets. Viral inactivation processes have the potential to eliminate viruses that are enveloped by lipid membranes such as HBV, HCV and HIV and non-enveloped viruses such as hepatitis A virus and parvovirus and other known and unknown pathogens. The first of the Company's virally inactivated products, VIPLAS/SD, has been recommended for marketing approval by the Blood Products Advisory Committee to the FDA. VIPLAS/SD uses the Company's S/D viral inactivation technology to inactivate enveloped viruses. If approved for marketing by the FDA, VIPLAS/SD, a transfusion plasma, would be the first virally inactivated blood component introduced in the United States. The Company's other virally inactivated blood products under development include: (i) Universal VIPLAS/SD, a product intended to provide the same benefits as VIPLAS/SD without the need for matching donor and recipient blood types; (ii) Universal VIPLAS/SD UVC, a product intended to inactivate enveloped and non-enveloped viruses; (iii) VIGuard Fibrin Sealant, a wound care product that is currently in Phase III clinical trials for two indications; (iv) VIGuard Albumin Solder, a wound care product with superior bonding strength for certain applications as compared to fibrin sealants; and (v) VIGuard RBCC and PC systems designed to broadly inactivate viruses and other pathogens in red blood cell and platelet concentrates. Plasma fractions, which the Company has produced since 1995, are sold principally to Bayer under a multi-year agreement.

  VITEX's predecessor was formed more than 15 years ago by the NYBC, a world leader in hematology and transfusion medicine. The S/D viral inactivation process was developed by a scientific team led by the Company's Executive Vice President and Chief Scientific Officer while they were at the NYBC. The first plasma derivative product using the patented S/D process was commercialized in 1985, and, since then, the S/D process has been adopted by most plasma fractionators worldwide. The Company has an exclusive license to use the S/D process for producing its VIPLAS/SD line of products in North America. A Swiss blood products manufacturer, which had exclusive rights from the NYBC to the S/D process for transfusion plasma in Europe, has sold virally inactivated transfusion plasma since 1991 without a single reported incidence of viral transmission. In addition to the S/D process, VITEX is developing other proprietary viral inactivation technologies, including ultraviolet light and light-activated compounds and quenchers, which are intended to inactivate both enveloped and non-enveloped viruses while maintaining the viability of blood components.

  VITEX believes that establishing sales, marketing and distribution collaborations can accelerate the commercialization of the Company's products. The Company's strategic collaborations include agreements with: (i) Bayer to supply blood plasma fractions, which Bayer further processes into virally inactivated plasma derivatives; (ii) the Red Cross to distribute VIPLAS/SD, intended to be marketed under the brand name PLAS+(R)SD; (iii) U.S. Surgical to develop and distribute VIGuard Fibrin Sealant; and (iv) Pall to develop and distribute systems for the viral inactivation of red blood cell and platelet concentrates.

BACKGROUND

  Whole blood contains important therapeutic components, including red blood cells, platelets and plasma. Each of these components can be transfused directly into patients. Plasma may also be fractionated into plasma fractions, which in turn can be purified into protein products, referred to as plasma derivatives. The worldwide blood products market is characterized by two distinct segments, the blood components segment and the plasma derivatives segment, as illustrated by the following diagram:


        The following diagram appears on page 23 of the Business Section of the
Prospectus: "Therapeutic Blood Products" appears in a box; a line descends from the box and branches to two boxes, one containing the caption "Blood
Components" and the other "Plasma Derivatives." A line descends from the box marked "Blood Components" and branches into three boxes marked "Red Blood Cells," "Platelets" and "Transfusion Plasma," respectively. A line descends from the box marked "Plasma Derivatives" and branches into lines to three boxes marked "Albumin ," "Clotting Factors" and "Immunoglobulins," respectively.



                            [DIAGRAM APPEARS HERE]


 THE BLOOD COMPONENTS SEGMENT

  Blood Components. Each of the components of blood serves specific functions. Red blood cells, which transport oxygen and carbon dioxide throughout the body, are frequently administered to patients who have anemia, trauma, surgical bleeding or genetic disorders and account for the majority of transfusions. Platelets, which initiate blood clotting and facilitate the repair of damaged blood vessels, are often used to treat cancer patients following chemotherapy and patients who lose large volumes of blood as a result of trauma or during surgery. Plasma is the liquid part of the blood that contains a large number of proteins, several of which have important therapeutic applications, including blood volume expansion, mediating and controlling blood clotting and providing immune protection. White blood cells, an additional component of blood, are comprised of many different types of cells that form part of the body's immune system and are active in wound repair. White blood cells are rarely transfused because of the potential for an adverse immune response by the recipient.

  Collection and Processing. The participants in the blood components segment collect and process whole blood from donors and endeavor to provide adequate quantities of safe whole blood and blood components in compliance with emerging FDA regulations. Whole blood is collected from volunteer donors at either mobile or fixed collection sites. Approximately 35 million whole blood donations occur in North America, western Europe and Japan annually. In the United States, approximately 45% of donated blood is collected by the Red Cross, another 45% is collected by independent community blood centers and the remaining 10% is collected by hospitals.

  Whole blood is usually separated by blood banks into red blood cells, platelets and plasma to optimize transfusion therapy and to efficiently allocate the limited available blood supply. These blood components are then distributed by blood collection centers to hospitals for storage and subsequent transfusion. Red blood cells and platelets each have a very short shelf life, of 42 and 5 days, respectively. Plasma can be frozen and stored for up to one year after being collected in the form of FFP.

  Transfusions. The Company projects that approximately 30% to 40% of the United States population will receive a transfusion at some point during their lifetime. Transfusions containing one or more blood components are often required to treat diseases or disorders and to replace blood loss resulting from trauma or during surgery. In the United States, over 11.3 million units of red blood cells are transfused annually, while annual platelet and plasma transfusions account for approximately 8.0 million units and 2.7 million units, respectively. A "unit" of a blood component is the amount of that component separated from whole blood drawn from a single donor during a single donation. The average unit price paid by hospitals for red blood cells, platelets and plasma is estimated to be approximately $80, $50 and $45, respectively, and varies depending on geographic and other factors. More than a single unit can be drawn from a donor by a process called apheresis (collection). For example, 6-8 units of platelets can be drawn from a single donor by plateletpheresis. The price paid by hospitals for one plateletpheresis unit can be as high as $600.

 THE PLASMA DERIVATIVES SEGMENT

  Plasma Derivatives. Plasma contains a large number of proteins, several of which are well-characterized and have FDA-approved therapeutic applications. These proteins are separated and purified into plasma derivatives through a combination of fractionation procedures and modern chromatographic techniques. Currently marketed plasma derivatives include: albumin, a volume expander and the most abundant blood protein, the clotting agents Factor VIII and Factor IX and immunoglobulins or antibodies. Other plasma derivatives, approved for marketing or under development, include fibrin sealants, approved for use in certain non-U.S. countries, and albumin solders, wound care products for reconnecting and sealing wounds and surgical incisions.

  Collection and Processing. Approximately 80% of plasma used for fractionation in North America is collected from paid donors by plasmapheresis. After plasma is collected from donors, it is frozen and shipped to large processing facilities where fractionators purify, virally inactivate, sterile fill and package protein products. Plasma derivatives are then sold to hospitals where they are administered to patients. Four plasma fractionators, Bayer, Centeon L.L.C., Alpha Therapeutics, a subsidiary of the Japanese Green Cross, and Baxter Corporation, currently account for almost 50% of the worldwide plasma derivatives market. These plasma fractionators are currently operating at or near manufacturing capacity. The large capital costs involved in establishing fractionation capacity and the regulatory approvals necessary to manufacture and sell fractionated products may tend to restrict the entry of new participants into the market.

  Applications. Plasma derivatives have widespread therapeutic applications. Albumin is frequently used as a volume expander to treat high volume blood loss which occurs during surgical procedures. Factor VIII and Factor IX concentrates are routinely administered to patients with hemophilia. Immunoglobulins, including formulations for intravenous administration, have been embraced for the prevention and treatment of viral infections in immunocompromised patients and in treating certain autoimmune disorders. The market for plasma derivatives delivered to hospitals in 1994 was approximately $1.1 billion in the United States and approximately $4.6 billion worldwide.

 CHALLENGES FACING THE BLOOD PRODUCTS MARKET

  Safety of the Blood Supply. Despite the many benefits that blood products provide, and recent improvements in testing and processing of blood, concerns remain over the presence of viruses, bacteria and parasites in donated blood. Viruses such as HBV, HCV, HIV, cytomegalovirus ("CMV") and human T-cell lymphotropic virus ("HTLV") can present life-threatening risks. In addition, bacteria and many other agents can transmit disease during transfusion, including the bacteria which can cause sepsis or other systemic infections which can result in serious illness or even death. The parasites that cause malaria and Chagas' disease may also be transmitted by transfusions.

  The risk of transmission of any of these pathogens from an infected donor is compounded by a number of factors, including: (i) dividing a unit of infected blood into its components which may expose several patients to the pathogen;
(ii) deriving therapeutic quantities of blood components from typically two to eight donor units, any one of which may contain pathogens; and (iii) administering frequent transfusions to certain patient populations, such as patients with cancer, suppressed immune systems, congenital anemias and kidney and liver disorders, experience a heightened risk of infection due to multiple transfusions. The following table illustrates the current risks of exposure to the major, identified pathogenic viruses in transfused blood.

               Risks of Viral Infection from Blood Transfusions

                             Average Single
                             Transfusion(1)                    Multiple Transfusions(2)
  Virus                        (5 donors)                            (100 donors)
  -----                      ---------------                   ------------------------
  HBV                           1:12,600                               1:630
  HCV                           1:20,600                               1:1,030
  HIV                           1:98,600                               1:4,930
  HTLV (I&II)                   1:128,200                              1:6,410
    Aggregate Risk              1:6,800                                1:340

------------------
(1) Such as patients who have had surgery or trauma.
(2) Such as patients who have cancer, liver disease and sickle cell anemia.

  Emerging and unidentified pathogens also present a threat to the blood supply, illustrated by the recent history of HIV contamination. It is estimated that HIV was present in the blood supply for at least seven years before it was identified as the causative agent of AIDS and at least eight years before a test was commercially available to detect the presence of HIV antibodies in donated blood. During those years, many transfusion recipients were infected with HIV, including approximately 70% of patients with severe hemophilia. Moreover, most tests to detect viruses are antibody tests, which detect an immune response to the virus, rather than the virus itself. As a result, these tests fail to detect virus when performed during the "infectivity window" early in the course of an infection before antibodies appear in detectable quantities.

  In the 1980's, the safety of the blood supply became a fundamental concern with the identification of HIV contamination. As a result, the FDA began to regulate blood banks and collection agencies in a more stringent manner and currently all blood collection institutions in the United States are facing intense scrutiny from the FDA. Consequently, blood centers and hospital blood banks are focusing additional resources on improving safety. Despite these efforts, contamination of the blood supply continues to be a serious medical challenge.

  Product Consistency. Unlike pharmaceutical products, blood components vary in their consistency, creating uncertainty as to proper dosing. This occurs as a result of: (i) the variability of component concentrations among donors;
(ii) the impracticality of selecting donors with the optimal blood component profile; and (iii) the imprecisions in the processes for collecting and separating red blood cells, platelets and plasma. Large plasma fractionators achieve high consistency by processing plasma from multiple donors in a single batch and through processing under controlled conditions. Consistency is confirmed through extensive testing of processed product.

 APPROACHES TO THE SAFETY OF THE BLOOD SUPPLY

  There are several approaches to improving blood safety currently available and under development, including the following:

  Screening. The screening of blood and blood components for known pathogens is universally accepted. However, there are many reasons why screening cannot ensure a safe blood supply, including the following: (i) failure of tests during the infectivity window; (ii) limitations of test sensitivity where tests cannot detect a small quantity of virus or antibody; (iii) limitations of test specificity where tests fail to detect certain viral variants; (iv) the presence of new viruses that have not been identified and for which no test exists; (v) the presence of identified viruses for which no test is available; and (vi) human error.

  Donation Strategies. Autologous donation avoids the risk of receiving contaminated donor blood, but is impractical for most patients. Apheresis provides a minimal decrease in viral risk. Quarantining of blood seeks to address the problems associated with the infectivity window by storing a donor's blood for three to six months after which time the donor must return for additional testing. However, quarantining depends on the donor's timely return for additional testing, cannot be applied to red blood cells or platelets because of their limited shelf life and is subject to limitations associated with blood screening.

  Blood Substitutes. Several companies are developing synthetic "blood substitutes." For example, intravascular oxygen carriers may provide safe and efficient alternatives to donor allogenic blood transfusion used for oxygen transport during elective surgery and possibly in other medical indications. However, blood substitutes remain in development and may be less effective in certain indications than the blood components they are intended to replace, and may be missing important blood factors, including those utilized for blood clotting, immune surveillance and wound healing.

  Viral Inactivation. Viral inactivation has been used successfully for plasma derivatives worldwide since the mid-1980's and for the treatment of transfusion plasma in Europe for several years. Viral inactivation has the potential to inactivate both known and unknown viruses. Viral inactivation for cellular blood components, such as red blood cells, is still under development.

THE VITEX ADVANTAGE

  In the mid-1980's, Dr. Bernard Horowitz, the Company's Executive Vice President and Chief Scientific Officer, led a team of researchers in the development of the solvent/detergent viral inactivation process (the "S/D process") that destroys the lipid shell or envelope that protects most human pathogenic viruses found in the blood supply and inactivates all such viruses. In 1985, the first plasma derivative product using the patented S/D process was commercialized. Since then, the S/D process has been adopted by most plasma fractionators worldwide. In 1991, a Swiss blood products manufacturer, which had exclusive rights from the NYBC to the S/D process for transfusion plasma in Europe, commercially introduced virally inactivated transfusion plasma. Dr. Horowitz and his scientific team are continuing their research at VITEX into the development of a suite of viral inactivation technologies, designed to be used separately or in combination, on all blood products including plasma, plasma derivatives, red blood cells and platelets.

THE VITEX STRATEGY

  VITEX's mission is to enable the global availability of safe blood products through the use of the Company's proprietary viral inactivation systems. The Company's approach to achieving this mission includes: (i) the development and commercialization of a portfolio of proprietary products; and (ii) the application of its technologies to develop viral inactivation processes and systems. The Company intends to implement this approach through the following strategies:

  Expand Technological Leadership. VITEX believes that its scientific team has developed the leading portfolio of viral inactivation technologies. The Company intends to enhance this leadership position through continued investment in these technologies. The Company believes that its technological expertise and experience will enable it to develop a broad range of virally inactivated blood products and viral inactivation systems.

  Build a Broad Product Portfolio. VITEX will continue to develop its diversified portfolio of proprietary products and viral inactivation systems. The Company believes that this portfolio will address the broad product requirements of its intended markets and provide the Company with multiple sources of revenue.

  Leverage Existing Manufacturing Capabilities and Regulatory Expertise. VITEX is an integrated operating company engaged in the fractionation of blood plasma. The Company will continue to invest in its manufacturing facility to improve the quality and efficiency of manufacturing processes for its plasma fractionation business and leverage such manufacturing expertise for virally inactivated products and systems. The Company's managers are highly experienced in the licensing and manufacturing of blood products and pharmaceuticals. The Company believes that its existing manufacturing capabilities and regulatory expertise should expedite the development of new virally inactivated products and viral inactivation systems.

  Capitalize on Corporate Collaborations. VITEX believes that it can accelerate the commercialization of its products by establishing sales, marketing and distribution collaborations, rather than by establishing its own sales force. The Company has entered into collaborations with Bayer, the Red Cross, U.S. Surgical and Pall for the sales, marketing and distribution of the Company's products and systems. As part of these agreements, the Company is collaborating with U.S. Surgical and Pall for the development of certain of the Company's products and systems. VITEX may seek to establish additional collaborations in other areas of strategic focus.

PRODUCTS AND PRODUCT DEVELOPMENT

  VITEX has developed and is further developing a comprehensive portfolio of blood products and systems using its proprietary viral inactivation technologies. In addition to S/D technology, which inactivates lipid-enveloped viruses in protein solutions, the Company is developing several other viral inactivation technologies. These additional technologies include an irradiation technology that uses short wavelength ultraviolet light ("UVC") to inactivate both enveloped and non-enveloped viruses in protein solutions, photodynamic technology that uses light-activated compounds ("LAC") to inactivate viruses in red blood cell and platelet concentrates, and quencher ("Quencher") technology that utilizes antioxidants to prevent damage to the therapeutic proteins in blood derivatives and to cells from use of UVC and LAC technologies. The following table identifies the Company's principal products and product development programs within its major market segments:

                                                 VIRAL
                               VITEX         INACTIVATION        THERAPEUTIC                        DEVELOPMENT
         MARKET               PRODUCT         TECHNOLOGY         INDICATION       COLLABORATOR         STATUS
--------------------------------------------------------------------------------------------------------------------
  Plasma Derivatives    VITEX Plasma        S/D(1)          Expanding blood       Bayer         Commercialization
                        Fractions                           volume, treating                    commenced
                                                            infections and                      November 1995
                                                            diseases

--------------------------------------------------------------------------------------------------------------------

  Transfusion Plasma    VIPLAS/SD           S/D             Controlling bleeding  Red Cross(2)  PLA recommended
                                                                                                for approval by
                                                                                                FDA advisory panel;
                                                                                                approval anticipated
                                                                                                first half 1998
                        Universal VIPLAS/SD S/D             Controlling bleeding, Red Cross(3)  Research and
                                                            with no need for                    development;
                                                            blood typing                        IND filing
                                                                                                anticipated
                                                                                                first half 1999
                        Universal VIPLAS/SD S/D; UVC;       Controlling bleeding, Red Cross(3)  Research and
                        UVC                 Quenchers       with no need for                    development
                                                            blood typing

--------------------------------------------------------------------------------------------------------------------

  Wound Care            VIGuard             S/D; UVC;       Tissue sealant,       U.S. Surgical Phase III clinical
                        Fibrin Sealant      Quenchers       controlling bleeding                trials; BLA filing
                                                            and wound care                      anticipated
                                                                                                first half 1999
                        VIGuard             UVC; Quenchers; Adhesive for use      Unpartnered   Pre-clinical studies
                        Albumin Solder      Pasteurization  as suture
                                                            replacement

--------------------------------------------------------------------------------------------------------------------

  Red Blood Cell        VIGuard RBCC        LAC; Quenchers  Treatment for anemia  Pall          Pre-clinical studies
   Concentrates/                                            and genetic disorders
   Platelet
   Concentrates
                        VIGuard PC          LAC; Quenchers  Treatment for         Pall          Research and
                                                            chemotherapy patients               development
                                                            and patients with
                                                            acute bleeding

(1) S/D technology is used by the Company's customers under non-exclusive licenses from the NYBC to virally inactivate certain plasma derivatives manufactured from fractions supplied to them by the Company.
(2) Subject to FDA approval, the Red Cross intends to distribute this product under the name PLAS+(R)SD.
(3) The Red Cross has a right of first refusal to distribute these products.

PLASMA DERIVATIVES

  VITEX Plasma Fractions. VITEX is currently producing and selling commercial quantities of its VITEX Plasma Fractions, principally to Bayer, one of the four major providers of plasma derivatives worldwide. Bayer purifies and virally inactivates certain of these fractions using S/D technology and packages these plasma fractions as final plasma derivatives products. Because most blood products processors have been licensed by the NYBC to use S/D technology in the manufacture of virally inactivated plasma derivatives, the Company's strategy has been to be a supplier to, rather than a competitor of, these plasma fractionators. The Company's Processing Agreement with Bayer is structured as a multi-year, "take-or-pay" supply agreement. See "--Strategic Collaborations--Bayer Corporation."

  Plasma Derivatives Market. The principal products derived from plasma are albumin, Factor VIII and Factor IX and immunoglobulins. The market for plasma derivatives was estimated to be approximately $1.1 billion in the United States and approximately $4.6 billion worldwide in 1994. The Company believes that worldwide demand for plasma derivatives is increasing at a rate of 10-20% annually, due primarily to an aging population requiring more medical care, the discovery of new clinical applications for existing products derived from plasma, and the development of new products such as fibrin sealants and other bioadhesives. While the demand for plasma derivatives is increasing, each of the four major fractionators is currently operating at or near manufacturing capacity. Because of the substantial capital expenditures and time associated with the construction, validation and licensing of fractionation facilities, the Company believes that demand for its fractionation capacity will remain high for the foreseeable future.

  The NYBC commercialized plasma fractions and derivatives from 1970 through 1993. Following its spinoff from the NYBC in 1995, the Company began processing plasma fractions and has since expanded this business. The NYBC received an Establishment License from the FDA for a new manufacturing facility in 1980. The NYBC received product licenses from the FDA for the manufacture of albumin, Factor VIII and immunoglobulins. All FDA approvals originally granted to the NYBC were assigned to the Company at the time of its formation.

TRANSFUSION PLASMA

  VIPLAS/SD. VIPLAS/SD is intended to serve as a virally inactivated substitute for FFP and, if approved by the FDA, would be the first virally inactivated blood component marketed in the United States. VIPLAS/SD is a transfusion plasma treated with the S/D viral inactivation process which the Company believes will eliminate the transmission of HIV, HBV, HCV and all other enveloped viruses transmitted via plasma transfusions, which present the most significant viral risks from blood transfusions. Upon being approved for marketing by the FDA, VIPLAS/SD will be a fully manufactured and quality controlled product, filled in standardized doses, filter-sterilized to eliminate all bacteria and parasites, and with a uniform content of coagulation factors and other plasma proteins. Its labeled uses are expected to be the same as those for FFP and include the treatment of certain coagulation factor deficits and thrombotic thrombocytopenic purpura, a disease characterized in part by a low platelet count. VITEX holds an exclusive license in North America and a non-exclusive license in the rest of the world excluding Europe from the NYBC to apply the proprietary S/D process to the viral inactivation of plasma. In addition, under the agreement with the Red Cross, the Red Cross will act as the mutually exclusive distributor of VIPLAS/SD in North America, provided that the Red Cross purchases from the Company certain stated minimum quantities of VIPLAS/SD. See "--Strategic Collaborations--American National Red Cross."

  Transfusion Plasma Market. FFP is the component of blood used primarily in the treatment of certain coagulation factor deficits. FFP is a source of all blood clotting factors except platelets and is used to control bleeding in patients who require clotting factors, such as patients undergoing surgical transplant or other extensive medical procedures and patients with chronic liver disease or certain genetic clotting factor deficiencies. The production of FFP in 1995 is estimated to have been 2.7 million units in North America,
2.7 million units in western Europe and 5.2 million units in Japan. The average unit selling price for FFP in North America is currently estimated by the Company to be $45. The FFP market is currently served by the Red Cross and by more than 100 independent blood centers in the United States.

  Regulatory Status. The clinical trials for VIPLAS/SD consisted of eight protocols performed in 31 medical centers across the United States. These trials were designed to show the safety and efficacy of VIPLAS/SD and its comparability to FFP. In total, 164 patients were treated in these trials, which consistently demonstrated that coagulation factor recovery was normal and bleeding ceased where it was pre-existent. Side effects, including headaches and nausea, were mild and typical of those observed with FFP; on average, transfusion of S/D-treated plasma resulted in no changes in vital signs (i.e., blood pressure, pulse rate, respiratory rate, body temperature). No serious treatment related adverse events were observed. A PLA for VIPLAS/SD for transfusion was filed with the FDA in 1993 and supplemented in 1994. In December 1996, VIPLAS/SD was reviewed by the BPAC, which unanimously recommended to the FDA that VIPLAS/SD be approved for marketing. Concurrently with seeking marketing approval of VIPLAS/SD, VITEX completed a $15 million renovation and expansion of its facility to satisfy FDA approval requirements and to enable the annual production of 2.5 million units of VIPLAS/SD. An ELA for the facility was filed in two parts in January and June of 1997. Because both the ELA and PLA approvals are required for marketing, the FDA deferred final action on the PLA subject to completing its review of the ELA. VITEX currently anticipates approval of both the ELA and PLA and introduction of VIPLAS/SD in the first half of 1998. VITEX submitted a registration package to market VIPLAS/SD based on the same clinical data to the Canadian regulatory authorities in December 1997.

  Universal VIPLAS/SD. Universal VIPLAS/SD is a product under development by the Company which is intended to replace VIPLAS/SD. In addition to having the same characteristics and benefits as VIPLAS/SD, Universal VIPLAS/SD would eliminate the need for matching donor and recipient blood types. Universal VIPLAS/SD is prepared using patented technology, exclusively licensed from the NYBC, which binds and removes specific antibody present in donor plasma that would otherwise cause an immune response in the recipient. VITEX has established the feasibility of this approach and has initiated pre-clinical studies. The Company expects to file an IND application for Universal VIPLAS/SD in the first half of 1999.

  Universal VIPLAS/SD UVC. Universal VIPLAS/SD UVC adds a second method of viral inactivation, UVC treatment, in the presence of the Company's proprietary Quenchers, to Universal VIPLAS/SD. In addition to inactivating enveloped viruses, UVC also inactivates known non-enveloped viruses and may offer added protection against other non-enveloped viruses that might contaminate the blood supply in the future. Although the presence of antibodies protects against known non-enveloped viruses, S/D and UVC technologies used in combination provide a higher margin of blood product safety than S/D technology alone. Additionally, the Company is evaluating UV equipment designs with the goal of simultaneously maximizing virus inactivation, protein recovery and throughput. Universal VIPLAS/SD UVC is at an early stage of development and, consequently, there can be no assurance that the Company will be able to successfully develop, secure approval for or commercialize this product.

WOUND CARE PRODUCTS

  VITEX is developing two virally inactivated wound care products for surgical applications, VIGuard Fibrin Sealant and VIGuard Albumin Solder. While fibrin sealants--also known as fibrin glues--have generally been available for use outside of the United States, they have not yet been approved for use in the United States. The Company's approach to viral inactivation of its VIGuard Fibrin Sealant is based on the use of its proprietary double viral inactivation system which utilizes the Company's S/D and UVC technologies. VIGuard Albumin Solder, derived from pasteurized albumin, is also treated by the Company's UVC technology.

  VIGuard Fibrin Sealant. The Company is developing its VIGuard Fibrin Sealant for use during surgical procedures to augment or replace sutures or staples for wound closure. The Company expects that VIGuard Fibrin Sealant will be the first available doubly virally inactivated fibrin sealant in the United States. Fibrin sealants are created by combining the two principal clotting factors found in blood, fibrinogen and thrombin, whose natural function is to halt bleeding and seal tissues. Fibrin sealants are biodegradable, and their use does not generally elicit an immune response frequently associated with non-biological glues.

  Fibrin Sealant Market. In Europe and Japan where fibrin sealants are licensed, these products have been shown to reduce the loss of blood or other important bodily fluids and to produce less scarring when used as a tissue adhesive as compared to conventional sutures. The Company estimates that the market for fibrin sealants in Europe and Japan was $150 million and $200 million, respectively, in 1997. It is estimated that the U.S. market for fibrin sealants will be in excess of $350 million within five years following the introduction of fibrin sealants in the U.S.

  Regulatory Status. VITEX submitted an IND application and commenced clinical trials for VIGuard Fibrin Sealant in late 1995. Initial Phase II trials were designed to evaluate the safety and efficacy of VIGuard Fibrin Sealant in patients who have undergone modified radical mastectomy or lumpectomy in the treatment of breast cancer. Eighty patients at five clinical sites participated in the mastectomy/lumpectomy trial which was completed in late 1996. VITEX, in collaboration with U.S. Surgical, commenced two Phase III trials at more than 20 sites in late 1997, one of which is a continuation of the evaluation of VIGuard Fibrin Sealant following breast cancer surgery and the other evaluates VIGuard Fibrin Sealant's ability to reduce blood loss following carotid artery surgery. The Company is constructing a manufacturing area within its facility to permit the production, subject to FDA approval, of commercial quantities of VIGuard Fibrin Sealant. The Company expects to submit a PLA for VIGuard Fibrin Sealant in the first half of 1999.

  VIGuard Albumin Solder. Albumin solder is a solution of highly concentrated human albumin formulated to solidify and bond tissue when exposed to laser light. Prior to soldering, the albumin remains at the site of application because of its high viscosity; exposure to the laser light causes the albumin to denature and bond. The Company's VIGuard Albumin Solder is based on FDA licensed processes for the manufacture of normal serum albumin, which includes pasteurization. After pasteurization, VIGuard Albumin Solder is treated with the Company's proprietary UVC technology. A patent covering this unique formulation has been issued to VITEX and The Childrens Hospital in Boston, VITEX's research collaborator in this area. The bonding strength of this product has been shown to be higher than fibrin sealant.

  Albumin Solder Market. The principal market opportunities for albumin solder are in the joining of arteries, veins and similar body tissues (i.e., anastomosis) in cardiovascular, vascular and urological surgery. Suturing these vessels can be extremely time consuming and any method which reduces or eliminates the need for sutures is likely to be embraced. In addition to having many of the same advantages described above for fibrin sealants, the higher bond strength of albumin solder may permit sutureless anastomosis in open and minimally invasive surgical procedures.

  Regulatory Status. Pre-clinical studies of VIGuard Albumin Solder have demonstrated its potential to reduce operating times while achieving complete, leak-free closure in anastomosis. In limited pre-clinical studies, surgical wounds were repaired with VIGuard Albumin Solder twice as quickly as compared with sutures alone. In hypospadia (i.e., urinary duct) repair, albumin solder performed better than sutures as measured by a lower incidence of duct leakage following treatment. In a study of carotid artery anastomosis in dogs, the burst pressure for repaired arteries was equivalent to that for sutured arteries initially following surgery and 21 days thereafter.

RED BLOOD CELL CONCENTRATES/PLATELET CONCENTRATES

  The Company is developing virally inactivated red blood cell concentrates ("RBCC") and platelet concentrates ("PC") based on the use of LAC that respond to specific wavelengths of light. These viral inactivation procedures, which are performed in combination with the Company's Quenchers, are designed to leave unaffected the structure, function and circulatory persistence of the treated cells, thus preserving the biological characteristics of these blood components. These results contrast substantially with published data on blood substitutes (e.g., hemoglobin solutions and platelet membranes) whose functional properties do not match those of intact red blood cells and platelets. The Company has entered into an agreement with Pall regarding the development and distribution of systems for the viral inactivation of RBCC and PC. See "--Strategic Collaborations--Pall Corporation."

  VIGuard Red Blood Cell Concentrates. The majority of blood products transfusions involve red blood cells. Red blood cells deliver oxygen to and remove carbon dioxide from tissues. Red blood cells are used in the care of patients with trauma, anemia and certain genetic disorders. The current worldwide market for RBCC is estimated at approximately $3.0 billion. In the United States alone, homologous RBCC transfusions exceed 11 million units annually, with an estimated market value of $1.0 billion. The Company's lead light-activated compound, Pc4, is being compared with other compounds available to VITEX in both laboratory and pre-clinical studies. Pc4 has been shown to inactivate HIV and the bovine virus used as a model for HCV, as well as the parasites that cause Chagas' disease and malaria. In addition, Pc4-treated red blood cells have exhibited an acceptable recovery and circulatory survival during pre-clinical studies. VITEX expects to file an IND application for VIGuard RBCC in the first half of 1999.

  VIGuard Platelet Concentrates. Platelets initiate blood clotting and promote wound healing through the delivery of growth factors to the site of injury. The current annual market for PC is estimated at $1.4 billion worldwide and over $500 million in the United States. The Company is synthesizing new compounds and evaluating these compounds using VITEX's screening tests. For PC, the Company utilizes a LAC which triggers a unique chemical reaction which, in turn, maximizes damage to viral nucleic acids. This product is at an early stage of development, and there can be no assurance that any platelet viral inactivation system will be commercialized by the Company in the near future, if at all.

VIRAL INACTIVATION TECHNOLOGY PLATFORM

  The Company's products are based on a portfolio of technologies which are designed to be used either individually or in combination. Members of the Company's scientific team developed the core VITEX viral inactivation technologies while working at the NYBC. The NYBC subsequently licensed these technologies to the Company. In addition, the Company continues to make substantial investments in research and development to enhance the value of its technology platform and has filed several patent applications as a result of these activities. The technologies being developed by the Company are described below:

  The Solvent/Detergent ("S/D") Technology. Most pathogenic viruses found in blood, including HBV, HCV and HIV, are protected by a lipid shell or envelope. The Company's scientific team, led by Dr. Bernard Horowitz, the Company's Executive Vice President and Chief Scientific Officer, developed the S/D process while at the NYBC. The S/D process involves the addition of a chemical solvent (a di- or trialkyl phosphate) and a detergent into pools of plasma or plasma fractions. The solvent dissolves the lipid shell of the virus, after which the virus can no longer bind to and infect plasma cells. The detergent serves to enhance the contact between solvent and virus. The process is completed by removing the S/D reagents, typically by extraction with vegetable oil and hydrophobic chromatography, and sterile filtering to remove bacteria, parasites and all undesirable blood leukocytes.

  The S/D process was first applied to plasma derivatives in 1985 for use in patients with hemophilia. This process has become the most widely used method for the inactivation of lipid enveloped viruses around the world and currently is used, under license from the NYBC, by more than 50 plasma fractionators. Since 1985, it is estimated that more than 9 million doses of S/D-treated Factors VIII and IX, and a total of over 15 million doses of all S/D-treated products, have been administered without a single reported case of HBV, HCV or HIV transmission.

  Research into the application of the S/D process to transfusion plasma began in the late 1980's and, in 1991, a Swiss blood products manufacturer which had exclusive rights from NYBC to the S/D process for transfusion plasma in Europe, introduced its transfusion plasma product. Since that time, more than 3 million units of S/D-treated plasma have been transfused in Europe without a single reported case of virus transmission. Moreover, experience in Europe has demonstrated that plasma for transfusion, when treated with the S/D process, retains blood protein structure and function with minimal loss of essential protein components and can be implemented cost-effectively.

  Ultraviolet C Light ("UVC") Technology. VITEX's proprietary UVC viral inactivation process has been shown to inactivate both enveloped and non-enveloped viruses. Viral inactivation occurs because viral nucleic acids are modified directly when they absorb ultraviolet light energy. Specificity results from differential absorption of UVC by nucleic acids and proteins and the much larger target size presented by nucleic acids. Quenchers added to plasma or plasma derivatives prior to treatment serve as a source of antioxident, preventing oxidative damage to therapeutic proteins without interfering with viral inactivation.

  Initial research and development of the UVC technology was conducted by the Company's scientists at the NYBC and is being continued at VITEX. The research and development effort includes the development of an irradiator which controls UVC intensity and provides a fluid path for the plasma or plasma derivative being treated. The Company is currently conducting Phase III clinical trials of a product which employs S/D and UVC technologies. The Company intends to file a PLA for this product in the first half of 1999.

  Light-Activated Compound ("LAC") Technology. VITEX is developing LAC technology for viral inactivation of RBCC and PC. LAC technology is based on the use of specific wavelengths of light and photosensitizers to initiate a series of reactions leading to the inactivation of viruses. In addition, LAC technology has been shown to inactivate parasites and bacteria in pre-clinical studies.

  VITEX researchers have shown that many factors regulate the degree of viral inactivation and associated cellular damage using LAC technology. These factors include the selection of the specific photosensitizer, the addition of specific Quenchers, the selection of light at the appropriate wavelength, the intensity of the light source and the formulation of the photosensitizer. The Company has available to it a wide variety of light-activated compounds for the treatment of RBCC and PC. RBCC are generally able to repair oxidative damage that typically accompanies the use of LAC. One such class of LACs, the Company's proprietary phthalocyanines, is particularly suited to the treatment of RBCC since the wavelengths of light used to activate these photosensitizers are not absorbed by red blood cells. Phthalocyanines cannot be used for the treatment of platelets because they cause damage to platelets. Other LACs, like those in the NG/LAC series the Company is creating, are better suited to the treatment of platelets. Although at an early stage of development, NG/LAC are designed to bind strongly to viral nucleic acids, damaging them more efficiently than other LACs. NG/LAC cannot be used with red blood cells because red blood cells absorb the light that activates NG/LAC.

  Quencher Technology. Treatment with UVC or LAC generates reactive oxygen species ("ROS") which can damage proteins and cells. VITEX has shown in pre-clinical studies that inclusion of chemical antioxidants during viral inactivation quench or react readily with ROS to reduce damage to proteins and cells without interfering with inactivation of viruses and other pathogens. As examples, under equally virucidal conditions, with the inclusion of Quenchers, the yield of biologically active UVC-treated Factor VIII, the in vivo survival of LAC-treated red cells and the yield of biologically active LAC-treated platelets each improved 2.5 times. The Company's Quenchers include rutin (a naturally occurring flavonoid found in many fruits and vegetables), mannitol (a sugar), cysteine (a naturally occurring amino acid), and vitamin E.

STRATEGIC COLLABORATIONS

  VITEX believes that it can efficiently accelerate the commercialization of its products by collaborating with sales, marketing and distribution partners, rather than by establishing its own sales force. The Company has entered into collaborations with Bayer, the Red Cross, U.S. Surgical and Pall, for the sales, marketing and distribution of the Company's products and systems. As part of these agreements, the Company is collaborating with U.S. Surgical and Pall for the development of certain of the Company's products and systems. VITEX may seek to establish additional collaborations with partners in other areas of strategic focus. The terms of the Company's strategic collaborations are described below:

  Bayer Corporation. In February 1995, the Company entered into an Agreement for Custom Processing (the "Processing Agreement") with Bayer, one of the largest processors of blood plasma, to supply VITEX Plasma Fractions to Bayer. This Processing Agreement was amended in January 1996 and December 1997 to, among other things, extend the term through 2001 and increase the volume of plasma fractionated under this agreement through 1999. The term of the agreement is automatically extended for two additional one-year periods unless Bayer notifies VITEX within certain specified periods that it does not desire to extend the agreement for either one-year period. Through its initial term ending in December 2001, the contract provides for revenues to VITEX of approximately $100 million, subject to the Company meeting certain performance obligations. Cumulative revenues to VITEX, including the amounts paid during the initial term, will be approximately $140 million if the arrangement is extended as permitted by the contract, although there can be no assurance that any such extension will occur. The Company received $13.9 million in revenues from Bayer in 1997 under this agreement. Under this agreement, Bayer is obligated to provide the Company with a specified quantity of plasma annually during the term of the agreement and the Company is obligated to return plasma fractions to Bayer within certain specified periods. The agreement is structured as a take-or-pay arrangement under which Bayer is obligated to pay VITEX a fixed fee per liter of fractionated plasma whether or not Bayer fulfills its obligation to supply plasma to the Company. Certain of the plasma fractions supplied to Bayer are virally inactivated by Bayer using the S/D technology licensed to Bayer by the NYBC. In the event that VITEX does not provide fractions as required under the agreement, or upon the occurrence of other events of default, Bayer has certain rights to take over and operate the fractionation portion of the Company's production facility. As security for the performance of the Company's obligations under the Bayer agreement, the Company granted Bayer a second mortgage on the Company's manufacturing facility and a security interest in all of the Company's fractionation machinery and equipment. The Company may terminate the agreement upon written notice of a material breach of the agreement and failure to cure by Bayer. Bayer may terminate the agreement in certain circumstances including a material breach of the agreement and failure to cure by the Company and an event of default under the Company's credit agreement with its institutional lender.

  American National Red Cross. In December 1997, the Company entered into a supply, manufacturing and distribution agreement with the Red Cross over a term of 57 months, for the Red Cross to become the exclusive distributor of the Company's VIPLAS/SD in North America following receipt by the Company of marketing approval by the FDA. The Red Cross intends to market VIPLAS/SD under its proposed brand name, PLAS+(R)SD. The Red Cross is the largest supplier of transfusion plasma to hospitals in the United States, currently providing about 45% of the transfusion plasma used annually. Under the agreement, the Red Cross is required to purchase stated minimum quantities of VIPLAS/SD to maintain its exclusive rights. Once the Red Cross places its annual purchase order with VITEX, it is obligated to supply VITEX with a sufficient quantity of plasma to enable VITEX to fulfill the order. The Red Cross must pay for the amount of VIPLAS/SD specified in the purchase order even if it is unable to supply sufficient quantities of plasma. The Red Cross must purchase all of its virally-inactivated plasma from the Company unless an FDA approved product has been independently shown to be safer than the VIPLAS/SD. The Company, in turn, is obligated to offer any excess capacity that it has to produce VIPLAS/SD above the stated minimum purchase requirements to the Red Cross before selling VIPLAS/SD to any other party. Under the agreement, the Red Cross is required to pay to the Company a fixed price per unit of VIPLAS/SD, plus a royalty equal to a portion of the amount by which the average selling price of the Red Cross exceeds a stated amount. The Company has granted to the Red Cross a right of first refusal to acquire exclusive distribution rights to any subsequent generation of viral inactivation plasma products that are developed during the term of the agreement. The Company and the Red Cross have each committed to spend minimum amounts for marketing VIPLAS/SD in 1998 and 1999. Additionally, a joint marketing committee will coordinate all marketing activities for VIPLAS/SD. The exclusive distribution agreement between the Company and the Red Cross provides that the Red Cross will use its best efforts to ensure availability of the Company's virally inactivated plasma products to all potential customers, including Red Cross blood centers and non-Red Cross blood centers. This agreement replaces the previous collaboration agreement among the Red Cross, the NYBC and the Company. Under the original agreement, the Red Cross made a $3.0 million non-interest bearing, unsecured loan to the Company to be used to fund improvements to the Company's manufacturing facility. Under the original agreement, as amended, the loan amortizes at the rate of 15% per year following receipt of marketing approval of VIPLAS/SD with a balloon payment due in year five. Each of the Company and Red Cross has the right to terminate the agreement upon written notice in certain circumstances, including a material breach of the agreement which is not cured by the other party.

  United States Surgical Corporation. In September 1996, the Company and U.S. Surgical entered into an exclusive worldwide distribution agreement, which was amended in October 1996, regarding VIGuard Fibrin Sealant for an initial period of 15 years. Upon entering into the agreement, U.S. Surgical paid a $3.0 million up front fee to the Company. U.S. Surgical has agreed to fund all direct clinical and regulatory costs associated with the development and regulatory approval of VIGuard Fibrin Sealant after the initial Phase II trial conducted by the Company. In addition, U.S. Surgical has agreed, subject to termination upon notice, to pay a substantial portion of agreed upon research and development costs associated with any improvements or, in return for exclusive rights, enhancements to VIGuard Fibrin Sealant. Pursuant to this agreement, the Company granted U.S. Surgical the mutually exclusive worldwide right, until October 2011, to seek, in its own name as permitted by law, necessary government approvals for and to use, market, distribute and sell fibrin sealants, and any improvements thereto which improve the storage or reconstitution time of such products, for use in in vivo human and veterinary medical applications. This mutually exclusive distribution agreement further provides U.S. Surgical with a first option to obtain exclusive distribution rights on any enhanced products developed by the Company as well as certain other wound care products developed in the future. U.S. Surgical must achieve certain minimum sales of the products to maintain its exclusive rights under the agreement. Under the agreement, the Company agrees to supply U.S. Surgical's forecasted demand for the products and if it is unable to supply an agreed upon level in excess of such forecasted demand, for a stated period, U.S. Surgical has an option to make arrangements to have the excess demand for such products produced by third-party manufacturers. Either the Company or U.S. Surgical may terminate the agreement upon written notice in certain circumstances, including a breach of the agreement by the other party which is not cured. U.S. Surgical may also terminate the agreement for any reason upon nine months' notice to the Company.

  Pall Corporation. In February 1998, the Company and Pall entered into a series of agreements (the "Pall Agreements") providing for, among other things, a collaboration on the development and marketing of systems employing the Company's LAC and Quencher viral inactivation technologies for RBCC and PC, or red blood cell and platelet concentrates. Pall is a leading manufacturer and supplier of filtration products, including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood components. VITEX will continue to develop its proprietary LAC and Quencher viral inactivation technologies in collaboration with Pall's proprietary filtration and processing technologies for pathogen removal in the treatment of red blood cell and platelet concentrates. Under the Pall Agreements, Pall receives exclusive worldwide distribution rights to any system incorporating any VITEX viral inactivation technology for red blood cells and platelets. The parties have also agreed to share research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations after each party is reimbursed for its cost of goods. Upon execution of the Pall Agreements in February 1998, Pall acquired 477,042 shares of the Common Stock for $4.0 million or $8.39 per share. Pursuant to the terms of the Pall Agreements, Pall has agreed to make a $5.0 million investment contemporaneously with the closing of the public offering contemplated by this Prospectus. In addition, the Pall Agreements provide that Pall will purchase up to $17.0 million worth of VITEX Common Stock in installments tied to the achievement of specified development milestones in the development of VIGuard RBCC and VIGuard PC. Such equity investments by Pall will be made at the prevailing market price per share. Pursuant to the Pall Agreements, certain existing stockholders of the Company have agreed to vote their shares to elect to the Board of Directors of the Company a nominee designated by Pall. Certain of the Pall Agreements may be terminated in certain circumstances including an event of default by either party which, in the case of VITEX, includes the termination for any reason of Dr. Bernard Horowitz's employment with the Company.

MANUFACTURING AND SUPPLY

  The Company currently produces all of its plasma fractions in its 92,000 square foot facility. The Company intends to produce its VIPLAS/SD, VIGuard Fibrin Sealant and VIGuard Albumin Solder products in its existing manufacturing facility, when and if FDA approval for such products is obtained. Through its collaboration with Pall, the Company will cooperate in the development of red blood cell and platelet concentrate viral inactivation systems. In December 1997, the FDA inspected the Company's manufacturing facility where the Company is currently producing VIPLAS/SD for inventory pending receipt of FDA marketing approval. As a result of that inspection, the FDA issued to the Company a list of inspectional observations which identified various issues related to the Company's manufacturing and recordkeeping procedures in connection with the manufacture of VIPLAS/SD. The Company responded to all of the issues raised by the FDA in February 1998 and is currently awaiting the FDA's confirmation that its response to the observations is satisfactory. There can be no assurance that the FDA will find that the Company's responses are adequate. Renovations to the Company's facility to accommodate production of VIGuard Fibrin Sealant have been initiated and are expected to be completed in the first half of 1999.

  The Company's manufacturing processes are subject to extensive regulation by the FDA, including the FDA's current Good Manufacturing Practice ("cGMP") requirements. Failure to comply with such requirements would materially impair the Company's ability to maintain commercial-scale production of its plasma fractions or achieve and maintain commercial-scale production of any future products. If the Company is unable to achieve full scale production capability for any product, acceptance by the market of such product would be impaired and any such impairment in market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company purchases certain key components for the manufacture of its products from a limited number of outside suppliers and intends to continue purchasing components from outside suppliers for its future products. The Company currently obtains from a single supplier the customized bags for the packaging of its VIPLAS/SD product. Further, the Company has identified only one source for a key component of one of its proposed wound care products. While the Company believes that there are alternative sources of supply for such components, establishing additional or replacement suppliers for any such components, if required, may not be accomplished quickly and could involve significant additional costs. Any failure by the Company to obtain any components used to manufacture its products from alternative suppliers, if required, could limit the Company's ability to manufacture its products and could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the inclusion of components manufactured by others could require the Company to seek approvals from government regulatory authorities, which could result in delays in product delivery. There can be no assurance that the Company would receive any such regulatory approvals. Any such delay would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company owns its Melville, New York facility subject to an arrangement with the Suffolk County (New York) Industrial Development Agency for certain economic benefits. See note 13 to the Company's Financial Statements. The Company leases 12,000 square feet of laboratory space from Columbia University to support its research and development activities.

SALES, MARKETING AND DISTRIBUTION

  VITEX believes that it can accelerate the commercialization of its products by collaborating with sales, marketing and distribution partners, rather than by establishing its own sales force. The Company has entered into collaborations with Bayer, Red Cross, U.S. Surgical and Pall, for the sales, marketing and distribution of the Company's products and systems. As part of these agreements, the Company is also collaborating with U.S. Surgical and Pall for the development of certain of the Company's products and systems. VITEX may seek to establish additional collaborations in other areas of strategic focus.

  In December 1997, the Company contracted with the Red Cross for the Red Cross to become the exclusive distributor of the Company's VIPLAS/SD in North America, to be marketed under the brand name PLAS+(R)SD by the Red Cross upon receipt of FDA marketing approval. The Company and the Red Cross have each committed to spend certain minimums for marketing VIPLAS/SD in 1998 and 1999. Additionally, a joint marketing committee will coordinate all marketing activities for VIPLAS/SD. The Company has entered into a distribution agreement with U.S. Surgical pursuant to which the Company has granted U.S. Surgical the exclusive worldwide rights to market and distribute its VIGuard Fibrin Sealant, subject to U.S. Surgical achieving stated minimum sales requirements for such products. Under the terms of the Pall Agreements, Pall agreed to, among other things, collaborate on the development and marketing of systems employing the Company's viral inactivation technologies for RBCC and PC. Under the Pall Agreements, among other things, Pall receives exclusive worldwide distribution rights to any systems incorporating any VITEX viral inactivation technology for red blood cells and platelets.

  The Company believes that market acceptance of the Company's products and systems will depend, in part, on the Company's ability to provide acceptable evidence of the safety, efficacy and cost-effectiveness of its products and systems, as well as the ability of blood centers and hospitals to obtain adequate reimbursement for such products. The Company believes that market acceptance of its products and systems will also depend upon the extent to which physicians, patients and health care payors perceive that the benefits of using the Company's products and systems justify the additional costs and processing requirements. There can be no assurance that the Company's products and systems will gain any significant degree of market acceptance among blood centers, physicians, patients and health care payors, even if clinical trials demonstrate safety and efficacy and necessary regulatory approvals and health care reimbursement approvals are obtained. There can be no assurance that the Company's strategic collaborators will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If a collaborator with the Company does not market a product successfully, the Company's business would be materially adversely affected. There can be no assurance that the Company's collaborators will be successful in gaining market acceptance for any products that the Company may develop and a failure to do so would result in a material adverse affect on the Company's business, results of operations and financial condition.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

  The Company's success depends in part on its ability to maintain licensed patent rights, obtain patents, protect trade secrets, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company. The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. The Company believes that the protection of its proprietary technologies may create competitive barriers to entry into the viral inactivation market. The Company intends to continue to pursue its patent filing strategy and to vigorously defend its intellectual property position against infringement.

  In connection with its spinoff from the NYBC, the Company became the licensee of a substantial portfolio of patents and patent applications held by the NYBC. The Company is a nonexclusive worldwide licensee under 12 issued United States patents, 26 issued foreign counterpart patents and three pending foreign counterpart patent applications held by the NYBC for use of the S/D process in treating plasma derivatives. The Company is a nonexclusive worldwide licensee under two issued United States patents, five pending United States patent applications, four issued foreign counterpart patents and 20 pending foreign counterpart patent applications held by the NYBC for use of UVC technology in treating plasma derivatives. The Company is the exclusive licensee for the U.S., Canada and Mexico and a non-exclusive licensee outside of the United States, Canada, Mexico and Europe under 14 issued United States patents, five pending United States patent applications, 17 issued foreign counterpart patents and 15 pending foreign counterpart patent applications held by the NYBC for use of the S/D process and UVC technology in treating transfusion plasma products. The Company is the exclusive worldwide licensee under two issued United States patents, five pending United States patent applications, four issued foreign counterpart patents and 20 pending foreign counterpart patent applications held by the NYBC for use of UVC technology in treating fibrin sealant/thrombin products and for the manufacture and use of fibrin sealant, fibrinogen and thrombin and the nonexclusive worldwide licensee under 12 issued United States patents, 26 issued foreign counterpart patents and three pending foreign counterpart patent applications held by the NYBC for use of the S/D process in treating fibrin sealant/thrombin products. Finally, the Company is the exclusive worldwide licensee under four issued United States patents, 11 pending United States patent applications, four issued foreign counterpart patents and 33 pending foreign counterpart patent applications held by the NYBC for use of light and certain compounds in virally inactivating cellular products. The rights referred to above are granted to the Company by five license agreements between the Company and the NYBC. The NYBC has the right to terminate any of these licenses if the Company breaches the respective license and fails to cure such breach, fails to produce and market the relevant products within specified time frames or fails to conform to government regulations in the production of the relevant products. For exclusive licenses, the NYBC has the right to terminate the license if certain minimum payments and/or minimum royalties are not paid by the Company. If any of the licenses between the Company and the NYBC were terminated it would have an adverse effect upon the Company's business, results of operations and financial condition. See "Risk Factors--Uncertainty of Proprietary Technologies and Patents."

  In addition to being a licensee to patents and patent applications held by the NYBC, the Company is developing its own technologies and products and pursuing patent protection for such technologies and products. The Company has one pending United States patent application and is the co-owner of one issued United States patent.

  Proprietary rights relating to the Company's planned and potential products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. There can be no assurance that any patents owned by, or licensed to, the Company will afford protection against competitors or that any pending patent applications now or hereafter filed by, or licensed, to the Company will result in patents being issued. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The patent positions of biopharmaceutical companies involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with certainty. There can be no assurance that any of the Company's owned or licensed patents or patent applications, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company.

  Because patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it or its licensors were the first to make the inventions covered by each of its issued, licensed or pending patent applications or that it or its licensors were the first to file for protection of inventions set forth in such patent applications. There can be no assurance that the Company's planned or potential products will not be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of such products would require a license under such patents or other intellectual property rights. There can be no assurance that such required licenses will be available to the Company on acceptable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

  The Company may rely, in certain circumstances, on trade secrets to protect its technology. However, trade secrets are difficult to protect. The Company seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

COMPETITION

  If the Company receives the necessary approvals to market its products currently under development, the Company's products will compete with current approaches to enhance blood safety, as well as with future products under development by others, including medical technology, biotechnology, pharmaceutical and hospital supply companies, national and regional blood centers, governmental organizations and agencies, academic institutions and other agencies. The industries in which the Company competes are characterized by rapid and significant technological changes. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Many companies and organizations that may be competitors or potential competitors of the Company have substantially greater financial and other resources than the Company and may have greater experience in pre-clinical studies, clinical trials and other regulatory approval procedures. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products, or that might render the Company's technology and products uncompetitive or obsolete. Furthermore, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's ability to use the Company's technology or commercialize products that may be developed.

  For VITEX Plasma Fractions, which are currently in production, the Company faces competition from other large plasma fractionators. Additional competition in the market for plasma derivatives may come from producers of recombinant blood products. Competition in this area may have a material adverse effect on the Company's business, financial condition and results of operations.

  Competition with the Company's products under development may come from alternative approaches to the problem of improving the safety of blood and blood products and from alternative viral inactivation technologies. The alternative approaches to achieving safer blood component products include apheresis blood collection systems, the use of blood substitutes, blood salvage systems, blood cell stimulants, leukocyte filters and reduction systems and improved blood testing. All of these approaches are currently available, and each has gained some degree of market acceptance.

  In the area of viral inactivation of blood and blood components, several companies are developing technologies which are, or in the future may be, the basis for products that will directly compete with or reduce the market opportunity for the Company's viral inactivation products which are under development. In the plasma market, treatment with methylene blue is used commercially in Europe for pathogen inactivation. Because the Company's S/D process involves pooling plasma, there may be an increased risk of transmission of pathogens not inactivated by the process, as compared with processes, such as treatment with methylene blue, which do not require pooling. In addition to methylene blue, other viral inactivation methods which may compete with the Company's S/D, UVC and LACs include patented viral inactivation compounds, including psoralens, developed by Cerus Corporation. Additionally, ozone sterinetics technology under development may compete with the Company's viral inactivation technology. The Company believes that the primary competitive factors in the market for viral inactivation systems will include the breadth and effectiveness of viral inactivation processes, ease of use, the scope and enforceability of patent or other proprietary rights, product price, product supply and marketing and sales capability. In addition, the length of time required for products to be developed and to receive regulatory and, in some cases, reimbursement approval is an important competitive factor. The Company believes it competes favorably with respect to these factors, although there can be no assurance that it will be able to continue to do so. Any failure by the Company to compete effectively with these alternative products and technologies would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's wound care products will compete with existing wound care techniques, such as sutures and synthetic glues, which do not carry the risk of viral contamination. The Company may face competition from many other companies seeking to develop and market fibrin sealants. The Company believes several other companies are developing competitive wound care products, including synthetic glues and other alternatives to sutures. There can be no assurance that any of these alternative viral inactivation systems or wound care products will not achieve widespread acceptance. For the Company's products to gain market acceptance, the Company may need to demonstrate that its products are superior in performance, safer or more cost-effective than other existing or future technologies or products.

GOVERNMENT REGULATION

  The Company and its products are comprehensively regulated by the FDA and, in some instances, by state and local governments, and by foreign regulatory authorities. The FDA regulates drugs, medical devices and biologics under the Federal Food, Drug and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. These laws and implementing regulations govern, among other things, the development, testing, manufacturing, record keeping, storage, labeling, advertising, promotion and premarket approval of such products.

  The PLA for the Company's VITEX Plasma Fractions was approved initially by the FDA in 1970 and amended from time to time thereafter. The Company believes that its future VIPLAS/SD and VIGuard Fibrin Sealant, like VITEX Plasma Fractions, will be regulated by the FDA as biologics. The Company anticipates that its VIGuard Albumin Solder may be regulated as a medical device. However, despite the Company's expectations of how a given product will be regulated, it is possible that the FDA will decide to regulate any one or more of the Company's products as biologics, as medical devices, as "combination products," including drugs or biologics and one or more medical devices, or as drugs or biologics with one or more medical devices requiring separate approval or clearance. Whether the FDA regulates the Company's products as biologics or as one or more of the other alternatives, it is likely that the FDA's Center for Biologics Evaluation and Review will be principally responsible for regulating the Company's products.

  Before a new drug may be marketed in the United States, the FDA must approve an NDA for the product. Before a biologic may be marketed in the United States, the FDA must approve either a Biologics License Application ("BLA") covering both the product and the facility or a PLA for the product and an Establishment License Application ("ELA") for the facility at which the product is manufactured. Before a medical device may be marketed in the United States, the FDA must clear a pre-market notification (a "510(k)") or approve a pre-market application ("PMA") for the product. Before a combination product may be marketed in the United States, it must have an approved NDA, BLA (or PLA/ELA) or PMA, depending on which statutory authority the FDA elects to use.

  Despite the multiplicity of statutory and regulatory possibilities, the steps required before approval are essentially the same whether the product is ultimately regulated as a drug, a biologic, a medical device, a combination product or some combination thereof. The steps required before a drug, biologic or medical device may be approved for marketing in the United States pursuant to an NDA, BLA (or PLA/ELA) or PMA, respectively, generally include:
(i) pre-clinical studies; (ii) submission to the FDA of an IND, for drugs or biologics, or an investigational device exemption ("IDE"), for medical devices, for clinical trials, which must become effective before human clinical trials may begin; (iii) appropriate tests to show the product's safety; (iv) adequate and well-controlled human clinical trials to establish the product's efficacy for its intended indications; (v) submission to the FDA of an NDA, BLA (or PLA/ELA) or PMA, as appropriate and (vi) FDA review of the NDA, BLA (or PLA/ELA) or PMA in order to determine, among other things, whether the product is safe and effective for its intended uses. In addition, the FDA inspects the facilities at which the product is manufactured and will not approve the product unless compliance with cGMP requirements is satisfactory. The steps required before a medical device may be cleared for marketing in the United States pursuant to a 510(k) are generally the same, except that instead of conducting tests to demonstrate safety and efficacy, data, including clinical data if necessary, must be obtained to show that the product is substantially equivalent to a legally marketed device, and the FDA must make a determination of substantial equivalence rather than a determination that the product is safe and effective.

  The Company believes that, in deciding whether a viral inactivation system is safe and effective, the FDA is likely to take into account whether it adversely affects the therapeutic efficacy of blood components as compared to the therapeutic efficacy of blood components not treated with the system, and that the FDA will evaluate the system's safety and other risks against the benefits of using the system in a blood supply that has become safer in recent years.

  There can be no assurance that the means employed by the Company of demonstrating safety and efficacy will ultimately be acceptable to the FDA. Moreover, even if the FDA considers these means of demonstrating safety and efficacy to be acceptable in principle, there can be no assurance that the FDA will find the data submitted sufficient to demonstrate safety and efficacy.

  Even if regulatory approval or clearance is granted, it could include significant limitations on the indicated use for which a product could be marketed. The testing and approval/clearance process requires substantial time, effort and financial resources, and is generally lengthy, expensive and uncertain. The approval process is affected by a number of factors, including the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period and may delay marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to obtain approval for the use of the product for additional indications. The FDA may also require post-marketing testing to monitor for adverse effects which can involve significant expense. Later discovery of previously unknown problems with a product may result in labelling changes and other restrictions on the product, including withdrawal of the product from the market. In addition, the policies of the FDA may change, and additional regulations may be promulgated which could prevent or delay regulatory approval of the Company's planned products. There can be no assurance that any approval or clearance will be granted on a timely basis, if at all. Any failure to obtain or delay in obtaining such approvals or clearances, and any significant limitation on their indicated uses, could have a material adverse effect on the Company's business, financial condition and results of operations.

  A drug, biologic or medical device, its manufacturer, and the holder of the NDA, BLA (or PLA/ELA), PMA or 510(k) for a product are subject to comprehensive regulatory oversight, both before and after approval or clearance is obtained. Violations of regulatory requirements at any stage, including during the preclinical and clinical trial process, during the approval/clearance process or after the product is approved/cleared for marketing, could result in various adverse consequences, including the FDA's requiring that a clinical trial be suspended or halted, the FDA's delay in approving/clearing or refusing to approve/clear a product, withdrawal of an approved/cleared product from the market and the imposition of criminal penalties. For example, the holder of an NDA, BLA (or PLA/ELA), PMA or 510(k) is required to report certain adverse reactions to the FDA, and must comply with certain requirements concerning advertising and promotional labeling for the product. Also, quality control and manufacturing procedures must continue to conform to cGMP regulations after approval or clearance, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, monies and efforts on regulatory compliance, including cGMP compliance. In addition, new government requirements may be established that could delay or prevent regulatory approval or clearance of the Company's products under development or otherwise alter the applicable law. There can be no assurance that the FDA will determine that the facilities and manufacturing procedures of the Company or any other third-party manufacturer of the Company's planned products will conform to cGMP requirements.

  In addition to the regulatory requirements applicable to the Company and its products, there are also regulatory requirements applicable to the Company's prospective customers, which are primarily entities that ship blood and blood products in interstate commerce. Such entities are regulated by the FDA pursuant to the Food, Drug and Cosmetic Act and the Public Health Service Act and implementing regulations. Blood centers and others that ship blood and blood products interstate will likely be required to obtain approved license supplements from the FDA before shipping products processed with the Company's viral inactivation systems. This requirement and/or FDA delays in approving such supplements may deter some blood centers from using the Company's products, and blood centers that do submit supplements may face disapproval or delays in approval that could provide further disincentives to use of the systems. The regulatory impact on potential customers could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. The Company will be required to obtain a permit amendment from regulatory authorities to increase the volume of permitted discharge from the manufacture of VIPLAS/SD. Although the Company has submitted an application to obtain this permit amendment and is actively pursuing it, there can be no assurance that such permit amendment will be obtained in a timely manner, if at all. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, including certain hazardous chemicals, viruses and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

HEALTH CARE REIMBURSEMENT

  The Company's ability to commercialize successfully its products is dependent in part on the extent to which appropriate levels of reimbursement for the Company's products and related treatments are obtained from government authorities, private health insurers and other organizations, such as managed care organizations ("MCOs"). Third-party payors are increasingly challenging the pricing of medical products and services. The trend toward managed care health in the U.S., the growth of MCOs and legislative proposals to reform health care and government insurance programs could significantly influence the purchase of medical products and services, resulting in lower prices and reduced demand for the Company's products. Such cost containment measures and health care reform could affect the Company's ability to sell its products, which the Company expects will be priced at a premium to corresponding widely used blood products that are not virally inactivated and may have a material adverse effect on the Company. Significant uncertainty exists about the reimbursement status of newly approved medical products and services. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company.

EMPLOYEES

  The Company has approximately 235 permanent employees, including 5 M.D.s and 20 Ph.D.s. Thirty-nine of the Company's employees are engaged in research and development and 160 in manufacturing. The Company regularly employs the services of outside consultants with respect to regulatory, scientific, and certain administrative and commercial matters. The Company expects to continue to require the services of such outside consultants. The Company believes that relations with its employees relations are good. No employee is represented by a union.

LEGAL PROCEEDINGS

  There are no material legal proceedings pending against the Company or its properties or to which the Company is party.

  The Company is aware that in the course of ongoing litigation between the NYBC and a third party, the third party has asserted claims against the NYBC based on breach of a contract that was executed in 1988 by those parties and rights under which were assigned to the Company in 1995. The third party has claimed that it is entitled to payments from the NYBC based on improvements in albumin throughput yields attributable to certain filtration technology licensed to the NYBC by the third party. The Company understands that the NYBC believes it has meritorious defenses against this third party's claims and, in any event, as part of the assignment of NYBC's rights under the disputed contract by the NYBC to the Company, the Company assumed no responsibility for pre-existing contract liabilities. However, there can be no assurance that the third party will not assert claims against the Company under that contract which are similar in nature to the claims being asserted against the NYBC. No such claims have been asserted to date. The Company believes that it would have meritorious defenses against any such claims.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information regarding Directors and executive officers of the Company as of February 26, 1998:

        NAME             AGE                            POSITION
        ----             ---                            --------
David Tendler...........  60 Chairman of the Board of Directors
John R. Barr............  41 President, Chief Executive Officer and Director
Bernard Horowitz,         53
 Ph.D. .................     Executive Vice President, Chief Scientific Officer and Director
Richard A. Charpie(2)...  45 Director
Jeremy Hayward-           55
 Surry(2)...............     Director
Irwin Lerner(1).........  67 Director
Peter D. Parker(1)......  47 Director
Damion E. Wicker,         37
 M.D.(1) ...............     Director
Joanne M. Leonard.......  34 Vice President, Chief Financial Officer and Treasurer

------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

  DAVID TENDLER has served as a Director and Chairman of the Company since December 1994. In 1985, Mr. Tendler founded his own international consulting firm, Tendler Beretz LLC, and has since remained as President and Chief Executive Officer. In 1981, he was named Chairman and CEO of Phibro Corporation, which subsequently acquired Salomon Brothers--at which point Mr. Tendler became Co-Chairman and CEO of Phibro-Salomon. He joined Philipp Brothers (the predecessor to Englehard Minerals & Chemicals Corp./Phibro Corp.) in 1960, managed Far Eastern operations for more than seven years, and was promoted to President of Phibro in 1975. He remains active in the private equity and consulting businesses, and in various charitable organizations, including service as a Director of BioTechnology General Corporation and a member of the Board of Trustees and the Executive Committee of the NYBC. Mr. Tendler has a B.B.A. from the City University of New York.

  JOHN R. BARR joined the Company as President, Chief Executive Officer and a Director in November 1997. Previously, Mr. Barr served as President of North American Operations at Haemonetics Corporation from 1995 to 1997 where he had responsibility for Haemonetics' blood bank, commercial plasma and blood bank services businesses. He also managed the global manufacturing and North American research and development functions and served as a member of the Board of Directors of Haemonetics. Prior to joining Haemonetics in 1990, he held various positions at Baxter Healthcare Corporation. Mr. Barr has an undergraduate degree in Biomedical Engineering from the University of Pennsylvania and an M.M. from the Kellogg School of Management at Northwestern University.

  BERNARD HOROWITZ, PH.D. joined the Company as Executive Vice President, Chief Scientific Officer and a Director in February 1995. Prior to joining the Company, Dr. Horowitz was the NYBC's Vice President for Commercial Development and a Laboratory Head in the NYBC's Lindsley F. Kimball Research Institute. He is internationally recognized for his research on blood viral safety and the preparation and characterization of new therapeutics from blood protein solutions and he holds several U.S. and non-U.S. patents for these processes. He has extensive experience from his positions at the NYBC and the Company with the regulatory process including product license and establishment license applications and administration. Dr. Horowitz has authored over 60 scientific publications and reviews on a wide range of subjects including: virus inactivation of blood proteins and blood cells, HBV detection, hemoglobin as a blood substitute and leukocyte interferon as an antiviral and anticancer agent. Additionally, he has served as a scientific consultant to the National Institutes of Health, the Food and Drug Administration, the National Hemophilia Foundation and the International Association of Biological Standardization. Dr. Horowitz received his B.S. in Biology from the University of Chicago and his Ph.D. from Cornell University Medical College.

  RICHARD A. CHARPIE has served as a Director of the Company since November 1995. Mr. Charpie served as the Chief Executive Officer of the Company from August 1997 to November 1997. He was the Vice President of the Company from November 1997 until January 1998. Mr. Charpie has been the Managing General Partner of Ampersand Ventures and all of its affiliated partnerships ("Ampersand") since he founded Ampersand in 1988 as a spin-off of the venture capital group of PaineWebber Incorporated. Currently, Mr. Charpie serves as a director of AutoCyte, Inc. and of several privately-held companies. Mr. Charpie holds an M.S. in Physics and a Ph.D. in Applied Economics and Finance, both from The Massachusetts Institute of Technology.

  JEREMY HAYWARD-SURRY has served as a Director of the Company since December 1997. He has been the President of Pall Corporation since July 1994 and a member of its Board of Directors since April 1993. Mr. Hayward-Surry was also the Treasurer and Chief Financial Officer of Pall from August 1992 until December 1997 and Executive Vice President of Pall from 1992 to July 1994. Mr. Hayward-Surry is a Fellow of the Institute of Chartered Accountants in England and Wales.

  IRWIN LERNER has served as a Director of the Company since September 1996. He is the former Chairman of the Board of Directors, Chairman of the Executive Committee, President and Chief Executive Officer of Hoffmann-LaRoche Inc., having retired in September 1993 after being an employee of the company for over 31 years. Mr. Lerner is the Chairman of the Board of Medarex, Inc. and serves on the boards of Humana Inc., Public Service Enterprise Group, Covance Inc. and Axys Pharmaceuticals. He has been a member of the Board of Project Hope and has chaired the New Jersey Governor's Council for a Drug-Free Workplace. He served for twelve years on the Board of Pharmaceutical Manufacturers Association (now PhRMA), including chairing the Association's FDA Issues Committee and the PMA Foundation. Mr. Lerner has served on the Boards of the National Committee for Quality Health Care, the Partnership for New Jersey and the Center for Advanced Biotechnology and Medicine of Rutgers University. He received his B.S. and M.B.A. degrees from Rutgers University, where he is currently the Distinguished Executive-in-Residence at the Graduate School of Management.

  PETER D. PARKER has served as a Director of the Company since November 1995. After fourteen years at AMAX, a metals company, Mr. Parker joined Ampersand in 1989 to lead its first specialty materials venture capital partnership, Ampersand Specialty Materials Ventures Limited Partnership and is a General Partner of Ampersand. He currently serves as a director of MicroPack Corporation and Pentose Pharmaceuticals, and as the Chairman of Advanced Chemistry and Technology, Inc., Novel Experimental Technology, Alexis Corporation and Nanodyne, Inc. He holds an M.S. in Chemical Metallurgy from Columbia University.

  DAMION E. WICKER, M.D. has served as a Director of the Company since May 1997. Dr. Wicker is a General Partner of Chase Capital Partners. Previously, Dr. Wicker was President of Adams Scientific since July 1991, and, prior to that, held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He currently is a Director of Landec Corporation and several privately-held health care companies. Dr. Wicker received a B.S. with Honors from The Massachusetts Institute of Technology, an M.D. from Johns Hopkins University and holds an M.B.A. from The Wharton School of the University of Pennsylvania.

  JOANNE M. LEONARD joined the Company as Vice President, Chief Financial Officer and Treasurer in August 1995. Ms. Leonard is also the Secretary of the Company. From 1985 until 1992, she was employed by KPMG Peat Marwick LLP, most recently as a Senior Audit Manager. In 1992, Ms. Leonard joined Immunomedics, Inc., a public biopharmaceutical company as the Corporate Controller. In 1994, Ms. Leonard was among the first employees at a biotechnology start-up company, M6 Pharmaceuticals, Inc., where she served as the Corporate Controller. Ms. Leonard is a Certified Public Accountant. Ms. Leonard holds a B.S. in Accounting and Finance from Montclair State University.

SCIENTIFIC ADVISORY BOARD

  VITEX's management is also supported from a technical and clinical perspective by the Company's Scientific Advisory Board ("SAB"). The members of the Company's SAB are valuable resources in identifying commercially promising applications on the Company's core viral inactivation technology. The members of the Company's SAB include:

  BARBARA ALVING, M.D. is Professor of Medicine of Hematology and Oncology at the Washington Hospital Center. She was formerly Chief of Hematology at Walter Reed Army Medical Center in Washington and served as the Medical Review Officer at the FDA Office of Blood and Blood Products. Dr. Alving has received several awards, including a Commendable Service Award from the FDA for her work on hypotensive agents in albumin products and a Meritorious Service Medal for achievement as a research investigator and a Member of the WRAIR Director's Peer Review Steering Committee. She is a member of several professional societies and has served as a Member of the Hematology Study Section for the NIH, Member of the Blood Products Advisory Committee of the FDA and Chairman of the American Heart Association's Council on Thrombosis. She has authored over 30 articles published in the field of hematology and fibrin sealant. Dr. Alving received her B.S. from Purdue University, a Ph.D. from Strasbourg University and an M.D. from Georgetown University School of Medicine.

  MORRIS A. BLAJCHMAN, M.D., F.R.C.P. is Chief of Service in Hematology, Research Director of the Blood Products Laboratory and Professor in the Departments of Pathology and Medicine at McMaster University. Additionally, he serves as Medical Director of the Hamilton Centre of the Canadian Red Cross. Formerly he was the President of the Canadian Society for Transfusion Medicine and Founding Editor and Editor-in-Chief of Transfusion Medicine Reviews. He has published over 200 articles on a wide variety of transfusion-related topics. Dr. Blajchman received an M.D.C.M. degree from McGill University.

  RICHARD A. CLARK, M.D. is Chairman and Professor of Dermatology at the School of Medicine, State University of New York at Stony Brook. He is President-Elect of the Wound Healing Society, President of the Dermatology Section of the New York Academy of Medicine, an Associate Editor of the Journal of Cell Biochemistry and a member of the Scientific Board of the Eczema Association. In addition, he is a member of the NIAMS Special Grants Review Committee. His principal research interests are in granulation tissue induction in cutaneous wound repair and in the pathobiology of fibrin in chronic venous ulcers. He has authored over 60 articles published in refereed journals. Dr. Clark received his B.S. from The Massachusetts Institute of Technology and an M.D. from the University of Rochester School of Medicine and Dentistry.

  NICHOLAS E. GEACINTOV, PH.D. is Professor of Chemistry at New York University. Formerly he was the President of the American Society for Photobiology. Additionally, he is a Fellow of the American Physical Society, ad hoc reviewer for NIH, DOE, NSF, American Chemical Society, Foreign Member of the Russian Academy of Sciences and serves on the Editorial Board of Chemical Research Toxicology. He is a member of numerous professional societies, including the American Chemical Society, American Society of Photobiology, Biophysical Society and the American Association for Cancer Research. His principal research interests include the structure and function of nucleic acids and the influence of light and reactive compounds on nucleic acid structure. He has authored over 200 publications. Dr. Geacintov received his B.S. and M.S. degrees as well a Ph.D. in Physical Chemistry from Syracuse University.

  JAY A. LEVY, M.D. is Professor-in-Residence in the Department of Medicine and a Research Associate in the Cancer Research Institute at the University of California School of Medicine at San Francisco. Additionally, he is a Fellow of the American Association for the Advancement of Science, the Editor of the journal AIDS and a member of 12 journal editorial boards. He has served on numerous national committees focused on cancer and AIDS research. His honors include a Fulbright Award, a Research Cancer Development Award, the Murray Thelin Award from the National Hemophilia Foundation and the Award of Distinction from the American Foundation for AIDS Research. His principal research interest is the biology of the AIDS virus. He has authored over 350 publications. Dr. Levy received a B.A. from Wesleyan University and an M.D. from Columbia University College of Physicians and Surgeons.

  DIX P. POPPAS, M.D. is the Director of the Division of Pediatric Urology and Reconstructive Surgery and Assistant Professor of Pediatric Urology at New York Hospital/Cornell University Medical Center. Additionally, he is the Rodgers Foundation Lecturer in Pediatric Urology. He is a member of numerous professional societies, including the American Urologic Association, the Society of Urology and Engineering and the Wound Healing Society, and he is a regular reviewer for the Journal of Urology and Lasers in Surgery and Medicine. In addition to his active practice as a urologic surgeon, his principal research interest is in improvements in wound closure and in wound healing. He has authored over 35 scientific articles and three patent applications, of which two have been awarded thus far. He received his B.S. from Virginia Commonwealth University and his M.D. from Eastern Virginia Medical School.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Company's Restated Certificate, to be filed concurrently with the closing of this offering, provides for a Board of Directors consisting of three classes, with each class being as nearly equal in number as possible. At each annual meeting of the Company's stockholders the term of one class expires and their successors are elected for a term of three years. The Company has designated three Class I Directors (Messrs. Barr, Charpie and Lerner), three Class II Directors (Messrs. Hayward-Surry and Parker and Dr. Wicker) and two Class III Directors (Dr. Horowitz and Mr. Tendler). These Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Restated Certificate provides that Directors may be removed only for cause by a majority of stockholders. See "Description of Capital Stock--Anti-Takeover Measures." There are no family relationships among any of the Directors or executive officers.

BOARD COMMITTEES

  The Company has standing Audit and Compensation Committees of the Board of Directors. The Audit Committee consists of Mr. Charpie and Mr. Hayward-Surry. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems.

  The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee's duties include the administration of the Company's 1998 Equity Incentive Plan (the "1998 Equity Plan"). The Compensation Committee is currently composed of Messrs. Lerner and Parker and Dr. Wicker.

DIRECTOR COMPENSATION

  Mr. Tendler receives $40,000 a year for his services as Chairman of the Company's Board of Directors. Mr. Lerner receives $1,000 for each meeting of the Board or of any committee of the Board which he attends. All members of the Company's Board receive reimbursement of expenses associated with their attendance of meetings of the Board or of any committee thereof of which they are a member.

  In February 1998, the Board of Directors and the stockholders of the Company adopted the 1998 Director Stock Option Plan (the "1998 Director Plan"). All of the Directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the 1998 Director Plan. There are 89,445 shares of Common Stock reserved for issuance under the 1998 Director Plan. Each Eligible Director will receive an annual option to purchase 1,788 shares of Common Stock (the "Option"). Each Option becomes fully exercisable on the first anniversary of the date of grant, provided that the optionholder is still a Director of the Company at the opening of business on such date. The 1998 Director Plan has a term of ten years. The exercise price for the Options is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash or if the option agreement so provides, in shares of Common Stock, or a combination of both.

ARRANGEMENTS REGARDING THE ELECTION OF DIRECTORS

  Certain stockholders of the Company, who will hold in the aggregate approximately 73% of the outstanding shares of the Company's Common Stock after this offering, have agreed to vote their shares for the election of a nominee designated by Pall. Mr. Hayward-Surry is the designee of Pall under this agreement. This agreement terminates upon the termination of the Joint Development, Marketing and Distribution Agreement between the Company and Pall or upon a breach of an agreement by Pall not to acquire, by means of open market purchases, 20% or more of the shares of Common Stock.

  Pursuant to the terms of Dr. Horowitz' employment agreement with the Company, the Company agrees to use its best efforts to cause Dr. Horowitz to be a member of the Company's Board of Directors throughout the term of the agreement.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or earned during the fiscal year ended December 31, 1997 by all persons who served as the Company's Chief Executive Officer during any part of such year and by all of the other executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                   LONG-TERM
                                                  COMPENSATION
                             ANNUAL COMPENSATION     AWARDS
                             -------------------- ------------
                                                   SECURITIES
NAME AND 1997 PRINCIPAL                            UNDERLYING      ALL OTHER
POSITION                     SALARY ($) BONUS ($) OPTIONS (#)   COMPENSATION ($)
-----------------------      ---------- --------- ------------  ----------------
John R. Barr(1).............    16,154       --     367,621            6,635(2)
 President and Chief
 Executive Officer
Richard A. Charpie(3).......   100,000       --         --               --
Bernard Horowitz, Ph.D......   182,262    36,960    125,223              --
 Executive Vice President
 and Chief Scientific
 Officer
Joanne M. Leonard...........   144,709    23,186      7,155(4)           --
 Vice President, Chief
 Financial Officer and
 Treasurer
Thomas R. Ostermueller(5)...   215,914    59,063        --           270,688(6)

----------------
(1) Mr. Barr became President and Chief Executive Officer of the Company in November 1997. His current annual salary is $280,000.
(2) Consists of reimbursement of relocation expenses.
(3) Mr. Charpie served as President and Chief Executive Officer of the Company from August 1997 to November 1997 and as Vice President of the Company from November 1997 until January 1998.
(4) Does not include the grant to Ms. Leonard in January 1998 of options to purchase 21,467 shares of Common Stock.
(5) Mr. Ostermueller served as President and Chief Executive Officer of the Company from February 1995 to October 1997.
(6) Represents a severance payment made to Mr. Ostermueller of $270,000, and a premium of $688 paid by the Company for term life insurance.

 1997 OPTION GRANTS

  The following table contains certain information regarding stock option grants during the fiscal year ended December 31, 1997 to the Named Executive Officers. No options were granted to Messrs. Ostermueller or Charpie during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL
                                           INDIVIDUAL GRANTS                   REALIZABLE VALUE AT
                         -----------------------------------------------------   ASSUMED ANNUAL
                           NUMBER OF      PERCENT OF                             RATES OF STOCK
                           SECURITIES        TOTAL                             PRICE APPRECIATION
                           UNDERLYING   OPTIONS GRANTED EXERCISE OR            FOR OPTION TERM(2)
                            OPTIONS     TO EMPLOYEES IN BASE PRICE  EXPIRATION -------------------
NAME                     GRANTED (#)(1)   FISCAL YEAR    ($/SHARE)     DATE     5% ($)    10% ($)
----                     -------------- --------------- ----------- ---------- --------- ---------
John R. Barr............    367,621          54.2%         8.39      11/24/07  1,943,129 4,904,087
Bernard Horowitz,
 Ph.D...................    125,223          18.5%         8.39      12/12/07    661,891 1,670,487
Joanne M. Leonard.......      7,155(3)        1.1%         2.80       1/24/07     12,621    31,854

------------------
(1) Each of the options shown vest in equal annual installments over a four-year period and have a ten-year term.
(2) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the option was granted through the expiration date. Actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through the option period, and the date on which the options are exercised.
(3) Does not include a grant to Ms. Leonard in January 1998 of options to purchase 21,467 shares of Common Stock.

 OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table provides information about the number of shares issued upon option exercises by the Named Executive Officers during the year ended December 31, 1997 and the value realized by the Named Executive Officers. The table also provides information about the number and value of options held by the Named Executive Officers at December 31, 1997. Mr. Charpie did not hold any options as of December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            SHARES                        OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON                 FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                           EXERCISE      VALUE     ------------------------- -------------------------
NAME                          (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                      ----------- ------------ ----------- ------------- ----------- -------------
John R. Barr............        -            -            -       367,621            -     2,062,354
Bernard Horowitz,
 Ph.D...................        -            -       111,806      237,031     1,252,787    1,955,931
Joanne M. Leonard.......        -            -        13,417       20,573(2)    150,338      230,520
Thomas R. Ostermueller..    12,523       70,004      127,237          --      1,425,691          --

------------------
(1) For purposes of determining the values of the options held by Named Executive Officers, the Company has assumed that Common Stock had a value of $14.00 per share at December 31, 1997. The option value is based on the difference between the fair market value of the shares at that date and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.
(2) Does not include a grant to Ms. Leonard in January 1998 of options to purchase 21,467 shares of Common Stock.

EMPLOYMENT AGREEMENTS

  Mr. Barr is a party to a letter agreement with the Company, dated November 10, 1997, pursuant to which he serves as President and Chief Executive Officer. Under this agreement, Mr. Barr is entitled to annual base compensation of $280,000, subject to increase by the Board, and is also entitled to a performance bonus based upon the achievement of financial and other performance goals. Mr. Barr is guaranteed a bonus of $45,000 in 1998. Pursuant to the letter agreement, Mr. Barr was also granted options to purchase 367,621 shares of the Company's Common Stock at an exercise price of $8.39 per share.

  Dr. Horowitz is a party to an employment agreement with the Company which was entered into on January 15, 1998. Pursuant to this agreement, the Company agreed to employ Dr. Horowitz as Executive Vice President and Chief Scientific Officer for a four-year term commencing February 1, 1995, with automatic one-year renewals thereafter unless either party terminates the agreement. Under the terms of this agreement, Dr. Horowitz: (i) is entitled to an annual salary of $170,000 subject to increase by the Board; (ii) was entitled to a grant of stock options for 223,613 shares of Common Stock at an exercise price of $2.80 per share vesting in equal annual installments over a four year period commencing February 1, 1995 (the "1995 Grant"); (iii) was entitled to a grant of stock options for 125,224 shares of Common Stock at an exercise price of $8.39 per share vesting in equal annual installments over a four-year period commencing December 12, 1997 (the "1997 Grant"); and (iv) is entitled to benefits and bonuses at the discretion of the Board, including an annual bonus based on the performance of the Company targeted at 25% of Dr. Horowitz' annual salary. The Company also agrees to use its best efforts to cause Dr. Horowitz to be a member of its Board of Directors throughout the term of the agreement. If Dr. Horowitz is terminated by the Company without cause, or if Dr. Horowitz voluntarily terminates his employment with the Company for good reason, the agreement provides that Dr. Horowitz will be entitled to receive his base salary for an additional year following such termination of employment and any vested benefits, and his stock options from the 1995 Grant will vest in full and from the 1997 Grant will vest to include the amount of options that would have vested at the next annual vesting anniversary following the date of termination of employment.

  Ms. Leonard, the Company's Vice President, Chief Financial Officer and Treasurer, entered into an agreement with the Company effective as of December 23, 1997. The agreement provides that if Ms. Leonard decides to terminate her employment with the Company prior to or more than 60 days after the closing of a qualified initial public offering, then Ms. Leonard is entitled, at a minimum, to her base salary and health benefits for a period of six months following such termination of employment and accelerated vesting with respect to the next two tranches of her existing options at the time of termination of employment. The offering contemplated by this Prospectus is expected to constitute a qualified initial public offering under this agreement. If Ms. Leonard decides to terminate her employment with the Company within 60 days following completion of a qualified initial public offering, then Ms. Leonard is entitled to the same severance amounts as before and is also eligible to receive additional stock options and bonuses.

  Mr. Ostermueller, the Company's former President and Chief Executive Officer, entered into an employment agreement with the Company in 1995 which provided a base salary of $262,500, and provided an automobile allowance and additional life insurance with $600,000 of coverage. The agreement was terminated effective October 5, 1997 pursuant to a letter agreement the terms of which entitled Mr. Ostermueller to receive a one-time termination payment of $270,000, the accelerated vesting of stock options for 27,951 shares of Common Stock, outplacement support, and medical and insurance benefits through October 5, 1998.

STOCK PLANS

   1998 Equity Incentive Plan. The Company's 1998 Equity Incentive Plan was originally adopted in October 1995, and was amended and restated in January 1996 and in January 1998 (as amended and restated, the "1998 Equity Plan"). The 1998 Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the 1998 Equity Plan is to attract and retain key personnel of the Company and to enable them to participate in the long-term growth of the Company. The 1998 Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 2,146,690 shares of Common Stock, subject to adjustment for stock-splits and similar capital changes. Awards under the 1998 Equity Plan can be granted to officers, employees, directors and other individuals as determined by the committee of the Board of Directors which administers the 1998 Equity Plan, each of whose members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee of the Board of Directors administers the 1998 Equity Plan. The Compensation Committee selects the participants and establishes the terms and conditions of each option or other equity right granted under the 1998 Equity Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") granted under the 1998 Equity Plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the 1998 Equity Plan may not exceed ten years.

  1998 Employee Stock Purchase Plan. In February 1998, the Company adopted the Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. There are 89,445 shares of Common Stock reserved for issuance under the 1998 Purchase Plan. To date, no shares of Common Stock have been issued under the 1998 Purchase Plan. The 1998 Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Rights to purchase Common Stock under the 1998 Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the 1998 Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The 1998 Purchase Plan terminates in January 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of Messrs. Lerner and Parker and Dr. Wicker. Mr. Parker is a General Partner of the Ampersand Funds. Dr. Wicker is a General Partner of Chase Capital Partners. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

  The Company is a party to several license agreements with the NYBC relating to blood fractionation and viral inactivation technology which grant various exclusive and non-exclusive licenses to such technology. The Company and the NYBC have also entered into an Omnibus Agreement which allocates various rights and obligations under license agreements that the NYBC has entered into with third parties relating to blood fractionation and other technology. In the years ended December 31, 1996 and 1997, the Company made royalty payments to the NYBC under these licenses of $180,000 and $600,000, respectively. The Company did not make any royalty payments to the NYBC in the year ended December 31, 1995. In January 1998, the Company issued 35,778 shares of its Common stock to the NYBC in satisfaction of $300,000 of royalty obligations due in August and November 1997 under one of the license agreements.

  Concurrently with the execution of a Joint Development, Marketing and Distribution Agreement between the Company and Pall in February 1998, the Company and Pall entered into a Stock Purchase Agreement pursuant to which Pall purchased 477,042 shares of Common Stock for an aggregate purchase price of $4,000,000. In addition, Pall has agreed to invest $5,000,000 in Common Stock in a private placement concurrently with the closing of this offering at a price per share equal to the price for which shares of Common Stock are sold in this offering, net of underwriting discounts and commissions. Pall is additionally obligated to invest an aggregate of $17,000,000 in Common Stock in installments at the then public trading prices of the Common Stock upon the achievement of various development milestones for the development of VIGuard RBCC and VIGuard PC. Mr. Hayward-Surry, a member of the Company's Board of Directors, is President of Pall Corporation. See "Management--Arrangements Regarding the Election of Directors."

  In April 1997, the Company sold 1,797,893 shares of Common Stock at a purchase price of $8.33 per share to CB Capital Investors, L.P. and issued a contingent stock purchase warrant to CB Capital Investors, L.P. to purchase 1% of the fully diluted equity of the Company for every $1,000,000 in subsequent private equity capital raised, subject to a cap of 5%, for a purchase price of $0.028 per share. This warrant will terminate upon the closing of this offering. In December 1997, the Chase Manhattan Bank, an affiliate of CB Capital Investors, L.P. made a term loan in the principal amount of $10,750,000 to the Company. The principal of this loan is repayable in 16 consecutive quarterly installments commencing on March 31, 1998. The unpaid principal on the loan accrues interest, at the Company's option at either LIBOR plus 2.75% to 1.75% or the base rate of the bank, as defined, plus margins of up to 0.5%. See note 7 to the Company's Financial Statements. Dr. Wicker, a member of the Company's Board of Directors, is a General Partner of Chase Capital Partners, an affiliate of CB Capital Investors, L.P. and the Chase Manhattan Bank.

  Dr. Bernard Horowitz, the Company's Executive Vice President and Chief Scientific Officer, is one of the inventors named in the patents covering viral inactivation technologies owned by the NYBC and licensed to the Company. Under the terms of arrangements with the NYBC, Dr. Horowitz will receive a percentage of the royalty payments made by the Company to the NYBC based on sales of the Company's products and systems employing the licensed S/D, UVC or LAC technologies.

  Mr. Richard A. Charpie, a Director of the Company and the Managing General Partner of the Ampersand Funds, served as Chief Executive Officer of the Company from August 1997 through November 23, 1997 and as a Vice President of the Company from November 24, 1997 through January 23, 1998. Ampersand received aggregate compensation on behalf of Mr. Charpie from the Company in the amount of $100,000 for Mr. Charpie's services. Ampersand was paid an additional $35,000 for the services of other Ampersand employees provided to the Company during the period when Mr. Charpie served as Chief Executive Officer of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 26, 1998 by: (i) each person known by the Company to own beneficially five percent or more of the Common Stock; (ii) each Director of the Company; (iii) each Named Executive Officer; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table.

                                                         PERCENTAGE OF TOTAL
                                               SHARES    --------------------
                                            BENEFICIALLY  BEFORE     AFTER
BENEFICIAL OWNER                              OWNED(1)   OFFERING OFFERING(2)
----------------                            ------------ -------- -----------
5% STOCKHOLDERS
New York Blood Center, Inc. ...............  3,434,704     40.5%     28.9%
 310 East 67th Street
 New York, NY 10021-6295
Ampersand Funds(3).........................  2,630,858     31.0%     22.2%
 c/o Ampersand Ventures
 55 William Street, Suite 240
 Wellesley, MA 02181
CB Capital Investors, L.P. and related
 entities(4)...............................  1,801,471     21.2%     15.2%
 c/o Chase Capital Partners
 380 Madison Avenue, 12th Floor
 New York, NY 10017
Pall Corporation...........................    477,042      5.6%      7.3%
 2200 Northern Boulevard
 East Hills, NY 11548
OTHER DIRECTORS
David Tendler(5)...........................  3,434,704     40.5%     28.9%
Richard A. Charpie(6)......................  2,630,858     31.0%     22.2%
Jeremy Hayward-Surry(7)....................        --       --        --
Irwin Lerner...............................     11,180        *         *
Peter D. Parker(8).........................  2,630,858     31.0%     22.2%
Damion E. Wicker, M.D.(9)..................  1,801,471     21.2%     15.2%
NAMED EXECUTIVE OFFICERS
John R. Barr...............................        --       --        --
Thomas R. Ostermueller(10).................    139,760        *         *
Bernard Horowitz, Ph.D.(11)................    111,806        *         *
Joanne M. Leonard(12)......................     15,205        *         *
All directors and executive officers as a
 group (9 persons)(13).....................  8,005,224     93.4%     70.0%

----------------
*  Indicates less than 1%
(1) Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Share ownership information includes shares of Common Stock issuable pursuant to outstanding options that may be exercised within 60 days after February 26, 1998. See "Management--Stock Plans--1998 Equity Incentive Plan."
(2) The number of shares of Common Stock deemed outstanding after this offering includes 3,000,000 shares of Common Stock which are being offered for sale by the Company in this offering and 384,024 shares being sold in the Pall Private Placement.
(3) Consists of 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund L.P., 1,052,343
   shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership.
(4) Consists of 1,797,893 shares held by CB Capital Investors, L.P. and 3,578 shares held by Chemical Investments, Inc.
(5) Consists of the shares held by the New York Blood Center, Inc., of which Mr. Tendler is a member of the Board of Trustees.
(6) Consists solely of shares described in note (3). Mr. Charpie is Managing General Partner of the Ampersand Funds and thus may be considered the beneficial owner of the shares described in note (3). Mr. Charpie disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(7) Excludes the shares held by Pall Corporation.
(8) Consists solely of shares described in note (3). Mr. Parker is a General Partner of the Ampersand Funds and thus may be considered the beneficial owner of the shares described in note (3). Mr. Parker disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(9) Consists solely of shares held by CB Capital Investors, L.P. Dr. Wicker is a General Partner of Chase Capital Partners, which is an affiliate of CB Capital Investors, L.P., and thus may be considered the beneficial owner of the shares held by CB Capital Investors, L.P. Dr. Wicker disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(10) Includes 50,323 shares that may be acquired within 60 days of February 26, 1998.
(11) Includes 67,084 shares that may be acquired within 60 days of February 26, 1998 upon the exercise of outstanding stock options.
(12) Consists of 15,205 shares that may be acquired within 60 days of February 26, 1998 upon the exercise of outstanding stock options.
(13) Includes 82,288 shares that may be acquired within 60 days of February 26, 1998 upon the exercise of outstanding stock options.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company currently consists of 40,000,000 shares of Common Stock, $0.01 par value per share, and 500 shares of Preferred Stock, $0.01 par value per share. Upon the closing of this offering, the authorized capital stock of the Company will consist of 29,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock after giving effect to the amendment and restatement of the Company's Certificate of Incorporation (the "Restated Certificate"). Prior to this offering, there were outstanding an aggregate of 8,490,589 shares of Common Stock. As of the date of this Prospectus, the Company had 17 stockholders. Upon the closing of this offering and the Pall Private Placement, the Company will have 11,874,614 shares of Common Stock outstanding.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by: (i) the provisions of the Company's Restated Certificate and Amended and Restated By-laws (the "By-laws") (each as filed and effective, respectively, on or before the closing of this offering and included as exhibits to the Registration Statement); and (ii) the provisions of applicable law.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this offering. The Common Stock outstanding upon the effective date of the Registration Statement, and the shares offered by the Company hereby, upon issuance and sale, will be fully paid and nonassessable.

PREFERRED STOCK

  The Company is currently authorized to issue 500 shares of Preferred Stock. Upon consummation of the offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Company believes that the power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change of control of the Company. See "Description of Capital Stock--Anti-Takeover Measures." The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE WARRANTS

  In connection with the sale of Common Stock to CB Capital Investors, L.P. in a private placement on April 29, 1997, the Company issued a warrant to purchase shares of Common Stock constituting 1% of the Company's fully diluted equity for every $1,000,000 in subsequent private equity capital raised, subject to a cap of 5% to CB Capital Investors, L.P. at an exercise price of $0.028 per share. No such equity capital has been raised prior to this offering, and this warrant expires upon the consummation of this offering.

  In connection with the sale of Common Stock to CB Capital Investors, L.P. on April 29, 1997, the Company issued a warrant to purchase 32,361 shares of Common Stock to Bear, Stearns & Co. Inc., the placement agent. This warrant has an exercise price of $0.028 per share, is exercisable on or after April 29, 1998, will expire after April 29, 2002, and will be automatically exercised upon the consummation of this offering. The warrant also grants the holder registration rights with respect to the shares of Common Stock issued upon the exercise of the warrant.

  In connection with the execution of a lease with The Trustees of Columbia University in the City of New York ("TCU") on June 21, 1996, the Company issued warrants to purchase 3,577 shares of Common Stock to TCU as additional consideration under the lease. This warrant has an exercise price of $2.80 per share, and is exercisable at any time during the term of the lease, including renewal periods (June 21, 1996 to October 31, 2001 or to October 31, 2006 if the longest possible renewal period under the lease is exercised). The warrant also grants the holder registration rights with respect to the shares of Common Stock issued upon the exercise of the warrant.

ANTI-TAKEOVER MEASURES

  In addition to the Board of Directors' ability to issue shares of Preferred Stock, the Restated Certificate and the By-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Restated Certificate includes a provision classifying the Board of Directors into three classes with staggered three-year terms and a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the Restated Certificate and By-laws, the Board of Directors may enlarge the size of the Board and fill any vacancies on the Board. The Restated Certificate requires the approval of the holders of at least 66 2/3% of the outstanding capital stock of the Company prior to the Company entering into certain transactions with entities that own 5% or more of the Company's Common Stock, such as: (i) the merger of the Company with or into such entity;
(ii) the sale or disposition of all or substantially all of the Company's assets to such entity; (iii) the issuance or transfer by the Company of its securities having a market value in excess of $500,000 to such entity; and
(iv) engaging in any other business combination transaction with such entity. The prohibitions described in the preceding sentence do not apply to transactions approved by a majority of the Board of Directors provided the Directors voting in favor of such resolution include a majority of the persons who were Directors prior to the time such entity became a 5% stockholder of the Company. Further, provisions of the By-laws and the Restated Certificate provide that the stockholders may amend the By-laws or certain provisions of the Restated Certificate only with the affirmative vote of 66 2/3% of the Company's capital stock. The By-laws provide that nominations for Directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of the Company's stockholders may be called only by the President or the Board of Directors and require advance notice of business to be brought by a stockholder before the annual meeting.

  Upon the consummation of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers (the "Anti-Takeover Law"). In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both Directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. The Company has not "opted out" of the Anti-Takeover Law.

  The foregoing provisions of the Restated Certificate and By-laws and Delaware law could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is The American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering and the Pall Private Placement, the Company will have 11,874,614 shares of Common Stock outstanding, assuming no exercise of any of the outstanding options and warrants to purchase Common Stock. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

  The remaining 8,490,590 outstanding shares of Common Stock and the shares sold in the Pall Private Placement are deemed "Restricted Shares" under Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. None of these Restricted Shares will be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k). Approximately 90,607 Restricted Shares and 276,833 additional shares issuable upon the exercise of options will be eligible for sale in the public market pursuant to Rule 144 or Rule 701 under the Securities Act beginning 90 days after the effective date of this offering. Beginning 180 days after the effective date of this offering, an additional 7,887,159 Restricted Shares and 144,901 additional shares issuable upon the exercise of options will be eligible for sale pursuant to Rule 144 or Rule 701 when the agreements between such holders and the Underwriters not to sell such Restricted Shares expire. See "Underwriting." The remaining Restricted Shares will become eligible from time to time thereafter upon the expiration of the minimum one-year holding period under Rule 144 from the date such Restricted Shares were acquired.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (118,734 shares based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. Affiliates may sell shares not constituting Restricted Shares in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period. Restricted Shares held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions.

  Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date Restricted Shares were acquired from the Company or an affiliate of the Company, a holder of such Restricted Shares who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  The Company intends to file registration statements under the Securities Act to register 2,000,178 shares of Common Stock issuable under the 1998 Equity Plan, 89,445 shares issuable under the 1998 Purchase Plan and 89,445 shares issuable under the 1998 Director Plan. See "Management--Stock Plans --1998 Equity Incentive Plan." These registration statements are expected to be filed as soon as practicable after the date of this Prospectus and are expected to become effective immediately upon filing. Shares covered by the registration statements will be eligible for sale in the public market after the effective dates of such registration statements.

  Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act for offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any employee, officer or director of or consultant to the Company who acquired shares of Common Stock pursuant to the Equity Plan or any other written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without having to comply with the public information, holding period, volume limitation, or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period requirements of Rule 144 commencing, in each case, 90 days after the date of this Prospectus.

  Rule 144A permits unlimited resales of Restricted Shares under certain circumstances to Qualified Institutional Buyers, which are generally defined as institutions with over $100 million invested in securities. Rule 144A allows holders of Restricted Shares to sell their shares to such institutional buyers without regard to any volume or other restrictions.

  Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of the Restricted Shares or the availability of such Restricted Shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price.

REGISTRATION RIGHTS

  The holders of an aggregate of: (i) 8,380,013 shares of Common Stock which are outstanding or which are issuable upon exercise of certain outstanding warrants; and (ii) the shares which may hereafter be sold to Pall under the Pall Agreements (together the "Registrable Shares") are entitled to certain rights with respect to registration of the resales of Registrable Shares under the Securities Act beginning at the end of the lock-up period. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of 8,344,075 of the Registrable Shares are entitled to notice of such registration and are entitled to have the Company use its commercially reasonable efforts to include such Registrable Shares in the registration. The rights are subject to certain conditions and limitations, among them, the right of the underwriters of a registered offering to limit the number of shares included in such registration. The holders of these rights may also require the Company to file at its expense registration statements under the Securities Act with respect to their Registrable Shares and, subject to certain conditions and limitations, the Company is required to use its commercially reasonable efforts to effect such registrations. Furthermore, such holders may, subject to certain conditions and limitations, require the Company to file additional registration statements on Form S-3 with respect to such Registrable Shares at times when the Company is eligible to use such Form (at least one year from the date of this Prospectus). The holders of 32,361 of the Registrable Shares are entitled to notice of a registration and are entitled to have the Company use its commercially reasonable efforts to include such Registrable Shares in the registration in the event that the Company proposes to register its securities for its own account or for the account of securityholders who are exercising registration rights granted to them by the Company after April 29, 1997. These rights are subject to certain conditions and limitations, among them, the right of the underwriters of a registered offering to limit the number of shares included in such registration. These holders do not have any demand registration rights. The holders of 3,577 of the Registrable Shares are entitled to notice of a registration and are entitled to have the Company include such Registrable Shares in the registration in the event that the Company proposes to register any of its securities, either for its own account or for the account of other security holders. These rights are subject to certain conditions and limitations, including the right of underwriters of a registered offering to limit the number of shares included in such registration. These holders do not have any demand registration rights.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Cowen & Company and SBC Warburg Dillon Read Inc. (the "Representatives"), have severally agreed to purchase from the Company, the following respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                NUMBER OF SHARES
   UNDERWRITER                                                  OF COMMON STOCK
   -----------                                                  ----------------
   Cowen & Company.............................................
   SBC Warburg Dillon Read Inc. ...............................
                                                                   ---------
     Total.....................................................    3,000,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors, and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise the over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them as shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 100,000 shares of Common Stock to be offered and sold hereby by the Company to certain directors, employees, consultants, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares of Common Stock offered hereby. Certain individuals purchasing reserved shares may be required to agree not to sell, offer or otherwise dispose of any shares of Common Stock for a period of three months after the date of this Prospectus.

  The Company, the Company's officers and directors and certain other stockholders and optionholders of the Company have agreed that for a period of 180 days following the date of this Prospectus, without the prior consent of Cowen & Company, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of, other than by operation of law, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, including without limitation, options, warrants and the like which are owned either of record or beneficially or which are acquired on or prior to the date of this Prospectus or which are received upon the exercise of options and warrants. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders or optionholders from such lock-up agreements until the expiration of the 180-day period.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares of Common Stock offered hereby to any account over which they exercise discretionary authority.

  Until the distribution of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with this offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Representatives may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares of Common Stock as part of this offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock sold in this offering is being passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brown & Wood llp, New York, New York.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements in the Prospectus under the captions "Risk Factors-- Uncertainty of Proprietary Technologies and Patents" and "Business--Patents, Licenses and Proprietary Rights" have been reviewed and approved by Amster, Rothstein & Ebenstein, New York, New York, as experts on such matters, and are included in this Prospectus in reliance on that review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to its exhibits and schedules. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete; and reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each statement is qualified in all respects by this reference to the exhibit. The Registration Statement, including exhibits, may be inspected and copied without charge at the SEC's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon the payment of prescribed fees. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, as well as other information regarding registrants that file electronically with the SEC.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                            V.I. TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors...........................................  F-2
Balance Sheets as of December 31, 1996 and 1997..........................  F-3
Statements of Operations for the years ended December 31, 1995, 1996 and
 1997....................................................................  F-4
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997....................................................................  F-5
Statements of Stockholders' Equity for the years ended December 31, 1995,
 1996 and 1997...........................................................  F-6
Notes to Financial Statements............................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders V.I. Technologies, Inc.:

  We have audited the accompanying balance sheets of V.I. Technologies, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of V.I. Technologies, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Jericho, New York
February 2, 1998, except as
to Notes 8 and 17, which are as of
February 24, 1998

                            V.I. TECHNOLOGIES, INC.
                                 BALANCE SHEETS

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
ASSETS
Current assets:
 Cash and cash equivalents......................... $  4,752,363  $  5,250,019
 Trade receivables.................................    1,249,127     1,355,573
 Other receivables.................................    1,967,713       894,947
 Inventory.........................................      441,487       574,957
 Prepaid expenses and other current assets.........      468,670       320,815
                                                    ------------  ------------
   Total current assets............................    8,879,360     8,396,311
Property, plant and equipment, net.................   27,891,918    29,049,897
Other assets, net..................................      854,872       720,593
                                                    ------------  ------------
                                                    $ 37,626,150  $ 38,166,801
                                                    ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt................. $  3,500,000  $  2,687,500
 Current portion of capital lease obligations......      183,406       964,055
 Current portion of advances from customer.........          --        337,500
 Accounts payable and accrued expenses.............    9,509,713     7,181,779
                                                    ------------  ------------
   Total current liabilities.......................   13,193,119    11,170,834
                                                    ------------  ------------
Notes payable......................................    2,847,167           --
Long-term debt, less current portion...............    9,000,000     8,062,500
Capital lease obligations, less current portion....    1,680,504     4,592,588
Advances from customer, less current portion.......    2,000,000     2,662,500
Commitments and contingencies
Stockholders' equity:
 Preferred stock, par value $.01 per share;
  authorized
  500 shares; no shares issued and outstanding.....          --            --
 Common stock, par value $.01 per share; authorized
  30,000,000 shares; issued and outstanding
  6,042,307
  in 1996 and 7,852,723 in 1997....................       60,423        78,527
 Additional paid-in-capital........................   23,808,827    38,298,387
 Note receivable from stockholder..................          --        (35,000)
 Accumulated deficit...............................  (14,963,890)  (26,663,535)
                                                    ------------  ------------
   Total stockholders' equity......................    8,905,360    11,678,379
                                                    ------------  ------------
                                                    $ 37,626,150  $ 38,166,801
                                                    ============  ============

    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS

                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                          1995          1996          1997
                                      ------------  ------------  ------------
REVENUES:
 Processing and products.............  $   437,664   $14,898,914   $15,843,046
 Licensing fee.......................          --      3,000,000           --
 Research and development funding....          --        954,050     1,223,736
                                      ------------  ------------  ------------
   Total revenues....................      437,664    18,852,964    17,066,782
                                      ------------  ------------  ------------
COSTS AND EXPENSES:
 Costs related to processing and
  products...........................      284,482     8,139,030    10,345,515
 Facility costs......................    6,740,201     1,449,242     5,980,295
 Research and development............    2,776,531     5,321,039     7,135,969
 Marketing and sales.................          --            --      1,074,466
 General and administrative..........    1,329,796     2,477,405     3,278,265
 Non-recurring charge................          --      5,100,000           --
                                      ------------  ------------  ------------
   Total operating costs and
    expenses.........................   11,131,010    22,486,716    27,814,510
                                      ------------  ------------  ------------
Loss from operations.................  (10,693,346)   (3,633,752)  (10,747,728)
INTEREST:
 Income..............................       94,374       125,795       366,167
 Expense.............................     (239,733)     (617,228)   (1,318,084)
                                      ------------  ------------  ------------
   Interest expense, net.............     (145,359)     (491,433)     (951,917)
                                      ------------  ------------  ------------
Net loss............................. ($10,838,705) ($ 4,125,185) ($11,699,645)
                                      ============  ============  ============
Basic and diluted net loss per
 share...............................       ($3.64)       ($0.84)       ($1.62)
                                      ============  ============  ============
Weighted average common shares used
 in computing
 basic and diluted net loss per
 share...............................    2,981,515     4,897,271     7,240,903


    The accompanying notes are an integral part of the financial statements.

                            V. I. TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS

                                              YEAR ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1995         1996          1997
                                       ------------  -----------  ------------
Cash flows provided by (used in)
 operating activities:
 Net loss............................. ($10,838,705) ($4,125,185) ($11,699,645)
 Adjustments to reconcile net loss to
  net cash provided
  by (used in) operating activities:
   Depreciation and amortization......    1,942,578    2,308,964     2,985,572
   Processing reserve.................          --     4,100,000           --
   Debt refinancing costs.............          --           --        190,385
   Compensation expense in connection
    with issuance of stock options....          --           --        381,250
  Changes in operating accounts:
   Trade receivables..................     (437,664)    (811,463)     (106,446)
   Other receivables..................          --    (1,736,234)    1,072,766
   Inventory..........................     (234,534)     117,047      (133,470)
   Prepaid expenses and other current
    assets............................      (80,744)    (246,926)      147,855
   Accounts payable and accrued
    expenses..........................    1,474,510    1,387,531    (2,544,971)
                                       ------------  -----------  ------------
NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES.................   (8,174,559)     993,734    (9,706,704)
                                       ------------  -----------  ------------
Cash flows used in investing
 activities:
 Additions to property, plant and
  equipment...........................   (4,140,833)  (9,402,114)   (3,858,031)
 Other investing activities...........          --      (277,032)     (124,589)
                                       ------------  -----------  ------------
NET CASH USED IN INVESTING
 ACTIVITIES...........................   (4,140,833)  (9,679,146)   (3,982,620)
                                       ------------  -----------  ------------
Cash flows provided by financing
 activities:
 Proceeds from issuance of common
  stock,
  net of issuance costs...............    5,000,000    4,025,000    14,091,414
 Proceeds from issuance of long-term
  debt................................   10,000,000    5,000,000    10,750,000
 Proceeds from issuance of notes
  payable.............................      256,000    2,847,167     1,472,797
 Advances from customer...............          --     1,012,000     1,000,000
 Principal repayment of long-term
  debt................................          --    (2,500,000)  (12,500,000)
 Principal repayment of capital lease
  obligations.........................          --           --       (627,231)
 Principal repayment of note payable..          --      (256,000)          --
                                       ------------  -----------  ------------
NET CASH PROVIDED BY FINANCING
 ACTIVITIES...........................   15,256,000   10,128,167    14,186,980
                                       ------------  -----------  ------------
Net increase in cash and cash
 equivalents..........................    2,940,608    1,442,755       497,656
Cash and cash equivalents, beginning
 of year..............................      369,000    3,309,608     4,752,363
                                       ------------  -----------  ------------
CASH AND CASH EQUIVALENTS, END OF
 YEAR................................. $  3,309,608  $ 4,752,363  $  5,250,019
                                       ============  ===========  ============

    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            NOTE
                            COMMON STOCK    ADDITIONAL   RECEIVABLE
                          -----------------   PAID-IN       FROM     ACCUMULATED   STOCKHOLDERS'
                           SHARES   AMOUNT    CAPITAL    STOCKHOLDER   DEFICIT        EQUITY
                          --------- ------- -----------  ----------- ------------  -------------
Balance at January 1,
 1995, effective date of
 spinoff from New York
 Blood Center...........         35 $   --  $14,471,000    $   --     $       --   $ 14,471,000
Exchange of 35 shares of
 common stock no par
 value, held by New York
 Blood Center for 35
 shares of common stock,
 $.01 par value.........        --      --          --         --             --            --
Dividend to New York
 Blood Center of 26,833
 shares per share of
 common stock...........  2,683,327  26,833     (26,833)       --             --            --
Issuance of shares of
 common stock in
 connection with a
 private placement......  1,788,909  17,889   4,982,111        --             --      5,000,000
Net loss................        --      --          --         --     (10,838,705)  (10,838,705)
                          --------- ------- -----------   --------   ------------  ------------
BALANCE AT DECEMBER 31,
 1995...................  4,472,271  44,722  19,426,278        --     (10,838,705)    8,632,295
Issuance of shares of
 common stock in
 connection with a loan
 agreement..............    129,964   1,300     361,950        --             --        363,250
Issuance of shares of
 common stock upon
 exercise of stock
 options and warrants...  1,440,072  14,401   4,010,599        --             --      4,025,000
Issuance of warrant to
 purchase 3,577 shares
 of common stock in
 connection with a lease
 agreement..............        --      --       10,000        --             --         10,000
Net loss................        --      --          --         --      (4,125,185)   (4,125,185)
                          --------- ------- -----------   --------   ------------  ------------
BALANCE AT DECEMBER 31,
 1996...................  6,042,307  60,423  23,808,827        --     (14,963,890)    8,905,360
Issuance of shares of
 common stock in
 connection with a
 private placement, net
 of issuance costs of
 $859,000...............  1,797,894  17,979  14,073,435        --             --     14,091,414
Compensation expense in
 connection with
 issuance of stock
 options................        --      --      381,250        --             --        381,250
Issuance of shares of
 common stock upon
 exercise of stock
 options................     12,522     125      34,875    (35,000)           --            --
Net loss................        --      --          --         --     (11,699,645)  (11,699,645)
                          --------- ------- -----------   --------   ------------  ------------
BALANCE AT DECEMBER 31,
 1997...................  7,852,723 $78,527 $38,298,387   ($35,000)  ($26,663,535) $ 11,678,379
                          ========= ======= ===========   ========   ============  ============

    The accompanying notes are an integral part of the financial statements.

                            V.I. TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW

  V.I. Technologies, Inc. ("VITEX" or the "Company"), formerly Melville Biologics, Inc., was incorporated in Delaware in December 31, 1992. Effective January 1, 1995, pursuant to a transfer agreement dated December 9, 1994 and amended February 7, 1995 (the "Transfer Agreement"), the Company received substantially all of the assets of New York Blood Center, Inc. (the "NYBC") relating to the plasma fractionation business, including title to the real property, building and fixtures of the NYBC's fractionation facility and certain other specified tangible and intangible assets, as well as various contracts and the assumption of certain obligations of the NYBC related to such assets and contracts. In exchange for these assets the NYBC received all of the issued and outstanding common stock of the Company. The transaction was accounted for utilizing the historical cost basis of the acquired assets and liabilities (with the exception of property, plant and equipment which was recorded at the historical net book value).

  On October 26, 1995, the Company sold 1,788,909 shares of its common stock to affiliates of Ampersand Ventures ("Ampersand") in connection with a private placement, and in September 1996, Ampersand and the NYBC made additional equity investments (see note 8). Further, on April 29, 1997, the Company sold 1,797,894 shares of its common stock to CB Capital Investors, L.P. ("CBC") (see note 8). As a result of these transactions, the NYBC owns 43.3%, Ampersand owns 33.5% and CBC owns 22.9% of the outstanding shares of common stock of the Company at December 31, 1997 (see note 8).

  The Company is a leading developer of viral inactivation technologies for blood products and is currently processing plasma fractions for certain customers in its production facility. The Company has applied for marketing approval of its first virally inactivated blood product, VIPLAS/SD, with the United States Food and Drug Administration (the "FDA"). The Company's plasma fractionation business provides plasma fractions principally to Bayer Corporation ("Bayer") under a multi-year agreement (see note 6).

  The Company's operations encompass all the risks inherent in developing and expanding a new business enterprise, including: (i) market acceptance of the Company's products and dependence on new product development; (ii) uncertainty regarding the timing and amount of future revenues; (iii) obtaining future capital; (iv) the uncertainty regarding approval under, and ongoing compliance with, government regulations; (v) dependence on manufacturing and equipment;
(vi) reliance on strategic collaborators; (vii) the ability to obtain, maintain and defend patents and to avoid infringement of patents issued to competitors; (viii) a business environment characterized by intense competition and rapid technological change; and (ix) the need to retain and recruit key personnel. In addition, the Company has reviewed the merits of threatened claims by third parties relating to the exclusive distribution agreement with the Red Cross (see note 11) and, upon the advice of its legal counsel, believes that these claims are without merit. There can be no assurance, however, that these third parties will not commence litigation based on such claims or prevail on the merits of such claims in litigation. The successful assertion of such claims or the failure of the Red Cross for any reason to successfully market the Company's viral inactivation products to hospitals and blood centers could delay the commercialization of the Company's virally inactivated plasma products, which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company will be required to generate sufficient income through operations or obtain additional financing to meet its short- and long-term liquidity requirements. There can be no assurance that the Company will be able to generate sufficient income through operations or that additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to generate sufficient income from operations or obtain additional financing as required, its operations and research and development efforts will need to be curtailed or discontinued. Such an event would limit the Company's ability to develop its technology and achieve regulatory milestones with its corporate partners.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of U.S. Government securities and are carried at cost which approximates market value.

 Concentration of Credit Risk

  The Company invests its cash in U.S. Government securities to ensure safety and liquidity. The Company's plasma fractionation processing revenues are principally derived from Bayer. The Company does not require collateral or other security to ensure collection.

 Inventory

  Costs incurred in connection with plasma fractionation processing services are included in inventories and expensed upon recognition of related revenues. Such costs include direct labor and processing overheads. Supplies used in processing are stated at the lower of cost, as determined using the average cost method, or net realizable value.

 Plant and Equipment

  Plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the respective assets, which approximates seven to 20 years for building and manufacturing equipment, and approximates three to five years for all other tangible assets.

 Facility Costs

  Costs incurred in starting-up and expanding facilities are included in facility costs in the accompanying statements of operations and expensed as incurred.

 Research and Development

  All research and development costs are charged to operations as incurred. Research and development costs include all costs associated with patents, which are expensed as incurred.

 Revenue Recognition

  Revenue from plasma fractionation processing services is recognized in the period in which the related services have been rendered and upon satisfaction of certain quality control requirements. Revenue recognized in the accompanying statements of operations is not subject to repayment. Plasma fractionation processing services with Bayer commenced in November 1995. Revenue from research and development grants is recognized in the period in which the eligible costs are incurred by the Company.

 Other Assets

  Other assets include organization costs, principally legal fees, which are amortized on a straight-line basis over a five-year period. In addition, other assets include certain costs of financing which are being amortized on a straight-line basis over the respective terms of the financing agreements. Accumulated amortization at December 31, 1996 and 1997 was $240,412 and $281,775, respectively.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the amounts of existing assets and liabilities carried on the financial statements and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


 Stock-Based Compensation

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss and pro forma earnings or loss per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123 (see note 9).

 Net Loss Per Share

  At December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share since the inclusion of potential common stock equivalents (stock options and warrants) in the computation would be anti-dilutive.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Impairment of Long-Lived Assets

  The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

 Fair Value of Financial Instruments

  The fair value of the Company's long-term debt and capital lease obligations approximates the debt's carrying value as the stated interest rates approximates current market rates available to the Company. For all other financial instruments, the carrying value approximates fair value due to the short maturity of those instruments.

 New Reporting Pronouncements

  The Company will implement the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits which require the Company to report and display certain information related to comprehensive income, operating segments, and employee benefit plans, respectively, as required in 1998. Adoption of these statements will not impact the Company's financial position or results of operations.

                            V.I. TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


 Supplemental Disclosure of Cash Flow Information

  Information on cash paid for interest and non-cash investing and financing activities are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
 Cash paid during the year for interest....... $  259,000 $  924,000 $1,511,000
                                               ========== ========== ==========
 Non-cash investing and financing activities:
  Note receivable from stockholder............ $      --  $      --  $   35,000
                                               ========== ========== ==========
  Conversion of notes payable to capital lease
   obligations................................ $      --  $1,864,000 $2,847,000
                                               ========== ========== ==========
  Debt financing costs included in accounts
   payable and accrued expenses............... $      --  $      --  $  170,000
                                               ========== ========== ==========
  Reimbursable construction costs included in
   other receivables and accounts payable and
   accrued expenses........................... $      --  $  231,000 $      --
                                               ========== ========== ==========
  Capital improvements and equipment costs
   included in property, plant and equipment
   and accounts payable and accrued expenses.. $1,239,000 $  425,000 $   47,000
                                               ========== ========== ==========

 Reclassification

  Certain amounts contained in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

3. INVENTORY

  Inventory consists of the following components as of December 31, 1996 and 1997 (see note 7):

                                                                1996     1997
                                                              -------- --------
   Processing costs.......................................... $242,986 $210,572
   Supplies used in processing...............................  198,501  364,385
                                                              -------- --------
                                                              $441,487 $574,957
                                                              ======== ========

  Processing costs of $382,000 associated with VIPLAS/SD, which has not been approved for sale by the FDA or non-U.S. regulatory authorities, have been fully reserved as of December 31, 1997.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following components as of December 31, 1996 and 1997 (see note 7):

                                                          1996         1997
                                                       -----------  -----------
   Land............................................... $   638,000  $   638,000
   Building and related improvements..................  13,254,197   22,754,028
   Manufacturing and laboratory equipment.............   6,771,110   11,716,286
   Office furniture and equipment.....................     331,546      581,138
   Construction in progress...........................  10,789,531          --
                                                       -----------  -----------
                                                        31,784,384   35,689,452
   Accumulated depreciation and amortization..........  (3,892,466)  (6,639,555)
                                                       -----------  -----------
                                                       $27,891,918  $29,049,897
                                                       ===========  ===========

  Interest capitalized in connection with construction activities totaled $128,000, $306,000 and $370,000 in 1995, 1996 and 1997, respectively.

  The cost of equipment and leasehold improvements held under a capital lease (see note 15) amounted to $1,863,910 in 1996 and $6,183,874 in 1997, and accumulated depreciation relating to such equipment and leasehold improvements amounted to $206,129 in 1997.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following components as of December 31, 1996 and 1997:

                                                               1996       1997
                                                            ---------- ----------
    Trade accounts payable...............................   $1,755,933 $2,503,169
    Accrued construction costs...........................    1,973,681     47,037
    Reserve for processing costs payable to Bayer
     Corporation
     (see note 6)........................................    4,712,420  3,075,063
    Accrued employee compensation........................      786,766    788,054
    Due to Ampersand for management advisory services....          --     134,400
    Due to the New York Blood Center, net (see note 10)..        2,168    233,363
    Other................................................      278,745    400,693
                                                            ---------- ----------
                                                            $9,509,713 $7,181,779
                                                            ========== ==========

6. PLASMA FRACTIONATION PROCESSING REVENUES

  On February 7, 1995, the Company entered into an Agreement for Custom Processing (the "Processing Agreement") with Bayer (formerly Miles Inc.), a world leader in the manufacturing and marketing of plasma products, whereby the Company fractionates plasma for Bayer in return for a contracted fee (the "Base Processing Fee"). Under the Processing Agreement, as amended on January 24, 1996, and December 22, 1997, Bayer contracted for an initial term through December 31, 2001 at minimum production volumes, as defined. Bayer also has two one-year options to extend the term under essentially the same terms and conditions. The Processing Agreement provides for declining unit prices in 1997 and 1998, and increases thereafter based on increases in the consumer price index. The Processing Agreement also provides for increases in minimum production volumes until 1999.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


  The Processing Agreement contains defined default provisions and, in the case of a continuing event of default, Bayer may: (i) terminate the Processing Agreement; (ii) suspend its obligations under the Processing Agreement; or
(iii) notify the Company that it will take over the operation of fractionating its plasma. In the event of such a takeover, Bayer continues to be responsible for payment to the Company at the Base Processing Fee in effect and at the minimum production volumes specified in the Processing Agreement, deducting therefrom all reasonable expenses paid related to the processing operation. The Company is currently in compliance with its obligations under the Processing Agreement.

  The Company and Bayer executed, concurrently with the execution of the Processing Agreement, a Reimbursement and Security Agreement (the "Reimbursement Agreement"), a Mortgage, a Lease Agreement and a Sublease Agreement. Under the Reimbursement Agreement, the Company agreed to reimburse Bayer for any amounts paid or incurred by Bayer under its guarantee of a $10,000,000 term loan made to the Company by a bank (see note 7). The Company repaid the outstanding loan balance of $6,250,000 under the Bayer Term Loan on December 22, 1997 in connection with the refinancing of the Company's long-term debt (see note 7). At that time, Bayer was released from its guarantee obligations relative to the Bayer Term Loan, and the Reimbursement
Agreement was modified into a security agreement (the "Security Agreement") and the Mortgage, Lease Agreement and Sublease Agreement were amended. The Security Agreement and amended Mortgage secure certain obligations of the Company to Bayer, including Bayer's march-in rights relating to the Processing Agreement. The Security Agreement provides a priority security interest in all of the equipment and other personal property owned by the Company involved in the Company's plasma fractionation operation (the "Bayer Collateral"). The amended Mortgage provides a subordinated security interest in the Company's real property, building, fixtures and equipment as defined. Relative to the Security Agreement and the amended Mortgage, Bayer entered into an Intercreditor Agreement with the Company and the bank which refinanced the Company's long-term debt which, among other things, defines each party's rights in the event that the Company fails to comply with certain default provisions contained in the Processing Agreement and the Credit Agreement (see note 7). Under the Lease Agreement, as amended, the Company leases to Bayer the real property, building, fixtures and equipment, as defined, (collectively the "Leased Property"). The Lease remains in effect over the term of the Processing Agreement and includes the period of any Bayer march-in rights (at a yearly base rent payment of $1). Under the Sublease Agreement, as amended, Bayer subleases the Leased Property to the Company. The Leased Property is included in property, plant and equipment on the accompanying balance sheets.

  In August 1996, an equipment malfunction was discovered during plasma processing for Bayer. It was subsequently determined that material processed during a five-week period preceding the discovery of the malfunction may have been adulterated as a result of this malfunction resulting in the leakage of a cooling agent into the plasma product. The Company's technical evaluation of this material indicated that: (i) the majority of the material was not adulterated (the "Unadulterated Material"); and (ii) much of the remaining material on hold that was adulterated may be rendered suitable for sale by reprocessing under the Company's current product license (the "Rework Material"). The Company forwarded this analysis, along with all other available information about the equipment malfunction, to the FDA. In March 1997, the FDA approved the release of the Unadulterated Material for sale. Concurrently, the FDA approved the Company's plan to reprocess, where possible, the Rework Material. Bayer stated that it would not accept any of the Unadulterated Material or the Rework Material and the Company challenged Bayer's position. Notwithstanding the FDA's approval of the Company's plan to reprocess the Rework Material, Bayer would not change its position. In July 1997, the Company entered into a Settlement Agreement with Bayer under which the Company agreed to reimburse Bayer for the cost of the plasma totaling $4.1 million. The Company recorded a special charge of $5.1 million in the accompanying 1996 statement of operations representing the plasma replacement cost of $4.1 million and the Company's unrecovered processing costs. The Company is making monthly installments of $170,834 over a two-year period that commenced July 1, 1997. The outstanding balance is subject to interest at the prime rate, as

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

defined plus two percent over the first 12 months of the agreement and increasing to plus three percent over the second 12 month period (the prime rate was 8.5% at December 31, 1997). In response to this incident, the Company made certain modifications to its procedures, designed to minimize the risk of loss associated with an equipment failure, however there can be no assurance that such equipment malfunction will not occur in the future. Amounts payable to Bayer under the Settlement Agreement were $3,075,063 at December 31, 1997.

  As a potential avenue for recovery, the Company has filed a claim for the loss under its property insurance policy with a third-party insurance carrier. The insurance carrier has denied coverage, and on November 26, 1996 commenced a legal proceeding seeking a determination that the loss is not covered by the insurance policy. Thereafter, the Company filed an answer and counterclaim to this action. Subsequently, each party filed motions for summary judgement. By opinion dated January 8, 1998, the Court ruled in favor of the insurance company and against the Company finding that the loss was not covered by the insurance policy. The Company intends to appeal the decision of the Court. The final outcome of the litigation with the insurance company is uncertain. The proceeds obtained, if any, as a result of the Company's insurance claim will be recorded at such future date.

7. LONG-TERM DEBT

  On December 22, 1997, the Company entered into a credit agreement (the "Credit Agreement") with a bank providing for a term loan in the principal amount of $10,750,000 (the "New Term Loan"). The proceeds under the New Term Loan were used to repay the outstanding balance of existing term loans aggregating $10,500,000 previously provided by other banks (and guaranteed by Bayer and Ampersand), and related expenses associated with executing the New Term Loan. At that time, Bayer was released from its obligations relative to the Bayer Term Loan and Ampersand was released from its guarantee obligations relative to a Letter of Credit arranged for by Ampersand. The New Term Loan bears interest at the Company's option at either LIBOR plus 2.75% to 1.75% or the base rate of the bank, as defined, plus margins of up to 0.5%, as determined based on defined earnings ratios. The Company is currently using one-month LIBOR plus 2.75% (one month LIBOR at December 31, 1997 was 6.0%). Under the New Term Loan, interest is payable monthly and the principal balance is payable in sixteen equal consecutive quarterly installments of $671,875 commencing March 31, 1998 and continuing until maturity on December 31, 2001. The Credit Agreement contains default provisions, including financial covenants which provide restrictions on capital investments and the payment of cash dividends and, among other things, requires the Company to maintain minimum cash balances of $2,000,000 and leverage and coverage ratios, as defined. The Company is currently in compliance with these covenants.

  Under the New Term Loan, the Company granted the bank a mortgage upon, and security interest in, substantially all of the property owned by the Company, including the real property, building and fixtures, equipment, inventory, accounts receivable, cash and certain intangible assets, subject to Bayer's security interest in the Bayer Collateral (see note 6) and the security interests of a third party under a Master Equipment Lease Agreement (see note
15). Relative to the Mortgage and Security Agreement, the bank entered into an Intercreditor Agreement with the Company and Bayer which, amongst other things, defines each parties rights in the event the Company fails to comply with certain covenants contained in the Processing Agreement and the Credit Agreement (see note 6). Amounts outstanding under the Term Loan are $10,750,000 at December 31, 1997.

  On June 21, 1996, the Company entered into a term loan facility (the "Ampersand Term Loan") with a bank in the amount of $5,000,000 to be used for facility and equipment renovations and working capital needs. The bank received an up-front fee of $30,000 of which $20,000 was paid in cash and the balance paid pursuant to the terms of a Subscription Agreement (see note 8), whereby the Company issued 3,577 shares of common stock to an affiliate of the bank. The Company repaid the outstanding balance of $4,250,000 under the Ampersand Term Loan on December 22, 1997 in connection with the refinancing of the Company's long-term

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

debt, as further discussed above. The Ampersand Term Loan was secured by a Letter of Credit arranged for by Ampersand, under which the Company granted Ampersand a security interest in certain real and personal property of the Company. In connection with the repayment of the Ampersand Term Loan, Ampersand was released from its obligations relative to the Letter of Credit, and the security interests previously provided by the Company to Ampersand under its guarantee were terminated. Under the terms of a Subscription Agreement dated June 21, 1996, the Company issued 126,387 shares of common stock to Ampersand in connection with the Letter of Credit provided. (see note
8). The fair market value of the shares issued to the affiliate of the bank and Ampersand was being amortized on a straight-line basis over the original term of the Ampersand Term Loan. The unamortized debt financing costs were expensed in connection with the repayment of the Ampersand Term Loan totaled $190,385 and are included in general and administrative expenses in the accompanying 1997 Statement of Operations.

  On February 7, 1995, the Company entered into a term loan facility (the "Bayer Term Loan") with a bank in the amount of $10,000,000 to be used for facility and equipment renovations and working capital needs. The Company repaid the outstanding balance of $6,250,000 under the Bayer Term Loan on December 22, 1997 in connection with the refinancing of the Company's long-term debt, as further discussed above. All amounts payable by the Company under the Bayer Term Loan were guaranteed by Bayer (see note 6). Under the guarantee, Bayer had a security interest in the Company's real and personal property to the extent of its guarantee and had agreed to subordinate a portion of its security interest to facilitate the Company's ability to secure additional financing. In connection with the repayment of the Bayer Term Loan, Bayer was released from its guarantee obligations (see note 6).

8. STOCKHOLDERS' EQUITY

  Pursuant to the Transfer Agreement between the Company and the NYBC (see note 1), the Company issued to the NYBC 35 shares of no par value common stock, representing all shares of common stock then issued and outstanding. On October 26, 1995, these shares were exchanged for 35 shares of common stock, $.01 par value.

  On October 26, 1995, the Company's Certificate of Incorporation was amended to increase the number of shares of common stock authorized from 500 shares to 19,625,000 shares. Effective upon the filing of the amended certificate, the Board of Directors approved a dividend of 26,833 shares to be paid on each share of common stock then outstanding. Further, a Warrant to purchase 715,563 shares of common stock at an exercise price of $2.80 per share was issued to the NYBC in connection with the Company's recapitalization. This Warrant was exercised by the NYBC in September 1996. The Company's Certificate of Incorporation was further amended on June 10, 1996 to increase the number of shares of common stock authorized from 19,625,000 to 20,000,000 shares in connection with the Ampersand Term Loan, and amended on April 29, 1997 to increase the number of shares of common stock authorized from 20,000,000 to 30,000,000 shares in connection with the CBC investment, and was further amended on February 18, 1998 to increase the number of shares of common stock authorized from 30,000,000 to 40,000,000 shares in connection with a collaboration with Pall Corporation ("Pall") (see note 17). The Company is required to reserve 2,504,472 shares of common stock in connection with future sales under the Pall collaboration (see note 10).

  Also on October 26, 1995, the Company completed a $5,000,000 private placement of 1,788,909 shares of common stock, par value $.01 per share, to Ampersand. Both the NYBC and Ampersand have certain registration rights as defined in the Common Stock Purchase Agreement. In connection with the private placement, Ampersand also received a Warrant to purchase an additional 715,563 shares of common stock at $2.80 per share which it exercised in September 1996.

  On June 21, 1996, in connection with a term loan facility in which the Company borrowed $5,000,000 from a bank, Ampersand was issued 126,387 shares of common stock, par value $.01 per share, as consideration for

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

providing a Letter of Credit, and an affiliate of the bank was issued 3,577 shares of common stock, par value $.01 per share, as part of an up front fee for providing the loan (see note 7). The fair market value of these equity instruments was estimated at $2.80 per share and amortized on a straight-line basis over the term of the related term loan facility. Further, on June 21, 1996, in connection with a Lease Agreement for occupancy of laboratory and office space, the owner received a Warrant to purchase 3,577 shares of the Company's common stock at $2.80 per share, subject to adjustment as defined in the Warrant Agreement. The Warrant is exercisable at any time during the term of the Lease Agreement. In addition, the owner has certain registration rights, as defined (see note 15). The fair market value of this equity instrument was estimated at $2.80 per share, is recorded in other assets in the accompanying financial statements and is being amortized on a straight-line basis over the term of the Lease Agreement.

  On April 29, 1997, the Company completed a $14,950,000 private placement of 1,797,894 shares of common stock, par value $.01 per share, to CBC, less issuance costs of $858,586, including a cash payment of $627,900 to a private placement agent. CBC is entitled to certain anti-dilution protection, voting rights, registration rights and board representation. In addition, the Company issued a contingent stock purchase warrant exercisable into 1% of the Company's fully diluted shares for every $1,000,000 in subsequent private equity capital raised, after giving effect to such financing, subject to a cap of 5% of the fully diluted equity of the Company. The contingent warrant has an exercise price of $0.028 per share. The contingent warrant terminates upon an initial public offering of the Company's common stock. In addition, the Company issued a warrant to purchase 32,361 shares of common stock to a private placement agent with an estimated fair market value of $270,000. This warrant has an exercise price of $0.028 per share, is exercisable after April 28, 1998, will expire after April 29, 2002, and will be automatically exercised upon consummation of an initial public offering of the Company's common stock. The warrant also grants the holder certain registration rights.

  In October 1997, the NYBC and the Company agreed to amend a license agreement whereby the NYBC would receive common stock of the Company in lieu of cash payable to the NYBC in connection with certain royalty payments due under the license agreement totaling $300,000 (see note 10). The amendment was approved by the Company's Board of Directors in January 1998, and pursuant to a Stock Purchase Agreement dated January 23, 1998, the Company issued 35,778 shares of common stock, par value $.01 per share to the NYBC. The balance payable to the NYBC of $300,000 is included in accounts payable and accrued expenses in the 1997 accompanying balance sheet.

  The Company's Certificate of Incorporation was amended on February 18, 1998 to increase the number of shares of preferred stock authorized from 500 shares to 1,000,000 shares. The preferred stock may be issued from time to time in one or more series, with such designations, rights and preferences as shall be determined by the Board of Directors. No preferred stock was outstanding as of December 31, 1997.

9. STOCK OPTION PLAN

  The Company's 1995 Stock Plan/Stock Issuance Plan was originally adopted in October 1995 and was amended and restated in January 1996 and February 1998, as the 1998 Equity Incentive Plan (the "1998 Equity Plan"). The amendment in January 1996 increased the shares of common stock reserved for issuance from 1,118,067 to 1,788,908. The amendment in February 1998 increased the shares of common stock reserved from 1,788,908 to 2,146,690. The 1998 Equity Plan, permits the granting of both incentive stock options and nonstatutory stock options. The option price of the shares for incentive stock options cannot be less than the fair market value of such stock at the date of grant. Options are exercisable over a period determined by the Board of Directors, but not longer than ten years after the grant date. All stock options issued to-date have been granted at the fair market value of the stock on the respective grant dates.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


  The per share weighted-average fair value of stock options granted during 1997 was $3.94 and in 1996 and 1995 was $1.12 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no volatility, expected dividend yield of 0%, risk-free interest rate of 6.0% in 1997 and 5.5% in 1996 and 1995, and an expected life of ten years.

  The Company applied APB Opinion No. 25 in accounting for its stock option plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, which is then reflected over the four year vesting period, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                          1995         1996          1997
                                      ------------  -----------  ------------
   Net loss:
    As reported...................... ($10,838,705) ($4,125,185) ($11,699,645)
    Pro forma........................ ($11,049,667) ($4,265,743) ($11,974,787)
   Basic and diluted net loss per
    share:
    As reported......................       ($3.64)      ($0.84)       ($1.62)
    Pro forma........................       ($3.71)      ($0.87)       ($1.65)

  There were no options granted prior to 1995 and, therefore, the full impact of calculating compensation cost of stock options under SFAS No. 123 is reflected in the pro forma net loss amounts presented above.

  Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1997 and options vest over a four-year period, the pro forma effects of applying the fair value method may be material to reported net income in future years.

  Stock option activity during the periods indicated is as follows:

                                         YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------
                               1995              1996                1997
                         ----------------- ------------------ --------------------
                                 WEIGHTED-          WEIGHTED-            WEIGHTED-
                                  AVERAGE            AVERAGE              AVERAGE
                                 EXERCISE           EXERCISE             EXERCISE
                         SHARES    PRICE   SHARES     PRICE    SHARES      PRICE
                         ------- --------- -------  --------- ---------  ---------
Balance, beginning of
 year...................     --    $ --    677,280    $2.80     812,880    $2.80
Granted................. 677,280    2.80   165,832     2.80     678,487     7.85
Exercised...............     --      --     (8,944)    2.80     (12,522)    2.80
Forfeited...............     --      --    (21,288)    2.80    (105,545)    7.01
                         -------           -------            ---------
Balance, end of year.... 677,280    2.80   812,880     2.80   1,373,300     5.05
                         =======           =======            =========
Exercisable.............     --      --    164,713     2.80     385,957     2.82
                         =======           =======            =========
Available for future
 grant.................. 440,787           296,243              394,141
                         =======           =======            =========

                                      OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                          ------------------------------------------- --------------------------
                                         WEIGHTED-
                                          AVERAGE        WEIGHTED-                  WEIGHTED-
                            NUMBER       REMAINING        AVERAGE       NUMBER       AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE EXERCISABLE EXERCISE PRICE
------------------------  ----------- ---------------- -------------- ----------- --------------
$2.80...................     763,103         8.3           $2.80        384,168       $2.80
$8.39...................     610,197        10.0            8.39          1,789        8.39
                           ---------                                    -------
                           1,373,300                                    385,957
                           =========                                    =======

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


  Stock options issued in 1995 and 1996 have been granted at $2.80 per share pursuant to the 1998 Equity Plan, and in 1997 have been granted at exercise prices ranging from $2.80 to $8.39 per share, the fair market value of the stock on the respective grant dates. In January 1998, options for 304,114 shares were granted pursuant to the 1998 Equity Plan at $11.18 per share, the fair market value of the stock on the respective grant dates.

  Pursuant to a Letter Agreement dated October 1997, between the Company and its former President and Chief Executive Officer, the former President was entitled to receive a one-time termination payment of $270,000, and outplacement support and health benefits through October 5, 1998. In addition, the former President was entitled to the accelerated vesting of stock options for 27,951 shares of common stock and the extension of the stock option exercise period from ninety days to one year, expiring October 5, 1998. Accordingly, in connection with such stock option amendments, the Company recorded compensation expense totaling $381,250, representing the difference between the estimated fair market value of the common stock on the date the stock option amendments were effective and the exercise price. Compensation expense was recorded as a one-time charge to operations and an increase to stockholders' equity. Additional expenses totaling $320,000 were recorded in connection with the Letter Agreement and are included in general and administrative expenses in the accompanying 1997 Statement of Operations. At December 31, 1997, stock options for 12,522 shares were exercised and the exercise price is payable to the Company under a one-year loan arrangement with interest payable to the Company at 6.0% per annum.

10. RELATED-PARTY TRANSACTIONS

  The NYBC is the largest independent blood collection, processing and distribution entity in the United States, providing blood products and related services throughout the New York metropolitan region. In addition, the NYBC conducts research in the fields of hematology and transfusion medicine. The NYBC is a not-for-profit corporation. In 1996, the NYBC sponsored certain scientific research at the Company, and such NYBC payments are included in research and development funding in the accompanying 1996 statement of operations.

 License Agreements

  The Company has entered into various license agreements with the NYBC. Under these agreements, the Company has been granted exclusive and non-exclusive worldwide licenses under the NYBC know-how and patents relating to viral inactivation and other technologies. Under certain of these licenses, the Company may grant sublicenses. The Company also has rights of first negotiation for the license to any NYBC improvements not otherwise exclusively licensed in the field of viral inactivation for use with certain products, as defined.

  Under the license agreements, the Company is required to pay royalties to the NYBC on the Company's revenues derived from the use of these licenses, as defined. The Company is required to pay aggregate minimum royalties to maintain its exclusive licenses of $920,000 in 1998, $1,500,000 in 1999, $2,000,000 in 2000 and $2,300,000 in each year thereafter. Minimum royalties of $600,000 were payable to the NYBC in 1997, of which $300,000 was paid in cash and the balance paid pursuant to a Stock Purchase Agreement, whereby the Company issued 35,778 shares of common stock to the NYBC (see note 8). The Company also is required to meet certain research and development milestones, as defined, to maintain its exclusive licenses; the Company can pay to the NYBC $200,000 in 1998 if certain milestones, as defined, are not met to maintain certain exclusive licenses. The NYBC waived a milestone payment of $250,000 due in 1996. The Company paid the NYBC $50,000 in 1997, which payment will be credited against future milestone payments due. The NYBC also extended milestone payment due dates from early 1998 to late 1998. Further, the Company is required to spend a minimum of $500,000 per annum in 1998, exclusively in the further development, evaluation and registration of products, as defined. The Company met similar minimum spending requirements defined for 1996 and 1997. If minimum

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

royalties are not paid or if any milestone is not met, as defined for a given country, the NYBC may terminate the license for that country and may terminate other such licenses if the licenses in all covered countries have been individually terminated. The Company and the NYBC have also entered into an Omnibus Agreement which allocates various rights and obligations under license agreements that the NYBC has entered into with third parties relating to fractionation and other technology. The Omnibus Agreement also provides that the NYBC pay the Company a fee for providing technical support to licensees of certain of the NYBC technologies.

  The NYBC may terminate any license by reasonable notice if the Company fails to cure a breach, conform to government regulations, or sell products within a specified number of years, as defined. Upon termination, all rights revert to the NYBC. The Company is currently in compliance with all such obligations and covenants.

 Other Services

  The Company leased, through November 30, 1996, approximately 6,000 square feet of laboratory space from NYBC. Rental payments made to the NYBC were $532,000 and $441,000 in 1996 and 1995, respectively. The Company moved its research and development laboratories and offices in November 1996 to another location in New York City (see note 16).

  During 1995, the NYBC provided certain administrative services to the Company including human resources, accounting and legal support. Payments made to the NYBC for such services in 1995 totaled $334,000. Effective January 1, 1996, administrative services are no longer being provided by the NYBC.

  The Company believes all of its agreements with the NYBC were negotiated at "arm's length" and that the costs associated with the agreements are deemed to be at market rates for the related services and licensing arrangements provided by the NYBC.

  During 1997, Ampersand provided certain management advisory services to the Company, including the provision of an interim Chief Executive Officer. In 1998, amounts payable to Ampersand for such services rendered during 1997 totalled $134,400, and such amount is included in general and administrative expenses in the accompanying statement of operations for 1997 and in accounts payable and accrued expenses in the 1997 accompanying balance sheet.

11. COLLABORATIONS

  American National Red Cross. On December 15, 1997, the Company entered into a Supply, Manufacturing, and Distribution Agreement with the American National Red Cross (the "Red Cross") over a term of 57 months for the Red Cross to become the exclusive distributor of the Company's virally inactivated transfusion plasma product, VIPLAS/SD, in North America upon marketing approval by the FDA, to be marketed by the Red Cross under its proposed brand name PLAS+(R)SD. The Red Cross is the largest supplier of transfusion plasma to hospitals in the United States, currently providing approximately 45% of the transfusion plasma used in the United States annually. The Red Cross is required to purchase stated minimum quantities of VIPLAS/SD to maintain its exclusive rights. Once the Red Cross places its annual purchase order with the Company, it is obligated to supply the Company with a sufficient quantity of plasma to enable the Company to fulfill such order. The Red Cross must pay for the amount of VIPLAS/SD specified in the purchase order even if it is unable to supply sufficient quantities of plasma. The Red Cross must purchase all of its virally inactivated plasma from the Company unless an FDA approved product has been independently shown to be safer than the VIPLAS/SD. The Company, in turn, is obligated to offer any excess capacity that it has to produce VIPLAS/SD above the stated minimum purchase requirements to the Red Cross before selling VIPLAS/SD to any other party. Under the agreement, the Red Cross is required to pay to the Company a fixed price per unit of VIPLAS/SD,

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

plus a royalty equal to a portion of the amount by which the average selling price of the Red Cross exceeds a stated amount. The Company has granted to the Red Cross a right of first refusal for exclusive distribution rights to any subsequent generation of viral inactivation plasma products that are developed during the term of the agreement. The Company and the Red Cross have each committed to spend minimum amounts for marketing VIPLAS/SD in 1998 and 1999. The Company is obligated to spend $2,000,000 during the two-year period ending December 31, 1999. Additionally, a joint marketing committee will coordinate all marketing activities for VIPLAS/SD. The exclusive Distribution Agreement between the Company and the Red Cross provides that the Red Cross will use its best efforts to insure universal availability of the Company's virally inactivated plasma products to all potential customers, including both Red Cross blood centers and non-Red Cross blood centers. This agreement replaces the previous collaboration agreement among the Red Cross, NYBC and the Company (the "Original Agreement"). Under the Original Agreement, the Red Cross made a $3,000,000 non-interest bearing, unsecured loan to the Company to be used to fund improvements to the Company's manufacturing facility. The loan amortizes at the rate of 15% per year commencing upon FDA marketing approval of VIPLAS/SD, with a balloon payment due in year five. Amounts outstanding under this loan were $3,000,000 at December 31, 1997. The loan has not been discounted since the ultimate repayment terms of the loan could not be determined at the time of the advances since repayment is subject to FDA marketing approval of VIPLAS/SD. A portion of the liability has been classified as short-term in the 1997 accompanying balance sheet based on the anticipated market approval of VIPLAS/SD during 1998. If the Company was not to receive market approval for VIPLAS/SD, the Company would not be obligated to repay the advances.

  United States Surgical Corporation. In September 1996, the Company entered into an Exclusive Distribution Agreement with United States Surgical Corporation ("U.S. Surgical") regarding VIGuard Fibrin Sealant for a period of 15 years, which was amended in October 1996. U.S. Surgical is primarily engaged in the development, manufacture and commercialization of surgical wound products for hospitals throughout the world. In connection with entering into the agreement, U.S. Surgical paid a $3,000,000 up front fee to the Company. U.S. Surgical has agreed to fully fund all direct clinical and regulatory costs associated with the development and regulatory approval of VIGuard Fibrin Sealant after the initial Phase II trial conducted by the Company. In addition, U.S. Surgical has agreed, subject to termination upon notice, to pay a substantial portion of agreed upon research and development costs for improvements or, in return for exclusive rights, enhancements to VIGuard Fibrin Sealant. Pursuant to this agreement, the Company granted U.S. Surgical the mutually exclusive worldwide right, until October 2011, to seek, in its own name as permitted by law, necessary government approvals for and to use, market, distribute and sell fibrin sealants, and any improvements thereto. This exclusive distribution agreement further provides U.S. Surgical with a first option to obtain exclusive distribution rights on any enhanced products, new products or new applications, as defined, developed by the Company. The first option on rights to enhanced products is for a transfer price to be negotiated in good faith by the parties as well as U.S. Surgical sharing in specified research and development costs for the enhanced product. U.S. Surgical must achieve certain minimum sales of the products to maintain its exclusive rights under the agreement. Under the exclusive distribution agreement, the Company has agreed to supply U.S. Surgical's forecasted demand for the products and if it is unable to supply such forecasted demand, plus an excess of up to 25% over such forecasted demand, U.S. Surgical has an option to make arrangements to have the excess demand for such products produced by third-party manufacturers until the later of one year or the Company's supply of such demand. The NYBC was paid a royalty in connection with the execution of this agreement, which is included in research and development expense in the accompanying 1996 statement of operation.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


12. INCOME TAXES

  The Company's deferred tax assets as of December 31, 1996 and 1997, respectively, are estimated as follows:

                                                         1996          1997
                                                      -----------  ------------
   Deferred tax assets:
    Net operating loss carryforward.................. $ 2,003,000  $  6,474,000
    Start-up expenditures............................   2,864,000     2,125,000
    Depreciation and amortization....................   1,005,000     1,603,000
    Replacement cost of plasma.......................   1,681,000     1,261,000
    Other, net.......................................     246,000     1,495,000
                                                      -----------  ------------
      Total..........................................   7,799,000    12,958,000
   Valuation allowance...............................  (7,799,000)  (12,958,000)
                                                      -----------  ------------
   Net deferred taxes................................ $       --   $        --
                                                      ===========  ============

  A valuation allowance for 1996 and 1997 has been applied to offset the respective deferred tax assets in recognition of the uncertainty that such tax benefits will be realized.

  At December 31, 1997, the Company has available net operating loss carryforwards for federal and state income tax reporting purposes of approximately $15,790,000, and has available research and development credit carryforwards for federal income tax reporting purposes of approximately $437,000, which are available to offset future taxable income, if any. These carryforwards expire beginning in 2010. The Company's ability to use such net operating loss and research and development credit carryforwards is limited by change of control provisions under Section 382 of the Internal Revenue Code.

13. INDUSTRIAL DEVELOPMENT AUTHORITY

  In order to obtain certain economic development incentives, including sales tax exemptions, real estate tax abatements and mortgage tax exemptions, the Company transferred its real property, building and fixtures (the "Property") to the Suffolk County Industrial Development Agency (the "IDA") and leases back the Property from the IDA under a Facility Lease Agreement (the "Lease Agreement") which terminates on March 1, 2007. Further, the Company entered into a Mortgage, Security Agreement and Fixture Filing whereby the Company and the IDA mortgaged the Property to Bayer to secure certain obligations of the Company to Bayer, including Bayer's march-in rights under the Processing Agreement (see note 7). The Company also entered into a Mortgage, Security Agreement and Fixture Filing whereby the Company and the IDA mortgaged the Property to a bank to secure certain obligations of the Company to the bank (see note 7). Under the Lease Agreement, the Company is responsible for all expenses associated with the Property and is responsible for annual basic rent payments of one dollar ($1.00). The Lease Agreement contains an early termination provision whereby the Company has the option to terminate the Lease Agreement at any time. Upon termination or expiration of the lease term, the Company is required to purchase the facility for one dollar ($1.00) plus all unpaid payments in lieu of real estate taxes. The Property is included in property, plant and equipment on the accompanying balance sheets. The Company also entered into a security agreement with the IDA related to equipment leased by the Company under a Master Equipment Lease Agreement with a third party (see note 15).

14. PROFIT SHARING 401(K) PLAN

  Effective January 1, 1995, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. All eligible employees may elect to contribute a portion of their wages to the 401(k) Plan, subject to certain limitations. Although the Company does not match employee contributions at this time, the Company is currently reviewing its policy.

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


15. CAPITAL LEASE OBLIGATION

  On April 8, 1996, the Company entered into a Master Equipment Lease Agreement ("the Master Lease") under which the Company borrowed $6,200,000 to be used for leasing production equipment. The Company utilized the proceeds to fund progress payments required under various equipment agreements with third party vendors. The Company was required to pay interest on the notes payable only until all of the equipment was ready for use at which time the notes payable were converted to a capital lease obligation. In addition, the lease facility required an 8.0% security deposit and first and last month's rent to be paid upon each funding. The security deposit will be refunded upon FDA marketing approval of VIPLAS/SD. The Master Lease contains escalating monthly lease payments over a five-year period. The Master Lease also contains an early purchase option and an option to purchase the equipment at 15.0% of the equipment cost at the end of the lease term. The effective interest rate is approximately 16.2% per annum.

  Annual minimum rental payments and related interest under the Master Lease are as follows:

      1998........................................................... $1,592,000
      1999...........................................................  1,760,000
      2000...........................................................  1,807,000
      2001...........................................................    270,000
                                                                      ==========

16. COMMITMENTS AND CONTINGENCIES

 Lease Agreement

  On June 21, 1996, the Company entered into a Lease Agreement for occupancy of 12,000 square feet of laboratory and office space. The initial term of the lease is five years with options to renew thereafter, with a three-year early termination provision. The Lease commenced December 1, 1996. The owner provided $1,800,000 of construction funding to cover the costs associated with constructing and equipping the laboratory and offices. Included in other receivables at December 31, 1996 are reimbursable construction costs of $1,384,000 incurred by the Company in connection with such leasehold improvements, which the Company was reimbursed by the owner in 1997. Further, if the Company elects to terminate the lease at the end of year three, it is not responsible for a portion of the rental payments in years four and five. Rental expense in 1996 and 1997 was $107,000 and $415,000, respectively.

  Annual minimum rental payments are as follows:

      1998............................................................. $417,000
      1999.............................................................  427,000
      2000.............................................................  436,000
      2001.............................................................  436,000
                                                                        ========

  In connection with the Lease, the Company issued to the owner a Warrant to purchase 3,577 shares of the Company's common stock at $2.80 per share, subject to adjustment as defined in the Warrant Agreement. The Warrant is exercisable at any time during the term of the Lease Agreement. In addition, the Owner has certain registration rights, as defined (see note 8).

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

 Supply Agreements

  The Company has entered into certain raw material supply agreements for initial terms of up to five years following FDA marketing approval of VIPLAS/SD. Under the agreements, the Company is obligated to purchase minimum quantities at pricing levels, as defined, totaling $800,000 over the term of the agreements. The party to one of the supply agreements is an affiliate of Pall (see note 17).

 Employment Arrangements

  The Company provides a severance arrangement for its executives and key employees which includes salary continuance and health benefits for a six-month period and accelerated vesting of certain options. In certain instances salary continuance extends up to a one-year period.

 Litigation

  There are no material legal proceedings pending against the Company or its properties to which the Company is a party.

  The Company is aware that in the course of ongoing litigation between the NYBC and a third party, the third party has asserted claims against the NYBC based on breach of a contract that was executed in 1988 by those parties and rights thereunder were assigned to the Company in 1995. The third party has claimed that it is entitled to payments from the NYBC based on improvements in albumin throughput yields attributable to certain filtration technology licensed to the NYBC by the third party. The Company understands that the NYBC believes it has meritorious defenses against this third party's claims and, in any event, as part of the assignment of the NYBC's rights under the disputed contract by the NYBC to the Company, the Company assumed no responsibility for pre-existing liabilities under the contract. However, there can be no assurance that the third party will not assert claims against the Company under that contract similar in nature to the claims being asserted against the NYBC. No such claims have been asserted to date. The Company believes that it would have meritorious defenses against any such claims.

17. SUBSEQUENT EVENTS

 Proposed Initial Public Offering of Common Stock and Reverse Stock Split

  On January 23, 1998, the Board of Directors authorized the filing of a registration statement on Form S-1 with the Securities and Exchange Commission covering an initial public offering of the Company's common stock. In February 1998, the Company amended its Certificate of Incorporation to increase its authorized common stock to 40,000,000 shares (see note 8). Further, in February 1998, the Board of Directors authorized and the stockholders approved a 1-for-2.795 reverse split of the Company's common stock which became effective on February 23, 1998. All share amounts in these Financial Statements have been restated to reflect the reverse stock split.

 New Stock Plans

  In February 1998, the Company adopted the Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") under which employees may purchase shares of common stock at a discount from fair market value. There are 89,445 shares of common stock reserved for issuance under the Purchase Plan. To date, no shares of common stock have been issued under the 1998 Purchase Plan. The 1998 Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Rights to purchase common stock under the 1998 Purchase Plan are granted at the discretion of the Compensation Committee of the Board of Directors, which determines the frequency and duration of individual

                            V.I. TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

offerings under the 1998 Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock to the purchaser under the 1998 Purchase Plan is 85% of the lesser of the Company's common stock fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or both. The 1998 Purchase Plan terminates in February 2008.

  In February 1998, the Company adopted and the Board of Directors and the stockholders of the Company adopted the 1998 Director Stock Option Plan (the "1998 Director Plan"). All of the Directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the 1998 Director Plan. There are 89,445 shares of Common Stock reserved for issuance under the Director Plan, and to date no shares of common stock have been issued. Each Eligible Director will receive an annual option to purchase 1,788 shares of common stock (the "Option"). Each Option becomes fully exercisable on the first anniversary of the date of grant, provided that the optionholder is still a Director of the Company at the opening of business on such date. The 1998 Director Plan has a term of ten years. The exercise price for the Options is equal to the last sale price for the common stock on the business day immediately preceding the date of grant. The exercise price may be paid in cash or shares.

 New Collaboration

  On February 19, 1998, the Company and Pall entered into a series of agreements (the "Pall Agreements") providing for, among other things, a collaboration on the development and marketing of systems employing the Company's LAC and Quencher viral inactivation technologies for red blood cell and platelet concentrates. Pall is a leading manufacturer and supplier of filtration components including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood products. Under the Pall Agreements, Pall receives exclusive worldwide distribution rights to all the Company's systems incorporating viral inactivation technology for red blood cells and platelets. The parties have also agreed to share research, development, clinical and regulatory responsibilities and will equally share profits and joint expenses from operations (after each party is reimbursed for its cost of goods). Upon execution of the Pall Agreements in February 1998, Pall made a $4,000,000 equity investment representing 477,042 shares at $8.39 per share and has agreed to make a $5,000,000 equity investment contemporaneously with the closing of the Company's proposed initial public offering. In addition, the Pall Agreements provide that Pall will purchase up to $17,000,000 worth of the Company's common stock in installments tied to the achievement of specified development milestones. Such equity investments by Pall will be made at the prevailing market price per share. Pursuant to the Pall Agreements, certain existing stockholders of the Company have agreed to vote their shares of common stock of the Company to elect to the Board of Directors of the Company a nominee designated by Pall. Certain of the Pall Agreements may be terminated in certain circumstances including an event of default by either party which, in the case of the Company, includes the termination of the Company's current Chief Scientific Officer. The Company will record a charge to earnings in 1998 for the difference between the exercise price and fair market value, for the shares issued upon execution of the Pall Agreements.

     The following depiction appears on the inside back cover of this prospectus:

The heading "The VIPLAS/SD Viral Inactivation Process" appears at the top of the page. Underneath this heading appears the phrase "Untreated Blood Plasma Delivered to VITEX by Red Cross." An arrow is drawn from this phrase to a photograph of a stainless steel tank (the "Tank Photo") with the caption "Plasma Pooled and Treated by VITEX Solvent/Detergent Process." An arrow is drawn from the Tank Photo to a photograph of an adsorption column (the "Column Photo") with the caption "Solvents and Detergents Removed from Plasma in Adsorption Column." An arrow is drawn from the Column Photo to a photograph of a plasma bag filling machine (the "Machine Photo") with the caption "VIPLAS/SD Packaged in Sterile Bags." An arrow is drawn from the Machine Photo to a photograph of the Quality Assurance and Quality Control staff at VITEX (the "Staff Photo") with the caption "VIPLAS/SD Inspected by QA/QC staff." An arrow is drawn from the Staff Photo to a photograph of a walk-in freezer (the "Freezer Photo") with the caption "VIPLAS/SD Stored at -30C Pending Shipment to Red Cross." An arrow is drawn from the Freezer Photo to a photograph of bags filled with plasma with the caption "VIPLAS/SD ready for shipment to the Red Cross for marketing under the proposed name PLAS+(R)SD."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLIC-ITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
The Company..............................................................  13
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  22
Management...............................................................  43
Certain Transactions.....................................................  51
Principal Stockholders...................................................  52
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  59
Legal Matters............................................................  61
Experts..................................................................  61
Additional Information...................................................  61
Index to Financial Statements............................................ F-1

                               -----------------

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               3,000,000 SHARES



                                 [VITEX LOGO]


                                 COMMON STOCK

                               -----------------
                                  PROSPECTUS
                               -----------------


                                COWEN & COMPANY

                         SBC WARBURG DILLON READ INC.


                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, expected to be incurred by the Company in connection with the issuance and distribution of the Common Stock being registered under this registration statement.

   SEC Registration Fee                $ 15,267
   Nasdaq National Market Listing Fee    50,000
   NASD Filing Fee and Expenses           5,675
   Blue Sky Fees and Expenses             2,500
   Printing and Engraving Expenses      100,000
   Accounting Fees and Expenses         150,000
   Legal Fees and Expenses              430,000
   Transfer Agent and Registrar Fees      2,000
   Miscellaneous                         94,558
                                       --------
       Total                           $850,000
                                       ========

 Item 14. Indemnification of Directors and Officers

  Article NINTH of the Company's Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit.

  Article TENTH of the Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the board of directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

  Section 102(b)(7) of the General Corporation law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation except to the extent indemnification is approved by a court.

  Pursuant to Section 145 of the General Corporation Law of the State of Delaware and the By-laws of the Company, the Company maintains directors' and officers' liability insurance for its executive officers and directors against certain liabilities they may incur in their capacity as such.

  The Company has entered into agreements with all of its directors and executive officers affirming the Company's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

 Item 15. Recent Sales of Unregistered Securities

  (a) Since the beginning of 1995, the Registrant has sold and issued the following unregistered securities:

    In September 1995 the Registrant issued 2,683,363 shares (adjusted to reflect a dividend of 26,833 shares for every outstanding share of Common Stock declared in October 1995) to the NYBC in connection with the transfer of title to real property, building and fixtures used in the NYBC's plasma fractionation business and certain other specified tangible and intangible assets.

    In October 1995 the Registrant issued a warrant to purchase 715,563 shares of Common Stock to the NYBC exercisable at $2.80 per share in connection with a recapitalization of the Company. In September 1996 the NYBC exercised this warrant.

    In October 1995, the Registrant issued 1,788,908 shares of Common Stock at a purchase price of $2.80 per share to certain purchasers affiliated with Ampersand Specialty Materials and Chemicals III Limited Partnership.

    In connection with this financing the Registrant also issued a warrant to purchase 715,563 shares of Common Stock to Ampersand exercisable at $2.80 per share. In September 1996 Ampersand exercised this warrant.

    In June 1996, the Registrant issued 126,386 shares of Common Stock to certain purchasers affiliated with Ampersand Specialty Materials and Chemicals III Limited Partnership in consideration of the provision of an irrevocable standby letter of credit to secure a $5,000,000 loan from Chemical Bank.

    In June 1996, the Registrant issued 3,577 shares of Common Stock to CB Capital Investors, L.P. as part of an upfront fee in connection with the loan from Chemical Bank.

    In June 1996 a warrant to purchase 3,577 shares of Common Stock at $2.80 per share was issued to the Trustees of Columbia University ("TCU") in connection with the Company entering into a lease with TCU for its facility at Audubon Center.

    In April 1997, the Registrant sold 1,797,893 shares of Common Stock at a purchase price of $2.98 per share to CB Capital Investors, L.P. and in connection therewith issued a contingent stock purchase warrant to CB Capital Investors, L.P. to purchase up to 1% of the fully diluted equity of the Registrant for every $1,000,000 in subsequent private equity capital raised, subject to a cap of 5%, for a purchase price of $.028 per share.

    In April 1997 the Registrant issued a warrant to purchase 32,361 shares of Common Stock to Bear, Stearns & Co. Inc. exercisable at $.028 per share for services as a private placement agent in connection with the April 1997 financing.

    In January 1998, the Registrant issued 35,778 shares of Common Stock to the NYBC in consideration of the forgiveness of an obligation to pay $300,000 in royalty payments.

    In February 1998, the Registrant sold 477,042 shares of Common Stock for an aggregate purchase price of $4.0 million to Pall. In addition, Pall has agreed to invest $5.0 million in Common Stock concurrently with the Closing of this offering at a price per share equal to the price for which shares of Common Stock are sold in this offering, less underwriters' discounts and commissions.

    Since its inception the Registrant has issued options to purchase an aggregate of 1,698,880 shares of Common Stock under the 1998 Equity Incentive Plan, exercisable at a weighted average exercise price of $6.51 per share. Options for 146,511 shares have been exercised to date.

  (b) No underwriter was engaged in connection with the foregoing issuance of securities except that Bear, Stearns served as a private placement agent in connection with the April 1997 sale of shares to CB Capital Investors, L.P. The above described issuances of Common Stock were made in reliance upon
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as transactions not involving any public offering, and Rule 701 promulgated thereunder. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

 Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  1.1* Form of Underwriting Agreement.
  3.1  Certificate of Incorporation of Melville Biologics, Inc. (the
       "Company"), dated December 31, 1992.
  3.2 Certificate of Amendment of Certificate of Incorporation of the Company, dated October 26, 1995.
  3.3 Certificate of Amendment of Certificate of Incorporation of the Company, dated June 12, 1996.
  3.4 Certificate of Amendment of Certificate of Incorporation of the Company, dated August 26, 1996.
  3.5 Certificate of Amendment of Certificate of Incorporation of the Company, dated April 29, 1997.
  3.6 Certificate of Amendment of Certificate of Incorporation of the Company, dated February 18, 1998.
  3.7 Certificate of Amendment of Certificate of Incorporation of the Company, dated February 24, 1998.
  3.8 Form of Restated Certificate of Incorporation of Company, as proposed to be amended and restated.
  3.9  By-Laws of the Company, dated November 25, 1994, as amended on December
       12, 1997.
  3.10 Form of Amended and Restated By-laws of Company, as proposed to be amended and restated.
  4.1* Specimen of Common Stock Certificate.
  4.2  Stock Warrant between the Company and Bear, Stearns & Co. Inc., dated
       April 29, 1997.
  4.3  Warrant to Purchase Common Stock between the Company and the Trustees of
       Columbia University in the City of New York, dated June 21, 1996.
  4.4  Contingent Stock Subscription Warrant between the Company and CB Capital
       Investors, Inc., dated April 29, 1997.
  5.1  Opinion of Palmer & Dodge LLP.

  (a) Exhibits

 10.1    1998 Equity Incentive Plan.
 10.2    1998 Director Stock Option Plan.
 10.3    1998 Employee Stock Purchase Plan.
 10.4+*  Non-Exclusive License Agreement #1 for Solvent Detergent Treated Blood
         Derived Therapeutic Products between the Company and the New York
         Blood Center, Inc., dated September 21, 1995.
 10.5+*  Non-Exclusive License Agreement #2 for UV Treated Blood Derived
         Therapeutic Products between the Company and the New York Blood
         Center, Inc., dated September 21, 1995.
 10.6+*  Exclusive License Agreement #3 for Virally Inactivated Transfusion
         Plasma Products between the Company and the New York Blood Center,
         Inc., dated September 21, 1995, as amended on December 31, 1996 and
         July 1, 1997.
 10.7+*  Exclusive License Agreement #4 for Virally Inactivated Fibrin Sealant
         Thrombin Products between the Company and the New York Blood Center,
         Inc., dated September 21, 1995, as amended on September 27, 1996 and
         January 1, 1998.
 10.8+*  Exclusive License Agreement #5 for Virally Inactivated Cellular
         Products between the Company and the New York Blood Center, Inc., dated September 21, 1995, as amended on February 16, 1998.
 10.9+*  Omnibus License Agreement between the Company and the New York Blood
         Center, Inc., dated September 25, 1995.
 10.10+* Exclusive Distribution Agreement between the Company and United States
         Surgical Corporation, dated September 11, 1996, as amended on October
         3, 1996.
 10.11+* First Amended and Restated Agreement for Custom Processing between the
         Company and Bayer Corporation, dated January 24, 1996.
 10.12+* Modification Agreement between the Company and Bayer Corporation, dated December 22, 1997.
 10.13+* Supply, Manufacturing and Distribution Collaboration Agreement between the Company and the American National Red Cross, dated December 15,
         1997.
 10.14+* Amended and Restated Collaboration Agreement among the Company,
         American National Red Cross and the New York Blood Center, Inc., dated
         December 15, 1997.
 10.15+* Joint Development, Marketing and Distribution Agreement between the
         Company and Pall Corporation, dated February 19, 1998.
 10.16* Stock Purchase Agreement between Pall Corporation and the Company, dated February 19, 1998.
 10.17* Registration Rights Agreement between the Company and the Investors named therein, dated February 19, 1998.
 10.18*  Facility Lease Agreement between the Company and Suffolk County
         Industrial Development Agency, dated February 15, 1995.
 10.19*  Lease Agreement between the Company and Bayer Corporation, dated
         February 7, 1995.
 10.20*  Sublease Agreement between the Company and Bayer Corporation, dated
         February 7, 1995.
 10.21*  Security Agreement between the Company and Bayer Corporation, dated
         December 22, 1997.
 10.22* Lease between the Company and the Trustees of Columbia University in the City of New York, dated June 21, 1996.
 10.23*  Settlement Agreement between the Company and Bayer Corporation, dated
         July 1, 1997.
 10.24   Letter Agreement between the Company and Thomas R. Ostermueller, dated
         November 7, 1997.
 10.25   Memorandum from John Barr to Joanne Leonard, dated December 23, 1997.
 10.26   Employment Agreement between the Company and Bernard Horowitz, dated
         January 15, 1998.
 10.27   Letter Agreement between the Company and John R. Barr, dated November
         10, 1997.
 10.28   Memorandum from Rick Charpie to the Company's Vice Presidents, dated
         October 28, 1997.
 10.29* Credit Agreement between the Company and The Chase Manhattan Bank, dated December 22, 1997.
 10.30*  Intercreditor Agreement among the Company, Bayer Corporation and The
         Chase Manhattan Bank, dated December 22, 1997.

  (a) Exhibits

 10.31* Mortgage and Security Agreement among the Company, Suffolk County
        Industrial Development Agency and The Chase Manhattan Bank, dated
        December 22, 1997.
 10.32* Guaranty and Collateral Agreement between the Company and The Chase
        Manhattan Bank, dated December 22, 1997.
 10.33  Form of Indemnification Agreement.
 23.1   Consent of Palmer & Dodge LLP (to be included in Exhibit 5.1).
 23.2   Consent of Amster Rothstein & Ebenstein.
 23.3   Consent of KPMG Peat Marwick LLP.
 24.1   Power of Attorney (included in signature page hereto).
 24.2   Certified resolutions of the Company authorizing power of attorney.
 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act.

  (b) Financial Statement Schedules

  All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

 Item 17. Undertakings

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on February 26, 1998.

                                          V.I. TECHNOLOGIES, INC.

                                                     /S/ JOHN R. BARR
                                          By:__________________________________
                                                       JOHN R. BARR
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of V.I. Technologies, Inc., hereby severally constitute and appoint John R. Barr, Joanne M. Leonard and William T. Whelan, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-1 (including Pre-and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

          /S/ JOHN R. BARR           President, Chief            February 26,
---------------------------------     Executive Officer and          1998
            JOHN R. BARR              Director (Principal
                                      Executive Officer)

        /S/ JOANNE M. LEONARD        Vice President, Chief       February 26,
---------------------------------     Financial Officer and          1998
          JOANNE M. LEONARD           Treasurer (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)

          /S/ DAVID TENDLER          Director                    February 26,
---------------------------------                                    1998
            DAVID TENDLER

       /S/ RICHARD A. CHARPIE        Director                    February 26,
---------------------------------                                    1998
         RICHARD A. CHARPIE

      /S/ JEREMY HAYWARD-SURRY       Director                    February 26,
---------------------------------                                    1998
        JEREMY HAYWARD-SURRY

     /S/ BERNARD HOROWITZ, PH.D.     Director                    February 26,
---------------------------------                                    1998
       BERNARD HOROWITZ, PH.D.

          /S/ IRWIN LERNER           Director                    February 26,
---------------------------------                                    1998
            IRWIN LERNER

         /S/ PETER D. PARKER         Director                    February 26,
---------------------------------                                    1998
           PETER D. PARKER

   /S/ DAMION E. WICKER, M.D.        Director                    February 26,
---------------------------------                                    1998
       DAMION E. WICKER, M.D.

                                 EXHIBIT INDEX

 (a) Exhibits                                                          PAGE NO.
 ------------                                                          --------
  1.1*        Form of Underwriting Agreement.
  3.1         Certificate of Incorporation of Melville Biologics,
              Inc. (the "Company"), dated December 31, 1992.
  3.2         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated October 26, 1995.
  3.3         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated June 12, 1996.
  3.4         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated August 26, 1996.
  3.5         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated April 29, 1997.
  3.6         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated February 18, 1998.
  3.7         Certificate of Amendment of Certificate of
              Incorporation of the Company, dated February 24, 1998.
  3.8         Form of Restated Certificate of Incorporation of
              Company, as proposed to be amended and restated.
  3.9         By-Laws of the Company, dated November 25, 1994, as
              amended on December 12, 1997.
  3.10        Form of Amended and Restated By-laws of Company, as
              proposed to be amended and restated.
  4.1*        Specimen of Common Stock Certificate.
  4.2         Stock Warrant between the Company and Bear, Stearns &
              Co. Inc., dated April 29, 1997.
  4.3         Warrant to Purchase Common Stock between the Company
              and the Trustees of Columbia University in the City of
              New York, dated June 21, 1996.
  4.4         Contingent Stock Subscription Warrant between the
              Company and CB Capital Investors, Inc., dated April
              29, 1997.
  5.1         Opinion of Palmer & Dodge LLP.
 10.1         1998 Equity Incentive Plan.
 10.2         1998 Director Stock Option Plan.
 10.3         1998 Employee Stock Purchase Plan.
 10.4+*       Non-Exclusive License Agreement #1 for Solvent
              Detergent Treated Blood Derived Therapeutic Products
              between the Company and the New York Blood Center,
              Inc., dated September 21, 1995.
 10.5+*       Non-Exclusive License Agreement #2 for UV Treated
              Blood Derived Therapeutic Products between the Company
              and the New York Blood Center, Inc., dated September
              21, 1995.
 10.6+*       Exclusive License Agreement #3 for Virally Inactivated
              Transfusion Plasma Products between the Company and
              the New York Blood Center, Inc., dated September 21,
              1995, as amended on December 31, 1996 and July 1,
              1997.
 10.7+*       Exclusive License Agreement #4 for Virally Inactivated
              Fibrin Sealant Thrombin Products between the Company
              and the New York Blood Center, Inc., dated September
              21, 1995, as amended on September 27, 1996 and January
              1, 1998.
 10.8+*       Exclusive License Agreement #5 for Virally Inactivated
              Cellular Products between the Company and the New York
              Blood Center, Inc., dated September 21, 1995, as
              amended on February 16, 1998.
 10.9+*       Omnibus License Agreement between the Company and the
              New York Blood Center, Inc., dated September 25, 1995.
 10.10+*      Exclusive Distribution Agreement between the Company
              and United States Surgical Corporation, dated
              September 11, 1996, as amended on October 3, 1996.
 10.11+*      First Amended and Restated Agreement for Custom
              Processing between the Company and Bayer Corporation,
              dated January 24, 1996.
 10.12+*      Modification Agreement between the Company and Bayer
              Corporation, dated December 22, 1997.
 10.13+*      Supply, Manufacturing and Distribution Collaboration
              Agreement between the Company and the American
              National Red Cross, dated December 15, 1997.
 10.14+*      Amended and Restated Collaboration Agreement among the
              Company, American National Red Cross and the New York
              Blood Center, Inc., dated December 15, 1997.
 10.15+*      Joint Development, Marketing and Distribution
              Agreement between the Company and Pall Corporation,
              dated February 19, 1998.
 10.16*       Stock Purchase Agreement between Pall Corporation and
              the Company, dated February 19, 1998.
 10.17*       Registration Rights Agreement between the Company and
              the Investors named therein, dated February 19, 1998.

                                                                       PAGE NO.
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
 10.18* Facility Lease Agreement between the Company and Suffolk
        County Industrial Development Agency, dated February 15,
        1995.
 10.19* Lease Agreement between the Company and Bayer Corporation, dated February 7, 1995.
 10.20* Sublease Agreement between the Company and Bayer
        Corporation, dated February 7, 1995.
 10.21* Security Agreement between the Company and Bayer
        Corporation, dated December 22, 1997.
 10.22* Lease between the Company and the Trustees of Columbia
        University in the City of New York, dated June 21, 1996.
 10.23* Settlement Agreement between the Company and Bayer
        Corporation, dated July 1, 1997.
 10.24  Letter Agreement between the Company and Thomas R.
        Ostermueller, dated November 7, 1997.
 10.25  Memorandum from John Barr to Joanne Leonard, dated December
        23, 1997.
 10.26  Employment Agreement between the Company and Bernard
        Horowitz, dated January 15, 1998.
 10.27  Letter Agreement between the Company and John R. Barr, dated
        November 10, 1997.
 10.28  Memorandum from Rick Charpie to the Company's Vice
        Presidents, dated October 28, 1997.
 10.29* Credit Agreement between the Company and The Chase Manhattan
        Bank, dated December 22, 1997.
 10.30* Intercreditor Agreement among the Company, Bayer Corporation and The Chase Manhattan Bank, dated December 22, 1997.
 10.31* Mortgage and Security Agreement among the Company, Suffolk
        County Industrial Development Agency and The Chase Manhattan
        Bank, dated December 22, 1997.
 10.32* Guaranty and Collateral Agreement between the Company and
        The Chase Manhattan Bank, dated December 22, 1997.
 10.33  Form of Indemnification Agreement.
 23.1   Consent of Palmer & Dodge LLP (to be included in Exhibit
        5.1).
 23.2   Consent of Amster Rothstein & Ebenstein.
 23.3   Consent of KPMG Peat Marwick LLP.
 24.1   Power of Attorney (included in signature page hereto).
 24.2   Certified resolutions of the Company authorizing power of
        attorney.
 27.1   Financial Data Schedule.

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*  To be filed by amendment.
+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange
   Commission pursuant to Rule 406 of the Securities Act.